      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 2001


                                                      REGISTRATION NO. 333-59380

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               JOHNSON & JOHNSON
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            NEW JERSEY                            2834                            22-1024240
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                          ONE JOHNSON & JOHNSON PLAZA
                        NEW BRUNSWICK, NEW JERSEY 08933
                           TELEPHONE: (732) 524-0400
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                             JAMES R. HILTON, ESQ.
                            MICHAEL H. ULLMANN, ESQ.
                               JOHNSON & JOHNSON
                          ONE JOHNSON & JOHNSON PLAZA
                        NEW BRUNSWICK, NEW JERSEY 08933
                           TELEPHONE: (732) 524-0400
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

           ROBERT I. TOWNSEND, III, ESQ.                             ALAN JACOBS, ESQ.
              CRAVATH, SWAINE & MOORE                       HELLER EHRMAN WHITE & MCAULIFFE LLP
                  WORLDWIDE PLAZA                                  275 MIDDLEFIELD ROAD
                 825 EIGHTH AVENUE                                 MENLO PARK, CA 94025
                NEW YORK, NY 10019                               TELEPHONE: (650) 324-7000
             TELEPHONE: (212) 474-1000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the merger.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED             PROPOSED
                                                                         MAXIMUM              MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
       SECURITIES TO BE REGISTERED(1)            BE REGISTERED          PER UNIT          OFFERING PRICE      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share.....    289,913,202(2)             N/A          $12,874,512,809(3)      $3,218,628(4)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


(1) This Registration Statement relates to securities of the registrant issuable to holders of common stock, par value $.005 per share ("ALZA common stock"), of ALZA Corporation, a Delaware corporation ("ALZA"), in the proposed merger of Express Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the registrant ("Merger Sub"), with and into ALZA.

(2) Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 295,829,798, the aggregate number of shares of ALZA common stock outstanding on April 19, 2001 (other than shares owned by ALZA, Merger Sub or the registrant) or issuable pursuant to the exercise of outstanding options or upon conversion of debentures prior to the date the merger is expected to be completed and (b) an exchange ratio of 0.98 shares of the registrant's common stock for each share of ALZA common stock. The exchange ratio has been adjusted from the exchange ratio of 0.49 that is currently in effect under the merger agreement to reflect the registrant's two-for-one stock split which is expected to be effected on or about June 12, 2001.

(3) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant's common stock was calculated based upon the market value of shares of ALZA common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (a) $43.52, the average of the high and low prices per share of ALZA common stock on April 19, 2001, as reported on the New York Stock Exchange Composite Transactions Tape, multiplied by (b) 295,829,798, the aggregate number of shares of ALZA common stock outstanding as of April 19, 2001 (other than shares owned by ALZA, Merger Sub or the registrant) or issuable pursuant to the exercise of outstanding options or upon conversion of debentures prior to the date the merger is expected to be completed.

(4) Previously paid.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                     [ALZA LOGO]
                                ALZA CORPORATION

                              1900 CHARLESTON ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043


                                                                    May 14, 2001


Dear Stockholder:


     You are cordially invited to attend the special meeting of stockholders of ALZA Corporation to be held on Thursday, June 21, 2001, at 9:30 a.m., local time, at ALZA's headquarters, located at 1900 Charleston Road, Mountain View, California.



     At the special meeting, we will ask you to vote on the merger of ALZA with a subsidiary of Johnson & Johnson. In the merger, you will receive 0.98 shares of Johnson & Johnson common stock for each share of ALZA common stock that you own (after giving effect to an adjustment to the exchange ratio of 0.49 provided in the merger agreement to reflect Johnson & Johnson's two-for-one stock split, which is expected to be effected on or about June 12, 2001). You will receive cash for any fractional shares of Johnson & Johnson common stock that you would be entitled to receive in the merger.



     Johnson & Johnson common stock is listed on the New York Stock Exchange under the trading symbol "JNJ" and on May 11, 2001, its closing price was $97.26 per share (which, after giving effect to Johnson & Johnson's two-for-one stock split which is expected to be effected on or about June 12, 2001, would be the equivalent of a closing price of $48.63 per share).


     The ALZA board of directors has carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the ALZA board of directors has determined that the terms of the merger agreement and the merger are advisable to ALZA and its stockholders. THE ALZA BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.


     Your vote is important. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the shares of ALZA common stock outstanding and entitled to vote at the special meeting. Failure to submit a signed proxy or vote in person at the special meeting will have the same effect as a vote against the adoption of the merger agreement. Only stockholders who owned shares of ALZA common stock at the close of business on May 9, 2001 will be entitled to vote at the special meeting.


     PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY. If you hold your shares in "street name", you should instruct your broker how to vote in accordance with your voting instruction form.


     The accompanying proxy statement/prospectus explains the proposed merger and merger agreement and provides specific information concerning the special meeting. Please review this document carefully. YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS RELATING TO THE MERGER" ON PAGE 12 OF THIS PROXY STATEMENT/PROSPECTUS BEFORE VOTING.


                                          Sincerely,

                                          /s/ Ernest Mario
                                          Ernest Mario
                                          Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE JOHNSON & JOHNSON COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             This proxy statement/prospectus is dated May 14, 2001,


      and is first being mailed to stockholders on or about May 17, 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Johnson & Johnson and ALZA from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

    JOHNSON & JOHNSON                              ALZA CORPORATION
    One Johnson & Johnson Plaza                    1900 Charleston Road
    New Brunswick, NJ 08933                        Mountain View, California 94043
    Attention: Office of Corporate Secretary       Attention: Investor Relations
    Telephone: (732) 524-2455                      Telephone: (650) 564-5222


     If you would like to request documents, please do so by June 14, 2001 in order to receive them before the special meeting.



             See "Where You Can Find More Information" on page 70.

                                ALZA CORPORATION

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 21, 2001


To the Stockholders of ALZA Corporation:


     We will hold a special meeting of stockholders of ALZA Corporation on Thursday, June 21, 2001, at 9:30 a.m., local time, at ALZA's headquarters, located at 1900 Charleston Road, Mountain View, California, for the following purpose:



     To consider and vote upon a proposal to adopt the merger agreement among Johnson & Johnson, Express Merger Sub Inc., a wholly owned subsidiary of Johnson & Johnson, and ALZA. In the merger, ALZA will become a wholly owned subsidiary of Johnson & Johnson, and each outstanding share of ALZA common stock will be converted into the right to receive 0.98 shares of Johnson & Johnson common stock (after giving effect to an adjustment to the exchange ratio of 0.49 provided in the merger agreement to reflect Johnson & Johnson's two-for-one stock split, which is expected to be effected on or about June 12, 2001).


     We will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement of it by the ALZA board of directors.


     Only stockholders who owned shares of ALZA common stock at the close of business on May 9, 2001, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of it.


     We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the shares of ALZA common stock outstanding and entitled to vote at the special meeting. Holders of ALZA common stock have no appraisal rights under Delaware law in connection with the merger. This proxy statement/prospectus describes the proposed merger and the actions to be taken in connection with the merger and provides additional information about the parties involved. Please give this information your careful attention.

     THE ALZA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

     Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time prior to its exercise in the manner described in this proxy statement/prospectus. Any stockholder present at the special meeting, including any adjournment or postponement of it, may revoke such stockholder's proxy and vote personally on the merger agreement to be considered at the special meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" the adoption of the merger agreement.

     Please do not send any stock certificates at this time.

                                          By order of the board of directors,

                                          /s/ Julian N. Stern
                                          Julian N. Stern
                                          Secretary

Mountain View, California

May 14, 2001

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    2
  General...................................................    2
  The Special Meeting.......................................    4
  The Merger................................................    4
  The Companies.............................................    6
  Market Prices and Dividend Information....................    6
  Comparative Per Share Information.........................    7
  Selected Historical Consolidated Financial Data of Johnson
     & Johnson..............................................    9
  Selected Historical Consolidated Financial Data of ALZA
     Corporation............................................   10
RISK FACTORS RELATING TO THE MERGER.........................   12
THE SPECIAL MEETING.........................................   13
  Date, Time and Place......................................   13
  Purpose of the Special Meeting............................   13
  Record Date; Shares Entitled to Vote; Quorum..............   13
  Vote Required.............................................   13
  Shares Owned by ALZA Directors, Executive Officers and
     Affiliates.............................................   13
  Voting of Proxies.........................................   13
  Revocability of Proxies...................................   14
  Solicitation of Proxies...................................   14
THE COMPANIES...............................................   15
  ALZA......................................................   15
  Johnson & Johnson.........................................   15
  Significant Contracts Between ALZA and Johnson &
     Johnson................................................   15
THE MERGER..................................................   16
  Background to the Merger..................................   16
  Reasons for the Merger and Recommendation of the ALZA
     Board of Directors.....................................   17
  Opinions of J.P. Morgan Securities Inc. and Merrill Lynch,
     Pierce, Fenner &
     Smith Incorporated.....................................   19
  Interests of ALZA Directors and Executive Officers in the
     Merger.................................................   32
  Accounting Treatment......................................   34
  Form of the Merger........................................   35
  Merger Consideration......................................   35
  Ownership of Johnson & Johnson Following the Merger.......   35
  Conversion of Shares; Procedures for Exchange of
     Certificates; Fractional Shares........................   35
  Effective Time of the Merger..............................   36
  Stock Exchange Listing of Johnson & Johnson Common
     Stock..................................................   36
  Delisting and Deregistration of ALZA Common Stock.........   37
  Material United States Federal Income Tax Consequences of
     the Merger.............................................   37
  Regulatory Matters........................................   38
  Appraisal Rights..........................................   38
  ALZA Employee Benefits Matters............................   39
  Effect on Awards Outstanding Under ALZA Stock Plans.......   40
  Resale of Johnson & Johnson Common Stock..................   41
THE MERGER AGREEMENT........................................   42
  Conditions to the Completion of the Merger................   42

                                                              PAGE
                                                              ----
  No Solicitation...........................................   44
  Termination of the Merger Agreement.......................   46
  Fees and Expenses.........................................   47
  Conduct of Business Pending the Merger....................   47
  Representations and Warranties............................   51
  Certificate of Incorporation and By-laws of the Surviving
     Corporation............................................   52
  Amendment; Extension and Waiver...........................   52
THE STOCK OPTION AGREEMENT..................................   53
  General...................................................   53
  Exercise of the Option....................................   53
  Adjustments to Number and Type of Shares..................   53
  Cash Payments for the Option..............................   54
  Limitation on Total Profit................................   54
  Registration Rights and Listing...........................   54
  Assignability.............................................   54
  Effect of Stock Option Agreement..........................   55
COMPARATIVE STOCK PRICES AND DIVIDENDS......................   56
DESCRIPTION OF JOHNSON & JOHNSON CAPITAL STOCK..............   57
COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF JOHNSON &
  JOHNSON AND ALZA..........................................   58
  Capitalization............................................   58
  Number, Election, Vacancy and Removal of Directors........   58
  Amendments to Charter Documents...........................   59
  Amendments to By-laws.....................................   60
  Action by Written Consent.................................   60
  Notice of Stockholder Actions.............................   61
  Special Stockholder Meetings..............................   62
  Stockholder Inspection Rights; Stockholder Lists..........   62
  Limitation of Personal Liability and Indemnification of
     Directors and Officers.................................   62
  Dividends.................................................   64
  Conversion................................................   64
  Rights Plan...............................................   64
  Voting Rights; Required Vote for Authorization of Certain
     Actions................................................   65
LEGAL MATTERS...............................................   69
EXPERTS.....................................................   70
OTHER MATTERS...............................................   70
FUTURE STOCKHOLDER PROPOSALS................................   70
WHERE YOU CAN FIND MORE INFORMATION.........................   70
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   73
ANNEXES
  Annex 1 -- Agreement and Plan of Merger
  Annex 2 -- Stock Option Agreement
  Annex 3 -- Opinion of J.P. Morgan Securities Inc.,
     formerly known as Chase Securities Inc.
  Annex 4 -- Opinion of Merrill Lynch, Pierce, Fenner &
     Smith Incorporated

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT WILL HAPPEN TO ALZA AS A RESULT OF THE MERGER?

A: If the merger is completed, ALZA will become a wholly owned subsidiary of Johnson & Johnson.

Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the adoption of the merger agreement. Because the required vote of ALZA stockholders is based upon the number of outstanding shares of ALZA common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the merger agreement.


   The special meeting will take place on Thursday, June 21, 2001, at 9:30 a.m., local time, at ALZA's headquarters, located at 1900 Charleston Road, Mountain View, California. You may attend the special meeting and vote your shares in person, rather than completing, signing, dating and returning your proxy.


Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy bearing a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to ALZA at 1900 Charleston Road, Mountain View, CA 94043,
   Attention: Secretary. Third, you can attend the special meeting and vote in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

Q: IF MY ALZA SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your ALZA shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the adoption of the merger agreement.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of ALZA common stock certificates. Please do not send in your stock certificates with your proxy.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We are working to complete the merger as quickly as possible. If approved by the ALZA stockholders, we expect to complete the merger near the end of the second quarter or early in the third quarter of 2001.


Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

   ALZA Corporation
   1900 Charleston Road
   Mountain View, CA 94043
   Attention: Investor Relations
   Telephone: (650) 564-5222

                                    SUMMARY


     This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you, including in particular the copies of the merger agreement, the stock option agreement and the opinions of J.P. Morgan Securities Inc., formerly known as Chase Securities Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated that are attached to this proxy statement/prospectus as Annexes 1, 2, 3 and 4, respectively. See also "Where You Can Find More Information" on page 70. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.


                                    GENERAL

WHAT ALZA STOCKHOLDERS WILL RECEIVE IN THE MERGER


     In the merger, holders of ALZA common stock will receive 0.98 shares of Johnson & Johnson common stock for each share of ALZA common stock that they own (after giving effect to an adjustment to the exchange ratio of 0.49 provided in the merger agreement to reflect Johnson & Johnson's two-for-one stock split, which is expected to be effected on or about June 12, 2001). ALZA stockholders will receive cash for any fractional shares of Johnson & Johnson common stock they would otherwise receive in the merger. The amount of cash for any fractional shares each ALZA stockholder will receive will be calculated by multiplying the fractional share interest to which that stockholder is entitled by the closing price of Johnson & Johnson common stock on the date on which the merger is completed as reported on the New York Stock Exchange Composite Transactions Tape.



OWNERSHIP OF JOHNSON & JOHNSON FOLLOWING THE MERGER (PAGE 35)



     Based on the number of outstanding shares of ALZA common stock on the record date, we anticipate that ALZA stockholders will receive approximately 234,340,252 shares of Johnson & Johnson common stock in the merger. Based on that number and on the number of outstanding shares of Johnson & Johnson common stock on May 9, 2001, as adjusted to reflect Johnson & Johnson's two-for-one stock split which is expected to be effected on or about June 12, 2001, ALZA stockholders will own approximately 8.4% of the outstanding shares of Johnson & Johnson common stock following the merger.



APPRAISAL RIGHTS (PAGE 38)


     Under Delaware law, ALZA stockholders will not have appraisal rights in connection with the merger.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 37)


     The merger is intended to qualify as a reorganization within the meaning of the Internal Revenue Code of 1986. Assuming the merger qualifies as a reorganization, holders of ALZA common stock will not recognize gain or loss for United States Federal income tax purposes as a result of the exchange of their ALZA common stock for Johnson & Johnson common stock in the merger, except for cash received instead of fractional shares of Johnson & Johnson common stock.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.


RECOMMENDATION OF THE ALZA BOARD OF DIRECTORS (PAGE 17)


     The ALZA board of directors believes that the merger and the other transactions contemplated by the merger agreement are advisable to ALZA and its stockholders and unanimously recommends that the stockholders vote "FOR" the adoption of the merger agreement.


     To review the background of and reasons for the merger, as well as certain risks related to the merger, see pages 12 and 16 through 19.

OPINIONS OF J.P. MORGAN SECURITIES INC. AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (PAGE 19)



     In deciding to approve the merger, the ALZA board of directors considered the opinions of J.P. Morgan Securities Inc., formerly known as Chase Securities Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, its financial advisors in connection with the merger, that, as of March 26, 2001, the date of the merger agreement, and based upon and subject to certain matters described in their respective opinions, the exchange ratio was fair, from a financial point of view, to ALZA stockholders. The opinions address only the fairness of the exchange ratio to ALZA stockholders from a financial point of view, do not address the merits of the underlying decision by ALZA to engage in the merger and do not constitute a recommendation to any ALZA stockholder as to how to vote on the proposal to adopt the merger agreement. The full text of the written opinions of JPMorgan and Merrill Lynch, which set forth the assumptions made, matters considered and limitations on the review undertaken in connection with each of the opinions, are attached as Annexes 3 and 4, respectively. You are urged to read each of the opinions carefully and in its entirety (please note that none of the JPMorgan opinion, the Merrill Lynch opinion or the summaries of the JPMorgan opinion and the Merrill Lynch opinion and the procedures and analyses underlying those opinions contained in this proxy statement/prospectus have been restated to give effect to the adjustment of the exchange ratio from
0.49 to 0.98 that will be made upon the effectiveness of Johnson & Johnson's two-for-one stock split which is expected to be effected on or about June 12,
2001).



INTERESTS OF ALZA DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (PAGE 32)


     In considering the recommendation of the ALZA board of directors in favor of the adoption of the merger agreement, ALZA stockholders should be aware that the members of the ALZA board of directors and ALZA's executive officers have personal interests in the merger that are different from, or in addition to, the interests of other ALZA stockholders. These interests include the following:

     - under ALZA's stock plans, all outstanding options to purchase shares of ALZA common stock, including those held by executive officers and directors of ALZA, will fully vest at the effective time of the merger and will be converted into options to purchase shares of Johnson & Johnson common stock, subject to adjustment to reflect the exchange ratio

     - restrictions on all the shares of restricted stock held by executive officers of ALZA will lapse at the effective time of the merger and the shares will be converted into shares of Johnson & Johnson common stock, subject to adjustment to reflect the exchange ratio

     - the executive officers of ALZA will be entitled to severance payments and payments in connection with agreements not to compete with ALZA, as the surviving corporation in the merger, in the event of the termination of their employment following the merger


     - under the ALZA Executive Deferral Plan, some of ALZA's executive officers will benefit from accelerated vesting of their accounts at the effective time of the merger and will be entitled to retirement benefits under the plan if their employment is terminated within two years of the closing of the merger and


     - all rights to indemnification and exculpation from liabilities for prior acts or omissions in favor of ALZA's directors and officers will be assumed by the surviving corporation in the merger, which will also provide directors' and officers' liability insurance coverage for six years on terms that are no less favorable than ALZA's current policies.

     The ALZA board of directors was aware of these interests and considered them, among other matters, when approving the merger.

     For a more complete description, see "The Merger -- Interests of ALZA Directors and Executive Officers in the Merger".

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF JOHNSON & JOHNSON AND ALZA (PAGE
58)


     ALZA stockholders, whose rights are currently governed by the ALZA certificate of incorporation, the ALZA by-laws and Delaware law, will, upon completion of the merger, become stockholders of Johnson & Johnson and their rights will be governed by the Johnson & Johnson certificate of incorporation, the Johnson & Johnson by-laws and New Jersey law.


                         THE SPECIAL MEETING (PAGE 13)



     The special meeting of ALZA stockholders will be held at ALZA's headquarters, located at 1900 Charleston Road, Mountain View, California, at 9:30 a.m., local time, on Thursday, June 21, 2001. At the special meeting, ALZA stockholders will be asked to adopt the merger agreement.



RECORD DATE; VOTING POWER (PAGE 13)



     ALZA stockholders are entitled to vote at the special meeting if they owned shares of ALZA common stock as of the close of business on May 9, 2001, the record date.



     On the record date, there were 239,122,707 shares of ALZA common stock entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of ALZA common stock that they owned on the record date.



VOTE REQUIRED (PAGE 13)


     The adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of ALZA common stock outstanding on the record date.


SHARES OWNED BY ALZA DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES (PAGE 13)



     On the record date, directors and executive officers of ALZA and their affiliates beneficially owned and were entitled to vote 3,723,924 shares of ALZA common stock, which represented approximately 1.5% of the shares of ALZA common stock outstanding on that date.



                              THE MERGER (PAGE 16)


     The merger agreement is attached as Annex 1 to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the principal document governing the merger.


CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 42)



     Johnson & Johnson and ALZA are obligated to complete the merger only if they satisfy, or in some cases, waive, several conditions, including the following:


     - the merger agreement has been adopted by the affirmative vote of stockholders of ALZA representing a majority of the shares of ALZA common stock outstanding on the record date

     - the shares of Johnson & Johnson common stock to be issued to ALZA stockholders upon completion of the merger have been approved for listing on the New York Stock Exchange


     - the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or has been terminated (such waiting period has been terminated)



     - the European Commission has issued a decision, or has been deemed to have done so, under Council Regulation No. 4064/89 of the European Community declaring the merger compatible with the Common Market (Johnson & Johnson and ALZA have been advised by the European Commission Merger Task Force that the merger is not notifiable to the European Commission because it lacks the requisite European Community dimension)


     - no temporary restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition is in effect that prevents the completion of the merger

     - the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, has been declared effective by the Securities and Exchange Commission and is not the subject of any stop order or proceedings seeking a stop order

     - Johnson & Johnson and ALZA have received letters from PricewaterhouseCoopers LLP and Ernst & Young LLP regarding those firms' concurrence with the Johnson & Johnson management's and the ALZA management's conclusions, respectively, that, as of the date the merger is completed, no conditions exist that would preclude accounting for the merger as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable Securities and Exchange Commission rules and regulations if the merger is completed in accordance with the merger agreement

     - ALZA has received from its tax counsel an opinion stating that the merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and

     - other customary contractual conditions set forth in the merger agreement.


     In addition, Johnson & Johnson is obligated to complete the merger only if there is no pending or threatened suit, action or proceeding by any governmental entity seeking to restrain or prohibit the completion of the merger, to limit Johnson & Johnson's or ALZA's ownership or operation of any material portion of either company's business or assets, to compel Johnson & Johnson or ALZA to divest or hold separate any material portion of any business or assets as a result of the merger, to prevent Johnson & Johnson from effectively controlling in any material respect the business or operations of ALZA or otherwise having, or being reasonably expected to have, a material adverse effect on ALZA.


     For a more complete description, see "The Merger Agreement -- Conditions to the Completion of the Merger".


TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEE (PAGES 46 AND 47)


     The merger agreement contains provisions addressing the circumstances under which Johnson & Johnson or ALZA may terminate the merger agreement. In addition, the merger agreement provides that, in several circumstances, ALZA may be required to pay Johnson & Johnson a termination fee of $180 million. For a more complete description, see "The Merger Agreement -- Termination of the Merger Agreement" and "-- Fees and Expenses".


THE STOCK OPTION AGREEMENT (PAGE 53)


     ALZA has granted an option to Johnson & Johnson to purchase up to 47,466,356 shares of ALZA common stock if any of the events occur that entitle Johnson & Johnson to receive the termination fee under the merger agreement. The stock option agreement limits the total amount of profit that Johnson & Johnson can receive under the agreement to $180 million.


REGULATORY MATTERS (PAGE 38)



     United States antitrust laws prohibit Johnson & Johnson and ALZA from completing the merger until they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Johnson & Johnson and ALZA each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on April 13, 2001. The Federal Trade Commission granted early termination of the waiting period under the HSR Act on May 9, 2001.



     Johnson & Johnson and ALZA have been advised by the European Commission Merger Task Force that the merger is not notifiable to the European Commission because it lacks the requisite European Community dimension. However, filings have been made in Germany and Belgium seeking approval of the merger and the merger is currently under review in these jurisdictions. Johnson & Johnson and ALZA believe that neither the German nor Belgian regulatory approval processes will materially delay or impede the completion of the merger.



ACCOUNTING TREATMENT (PAGE 34)


     Johnson & Johnson and ALZA expect the merger to qualify as a pooling of interests, which means that the merger of Johnson & Johnson and ALZA will be accounted for as if Johnson & Johnson and ALZA had always been combined for accounting and financial reporting purposes. As a result, the basis of ALZA's assets and liabilities will be reflected in Johnson & Johnson's financial statements at their historical book values and the shareholders' equity accounts of Johnson & Johnson and ALZA will be combined on Johnson & Johnson's consolidated balance sheet. On a pooling of interests accounting basis, Johnson & Johnson will retroactively restate its financial statements issued after completion of the merger to reflect the consolidated combined financial position and results of operations of Johnson & Johnson and ALZA as if the merger had taken place as of the earliest period covered by such financial statements.


FEES AND EXPENSES (PAGE 47)



     Each of Johnson & Johnson and ALZA will pay its own fees and expenses in connection with the merger, except that they will share equally the expenses incurred in connection with the filing, printing and mailing of the registration statement of which this proxy statement/prospectus is a part and the filing fees for the premerger notification and report forms under the HSR Act and any similar foreign antitrust laws.



                            THE COMPANIES (PAGE 15)


ALZA Corporation
1900 Charleston Road
Mountain View, CA 94043
Telephone: (650) 564-5000

     ALZA is a research-based pharmaceutical company with leading drug delivery technologies. ALZA applies its technologies to develop pharmaceutical products with enhanced therapeutic value for its own portfolio and for many of the world's leading pharmaceutical companies. ALZA's sales and marketing efforts are focused on urology, oncology and central nervous system products.

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Telephone: (732) 524-0400

     Johnson & Johnson, with approximately 99,200 employees, is the world's most comprehensive and broadly-based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. Johnson & Johnson has more than 190 operating companies in 51 countries around the world, selling products in more than 175 countries.


                MARKET PRICES AND DIVIDEND INFORMATION (PAGE 56)


     Shares of Johnson & Johnson common stock and ALZA common stock are listed on the New York Stock Exchange. The following table presents:

     - the last reported sale price of a share of Johnson & Johnson common stock, as reported by the Dow Jones & Company, Inc.

     - the last reported sale price of a share of ALZA common stock, as reported by the Dow Jones & Company, Inc. and

     - the market value of a share of ALZA common stock on an equivalent per share basis in each case on March 26, 2001, the last full trading day prior to the public announcement of the proposed merger, and on May 11, 2001, the last practicable trading day prior to the date of this proxy statement/prospectus. In order to give effect to Johnson & Johnson's two-for-one stock split which is expected to be effected on or about June 12, 2001, the equivalent price per share data for ALZA common stock has been determined by multiplying the last reported sale price of a share of Johnson & Johnson common stock on each of these dates by 0.5 and then multiplying such product by the exchange ratio of 0.98 (which will be the exchange ratio after Johnson & Johnson's two-for-one stock split has been effected).



                                            EQUIVALENT
                                            PRICE PER
                       JOHNSON &             SHARE OF
                        JOHNSON     ALZA       ALZA
                        COMMON     COMMON     COMMON
DATE                     STOCK     STOCK      STOCK
----                   ---------   ------   ----------
March 26, 2001.......   $85.38     $38.75     $41.84
May 11, 2001.........    97.26     47.00       47.66


     Johnson & Johnson declares and pays regular quarterly dividends. ALZA does not pay dividends. See "Comparative Stock Prices and Dividends".

                       COMPARATIVE PER SHARE INFORMATION

     The following table shows certain per share data of Johnson & Johnson and ALZA and also shows similar information reflecting the combination of the two companies, which is referred to as "pro forma" information. In presenting the comparative pro forma information, it is assumed that the companies have been combined for accounting and financial reporting purposes for all periods presented, as required by the pooling of interests method of accounting.


     The comparative per share data is derived from, and should be read with, the historical financial statements of Johnson & Johnson and the historical financial statements of ALZA that are included in the documents described under "Where You Can Find More Information" on page 70. The historical financial statements of Johnson & Johnson reflect the restatement of Johnson & Johnson's historical financial statements to reflect its merger in October 1999 with Centocor, Inc., which was accounted for using the pooling of interests method of accounting. The historical financial statements of ALZA reflect its merger in March 1999 with SEQUUS Pharmaceuticals, Inc., which was accounted for using the pooling of interests method of accounting.



     The ALZA "equivalent pro forma" data was calculated by multiplying the corresponding pro forma combined data by an exchange ratio of 0.49, the exchange ratio in the merger without giving effect to Johnson & Johnson's two-for-one stock split which is expected to be effected on or about June 12, 2001. This data shows how each share of ALZA common stock would have participated in net income and book value of Johnson & Johnson if the companies had always been combined for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of Johnson & Johnson. ALZA has not declared or paid any cash dividends during any of the periods presented. The notes below present certain information in the following tables on a post-split basis.



                                                                                           THREE MONTHS ENDED
                                                     FISCAL YEAR ENDED                -----------------------------
                                        -------------------------------------------   APRIL 2, 2000   APRIL 1, 2001
                                        JAN. 3, 1999   JAN. 2, 2000   DEC. 31, 2000    (UNAUDITED)     (UNAUDITED)
                                        ------------   ------------   -------------   -------------   -------------
JOHNSON & JOHNSON -- HISTORICAL
  Net income per diluted share........     $ 2.12         $ 2.94         $ 3.40          $ 0.93          $ 1.06
  Unaudited book value per share(1)...      10.13          11.67          13.52           12.34           14.42
  Cash dividends per share............       0.97           1.09           1.24            0.28            0.32



                                                                                           THREE MONTHS ENDED
                                                                                                MARCH 31,
                                              FISCAL YEAR ENDED DECEMBER 31,          -----------------------------
                                        -------------------------------------------       2000            2001
                                            1998           1999           2000         (UNAUDITED)     (UNAUDITED)
                                        ------------   ------------   -------------   -------------   -------------
ALZA -- HISTORICAL
  Net income per diluted share........     $ 0.53         $ 0.44         $ 0.95          $ 0.10          $ 0.21
  Unaudited book value per share(1)...       2.65           3.38           6.58            3.51            6.90
  Cash dividends per share............         --             --             --              --              --



                                                                                           THREE MONTHS ENDED
                                                     FISCAL YEAR ENDED                -----------------------------
                                        -------------------------------------------   APRIL 2, 2000   APRIL 1, 2001
                                        JAN. 3, 1999   JAN. 2, 2000   DEC. 31, 2000    (UNAUDITED)     (UNAUDITED)
                                        ------------   ------------   -------------   -------------   -------------
Unaudited pro forma combined net
  income per diluted share:
  Per Johnson & Johnson share(3)(6)...     $ 2.05         $ 2.80         $ 3.23          $ 0.88          $ 1.00
  Equivalent per ALZA share(3)(6).....       1.01           1.37           1.58            0.43            0.49

                                                                                           THREE MONTHS ENDED
                                                     FISCAL YEAR ENDED                -----------------------------
                                        -------------------------------------------   APRIL 2, 2000   APRIL 1, 2001
                                        JAN. 3, 1999   JAN. 2, 2000   DEC. 31, 2000    (UNAUDITED)     (UNAUDITED)
                                        ------------   ------------   -------------   -------------   -------------
Unaudited pro forma combined book
  value per share:
  Per Johnson & Johnson
     share(1)(4)(7)...................     $ 9.82         $11.34         $13.47          $11.99          $14.36
  Equivalent per ALZA
     share(1)(4)(7)...................       4.81           5.56           6.60            5.88            7.04



                                                                                           THREE MONTHS ENDED
                                                     FISCAL YEAR ENDED                -----------------------------
                                        -------------------------------------------   APRIL 2, 2000   APRIL 1, 2001
                                        JAN. 3, 1999   JAN. 2, 2000   DEC. 31, 2000    (UNAUDITED)     (UNAUDITED)
                                        ------------   ------------   -------------   -------------   -------------
Unaudited pro forma cash dividends
  equivalent per ALZA
  share(2)(5)(8)......................     $ 0.48         $ 0.53         $ 0.61          $ 0.14          $ 0.16


---------------
(1) Historical book value per share is computed by dividing shareowners' equity or stockholders' equity by the number of shares of common stock outstanding at the end of each period. Johnson & Johnson unaudited pro forma combined book value per share is computed by dividing unaudited pro forma shareowners' equity by the unaudited pro forma number of shares of Johnson & Johnson common stock that would have been outstanding had the merger been completed as of each balance sheet date.


(2) Johnson & Johnson's current quarterly dividend is $0.32 per share ($1.28 per share annualized) and is subject to future approval and declaration by the Johnson & Johnson board of directors. ALZA does not currently pay a cash dividend. The dividend policy of the combined company after the merger will be determined by the Johnson & Johnson board of directors following the merger. The calculation above assumes the historical dividend amounts on a per share basis would have been paid on all shares.



(3)Johnson & Johnson announced a two-for-one stock split on April 26, 2001 which is expected to be effected on or about June 12, 2001. Unaudited pro forma combined net income per diluted share on a post-split basis will be $1.02, $1.40 and $1.61 per Johnson & Johnson share, and $0.50, $0.68, $0.79 equivalent per ALZA share for the fiscal year ended January 3, 1999, January 2, 2000 and December 31, 2000, respectively.



(4)Johnson & Johnson announced a two-for-one stock split on April 26, 2001 which is expected to be effected on or about June 12, 2001. Unaudited pro forma combined book value per share on a post-split basis will be $4.91, $5.67 and $6.74 per Johnson & Johnson share, and $2.41, $2.78, $3.30 equivalent per ALZA share as of January 3, 1999, January 2, 2000 and December 31, 2000, respectively.



(5)Johnson & Johnson announced a two-for-one stock split on April 26, 2001 which is expected to be effected on or about June 12, 2001. Unaudited pro forma cash dividends per share on a post-split basis will be $0.24, $0.27 and $0.30 for the fiscal year ended January 3, 1999, January 2, 2000 and December 31, 2000, respectively.



(6)Johnson & Johnson announced a two-for-one stock split on April 26, 2001 which is expected to be effected on or about June 12, 2001. Unaudited pro forma combined net income per diluted share on a post-split basis will be $0.44 and $0.50 per Johnson & Johnson share, and $0.22 and $0.25 equivalent per ALZA share for the fiscal quarter ended April 2, 2000 and April 1, 2001, respectively.



(7)Johnson & Johnson announced a two-for-one stock split on April 26, 2001 which is expected to be effected on or about June 12, 2001. Unaudited pro forma combined book value per share on a post-split basis will be $6.00 and $7.18 per Johnson & Johnson share, and $2.94 and $3.52 equivalent per ALZA share as of April 2, 2000 and April 1, 2001, respectively.



(8)Johnson & Johnson announced a two-for-one stock split on April 26, 2001 which is expected to be effected on or about June 12, 2001. Unaudited pro forma cash dividends equivalent per ALZA share on a post-split basis will be $0.07 and $0.08 for the fiscal quarter ended April 2, 2000 and April 1, 2001, respectively.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JOHNSON & JOHNSON


     The following selected consolidated financial information of Johnson & Johnson as of and for the five fiscal years ended December 31, 2000 has been derived from Johnson & Johnson's audited historical financial statements incorporated by reference in this proxy statement/prospectus. The financial statements for those periods were audited by PricewaterhouseCoopers LLP, independent accountants. The financial information for Johnson & Johnson as of and for the three months ended April 1, 2001 and April 2, 2000 has been derived from the unaudited consolidated financial statements contained in Johnson & Johnson's Quarterly Report on Form 10-Q for the period ended April 1, 2001 incorporated by reference in this proxy statement/prospectus and, in the opinion of the Johnson & Johnson management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the three months ended April 1, 2001 are not necessarily indicative of results for the full fiscal year ending December 30, 2001. This information should be read in conjunction with management's discussion and analysis of results of operations and financial condition of Johnson & Johnson and the consolidated financial statements and notes thereto of Johnson & Johnson incorporated by reference into this proxy statement/prospectus.



     Neither the following selected consolidated financial information of Johnson & Johnson nor the audited historical financial statements or the unaudited consolidated financial statements incorporated by reference in this proxy statement/prospectus have been adjusted to give effect to Johnson & Johnson's two-for-one stock split which is expected to be effected on or about June 12, 2001.



                                                                                       THREE MONTHS ENDED
                                               FISCAL YEAR ENDED                    -------------------------
                               --------------------------------------------------    APRIL 2,      APRIL 1,
                               DEC. 29,   DEC. 28,   JAN. 3,   JAN. 2,   DEC. 31,      2000          2001
                                 1996       1997      1999      2000       2000     (UNAUDITED)   (UNAUDITED)
                               --------   --------   -------   -------   --------   -----------   -----------
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
EARNINGS DATA:
  Sales......................  $21,755    $22,830    $23,995   $27,471   $29,139      $ 7,319       $ 7,791
  Costs and expenses.........   17,735     18,243     19,813    21,718    22,517        5,427         5,651
  Earnings before taxes(1)...    4,020      4,587      4,182     5,753     6,622        1,892         2,140
  Net earnings(1)............  $ 2,882    $ 3,311    $ 3,003   $ 4,167   $ 4,800      $ 1,314       $ 1,500
  Net earnings per diluted
     share(1)................  $  2.05    $  2.34    $  2.12   $  2.94   $  3.40      $  0.93       $  1.06
  Cash dividends per share...  $ 0.735    $  0.85    $  0.97   $  1.09   $  1.24      $  0.28       $  0.32
BALANCE SHEET DATA (AT PERIOD
  END):
  Total assets...............  $20,603    $22,108    $27,292   $29,163   $31,321      $29,963       $31,875
  Long-term debt.............    1,465      1,181      1,729     2,450     2,037        2,443         1,571
  Shareowners' equity........  $11,324    $12,866    $14,077   $16,213   $18,808      $17,150       $20,092


---------------
(1) Results for the year ended January 3, 1999, excluding pre-tax restructuring and in-process research and development charges of $613 and $298, respectively, are:

Earnings before taxes.......................................  $5,093
Net earnings................................................   3,700
Net earnings per diluted share..............................    2.61

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ALZA CORPORATION


     The following selected consolidated financial information of ALZA at December 31, 1997, 1998, 1999 and 2000, and for each of the five fiscal years ended December 31, 2000, has been derived from ALZA's historical financial statements which were audited by Ernst & Young LLP, independent auditors. The consolidated balance sheet data at December 31, 1996 is unaudited and in the opinion of the ALZA management includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly ALZA's financial position as of that date. The consolidated statement of operations data for the fiscal years ended December 31, 1998, 1999 and 2000 and consolidated balance sheet data at December 31, 1999 and 2000 have been derived from audited consolidated financial statements incorporated by reference in this proxy statement/prospectus. The financial information for ALZA as of and for the three months ended March 31, 2001 and 2000 has been derived from the unaudited consolidated financial statements contained in ALZA's Quarterly Report on Form 10-Q for the period ended March 31, 2001 incorporated by reference in this proxy statement/prospectus and, in the opinion of the ALZA management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the three months ended March 31, 2001 are not necessarily indicative of results for the full fiscal year ending December 31, 2001. The consolidated statement of operations data for the fiscal years ended December 31, 1996 and 1997 and consolidated balance sheet data at December 31, 1996, 1997 and 1998 has been derived from consolidated financial statements not incorporated by reference into this proxy statement/prospectus. This information should be read in conjunction with management's discussion and analysis of results of operations and financial condition of ALZA and the consolidated financial statements and notes thereto incorporated by reference into this proxy statement/prospectus.



                                                                                              THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                           YEAR ENDED DECEMBER 31,                         -------------------------
                            ------------------------------------------------------            2000          2001
                             1996     1997           1998     1999           2000          (UNAUDITED)   (UNAUDITED)
                            ------   ------         ------   ------         ------         -----------   -----------
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenues............  $  446   $  504         $  647   $  796         $  988           $  202        $  298
Net income (loss).........      82     (275)(1)        108       91(2)         223(3)            20            53
Earnings (loss) per
  share(4):
  Basic...................    0.43    (1.41)          0.55     0.45           1.03             0.10          0.22
  Diluted.................    0.42    (1.41)          0.53     0.44           0.95             0.10          0.21
CONSOLIDATED BALANCE SHEET
  DATA (AT PERIOD END):
Cash and investments......  $1,033   $  561         $  514   $  599         $1,461           $  547        $1,441
Total assets..............   1,699    1,451          1,667    1,852          2,922            1,859         3,029
Total long-term
  liabilities.............     950      968          1,007    1,026          1,208            1,040         1,213
Total stockholders'
  equity..................     671      366            532      692          1,563              719         1,646


---------------
(1) Reflects a total of $369 (or $1.89 per share, diluted) of charges, including a $247 charge and $8 of interest expense related to ALZA's distribution of shares of Crescendo Pharmaceuticals Corporation, $108 for acquired in-process research and development, an asset write-down of $12 and costs of $2 related to a workforce reduction, less a tax benefit of $8.

(2) Reflects a total of $61 ($42 after tax, or $0.20 per share, diluted) of charges, including $32 relating to the acquisition of SEQUUS Pharmaceuticals, Inc., $13 resulting from a terminated merger agreement, $10 relating to a change in sales return policy and an increase in the reserve for sales rebates and $5 primarily relating to a write-off of uncollectible accounts receivable.

(3) Reflects a total of $35 of net credit, net of tax, including $5 ($3 after tax) relating to the consolidation of research and development operations, $12 ($11 after tax) relating to the purchase of Crescendo Pharmaceuticals Corporation and payment to Chong Kun Dang Pharmaceutical Corporation, a charge of $7, net of tax, related to a cumulative effect of a change in accounting principle, offset by $56 credit related to a change in estimated amount of realizable deferred tax assets.

(4) Pro forma earnings per share amounts, assuming the accounting change in accordance with SAB 101 was applied retroactively to the beginning of the period presented, are as follows:

                                                       1996      1997       1998      1999      2000
                                                      ------    -------    ------    ------    ------
                                                      (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
Net income (loss)...................................  $ 77.8    $(275.5)   $104.8    $ 91.6    $230.7
Net earnings (loss) per share:
  Basic:............................................    0.41      (1.42)     0.53      0.45      1.06
  Diluted:..........................................    0.40      (1.42)     0.52      0.44      0.97
Weighted average shares outstanding (in millions):
  Basic:............................................   191.6      194.5     198.0     202.1     217.2
  Diluted:..........................................   194.8      194.5     203.0     206.9     269.9

                      RISK FACTORS RELATING TO THE MERGER

     In addition to the other information included and incorporated by reference in this proxy statement/prospectus, ALZA stockholders should consider carefully the matters described below in determining whether to adopt the merger agreement.


     THE EXCHANGE RATIO FOR SHARES OF JOHNSON & JOHNSON COMMON STOCK TO BE RECEIVED IN THE MERGER IS FIXED AND WILL NOT BE ADJUSTED IN THE EVENT OF ANY CHANGE IN STOCK PRICE. Each share of ALZA common stock will be converted into the right to receive 0.98 shares of Johnson & Johnson common stock (after giving effect to an adjustment to the exchange ratio of 0.49 provided in the merger agreement to reflect Johnson & Johnson's two-for-one stock split, which is expected to be effected on or about June 12, 2001). This exchange ratio is a fixed number and will not be adjusted in the event of any increase or decrease in the price of Johnson & Johnson common stock or ALZA common stock. The prices of Johnson & Johnson common stock and ALZA common stock at the closing of the merger may vary from their respective prices on the date of this proxy statement/prospectus and on the date of the special meeting. These prices may vary as a result of changes in the business, operations or prospects of Johnson & Johnson or ALZA, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. Because the date that the merger is completed may be later than the date of the special meeting, the prices of Johnson & Johnson common stock and ALZA common stock on the date of the special meeting may not be indicative of their respective prices on the date the merger is completed. We urge ALZA stockholders to obtain current market quotations for Johnson & Johnson common stock and ALZA common stock.


     THE INTEGRATION OF JOHNSON & JOHNSON AND ALZA FOLLOWING THE MERGER WILL PRESENT SIGNIFICANT CHALLENGES. Johnson & Johnson and ALZA will face significant challenges in combining their operations and product lines in a timely and efficient manner and retaining key ALZA personnel. The integration of Johnson & Johnson and ALZA will be complex and time-consuming. The failure to integrate successfully Johnson & Johnson and ALZA and to manage successfully the challenges presented by the integration process may result in Johnson & Johnson and ALZA not achieving the anticipated potential benefits of the merger.

     THE PRICE OF JOHNSON & JOHNSON COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF ALZA COMMON STOCK. Upon completion of the merger, holders of ALZA common stock will become holders of Johnson & Johnson common stock. Johnson & Johnson's business is different from that of ALZA, and Johnson & Johnson's result of operations, as well as the price of Johnson & Johnson common stock, may be affected by factors different than those affecting ALZA's results of operations and price of ALZA common stock. For a discussion of Johnson & Johnson's and ALZA's businesses and certain factors to consider in connection with such businesses, see Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and ALZA's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended, each of which is incorporated by reference in this proxy statement/prospectus.

                              THE SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to stockholders of ALZA as of the record date as part of the solicitation of proxies by the ALZA board of directors for use at the special meeting.

DATE, TIME AND PLACE


     We will hold the special meeting at ALZA's headquarters, located at 1900 Charleston Road, Mountain View, California, at 9:30 a.m., local time, on Thursday, June 21, 2001.


PURPOSE OF THE SPECIAL MEETING

     At the special meeting, we will ask holders of ALZA common stock to adopt the merger agreement. The ALZA board of directors has determined that the merger and the other transactions contemplated by the merger agreement are advisable to ALZA and its stockholders, has approved the merger agreement and the merger and unanimously recommends that ALZA stockholders vote "FOR" the adoption of the merger agreement.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM


     Only holders of record of ALZA common stock at the close of business on May 9, 2001, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 239,122,707 shares of ALZA common stock were issued and outstanding and held by approximately 6,592 holders of record. A quorum is present at the special meeting if a majority of all the shares of ALZA common stock issued and outstanding on the record date and entitled to vote at the special meeting are represented at the special meeting in person or by a properly executed proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of ALZA common stock on the record date are entitled to one vote per share on each matter submitted to a vote at the special meeting.


VOTE REQUIRED

     The adoption of the merger agreement requires the affirmative vote of stockholders holding a majority of the shares of ALZA common stock outstanding on the record date. Because the required vote of ALZA stockholders is based upon the number of outstanding shares of ALZA common stock, rather than upon the shares actually voted, the failure by the holder of any such shares to submit a proxy or to vote in person at the special meeting, including abstentions and broker non-votes, will have the same effect as a vote against the adoption of the merger agreement.

SHARES OWNED BY ALZA DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES


     At the close of business on the record date, directors and executive officers of ALZA and their affiliates beneficially owned and were entitled to vote 3,723,924 shares of ALZA common stock, which represented approximately 1.5% of the shares of ALZA common stock outstanding on that date.


VOTING OF PROXIES

     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" the adoption of the merger agreement.

     Shares of ALZA common stock represented at the special meeting but not voting, including shares of ALZA common stock for which proxies have been received but for which holders of shares have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     Brokers who hold shares of ALZA common stock in "street name" for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and count as votes against the adoption of the merger agreement.

     The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment or postponement.

     ALZA does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, the ALZA board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of ALZA a properly executed revocation of proxy, by submitting a properly executed proxy to the Secretary of ALZA bearing a later date or by appearing at the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

SOLICITATION OF PROXIES

     ALZA will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of ALZA may solicit proxies from stockholders by telephone or other electronic means or in person. ALZA will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. ALZA will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.


     Corporate Investor Communications, Inc. will assist in the solicitation of proxies by ALZA. ALZA will pay Corporate Investor Communications a fee of $10,000, plus reimbursement of certain out-of-pocket expenses, and will indemnify Corporate Investor Communications against any losses arising out of its proxy solicitation services on behalf of ALZA.


     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of ALZA common stock certificates will be mailed to ALZA stockholders shortly after completion of the merger.

                                 THE COMPANIES

ALZA

     ALZA is a research-based pharmaceutical company with leading drug delivery technologies. ALZA applies its technologies to develop pharmaceutical products with enhanced therapeutic value for its own portfolio and for many of the world's leading pharmaceutical companies. ALZA's sales and marketing efforts are focused on urology, oncology and central nervous system products.


     ALZA was incorporated in the State of California on June 11, 1968, and changed its legal domicile from California to Delaware in 1987. The address of its principal executive offices is 1900 Charleston Road, Mountain View, California 94043, and the telephone number at that address is (650) 564-5000.


JOHNSON & JOHNSON

     Johnson & Johnson, with approximately 99,200 employees, is the world's most comprehensive and broadly-based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. Johnson & Johnson has more than 190 operating companies in 51 countries around the world, selling products in more than 175 countries.

     Johnson & Johnson's worldwide business is divided into three segments: consumer, pharmaceutical and medical devices and diagnostics. The consumer segment's principal products are personal care and hygienic products, including oral and baby care products, first aid products, nonprescription drugs, sanitary protection products and adult skin and hair care products. These products are marketed principally to the general public and distributed both to wholesalers and directly to independent and chain retail outlets.

     The pharmaceutical segment's principal worldwide franchises are in the anti-infective, anti-fungal, anti-anemia, central nervous system, contraceptive, dermatology, gastrointestinal and pain management fields. These products are distributed both directly and through wholesalers for use by health care professionals and the general public.

     The medical devices and diagnostics segment includes suture and mechanical wound closure products, minimally invasive surgical instruments, diagnostic products, cardiology products, disposable contact lenses, surgical instruments, orthopaedic joint replacements and products for wound management and infection prevention and other medical equipment and devices. These products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Distribution to these markets is done both directly and through surgical supply and other dealers.


     Johnson & Johnson was organized in the State of New Jersey in 1887. The address of its principal executive offices is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and the telephone number at that address is (732) 524-0400.



SIGNIFICANT CONTRACTS BETWEEN ALZA AND JOHNSON & JOHNSON


     ALZA and Janssen Pharmaceutica Inc., a subsidiary of Johnson & Johnson, are parties to a product development and commercialization agreement dated as of May 24, 1988, as well as related supply agreement and product development agreements. Under the agreements, Janssen markets the Duragesic product, which was developed by ALZA, worldwide and manufactures Duragesic in Europe. ALZA received royalty, manufacturing, product development, co-promotion and other revenues of approximately $133.5 million and $144.8 million under its agreements with Janssen in 1999 and 2000, respectively.

     ALZA and McNeil Consumer Products Company, a subsidiary of Johnson & Johnson, are parties to a co-promotion agreement dated as of April 18, 2000, relating to ALZA's Concerta product. Under the agreement, ALZA and McNeil Consumer Products Company co-promote Concerta in the United States. McNeil receives payments based on sales calls made and based on sales of Concerta above certain levels.

                                   THE MERGER

BACKGROUND TO THE MERGER

     During the spring of 2000, representatives of ALZA and Johnson & Johnson discussed from time to time ways in which the companies could cooperate, including by means of a potential business combination. A confidentiality agreement was executed on May 18, 2000 in connection with these discussions. The companies terminated the discussions before reaching any agreement as to the price or structure of a potential business combination. Following the termination of discussions in June 2000, Johnson & Johnson destroyed all information it had received from ALZA under the confidentiality agreement.

     On December 11, 2000, Mr. William Weldon, Johnson & Johnson's Vice Chairman (who at the time of the meeting was Johnson & Johnson's Worldwide Chairman, Pharmaceuticals Group), met with Dr. Ernest Mario, ALZA's Chairman and Chief Executive Officer, and discussed various matters concerning the ongoing product-related relationships between the companies. The meeting included a general discussion regarding exploration of a possible broader relationship between the companies, including the possibility of a potential business combination.

     On January 16, 2001, business development executives of ALZA and Johnson & Johnson met to review current information regarding ALZA's business and financial status.

     On February 20, 2001, Mr. Weldon met Dr. Mario. They discussed the possibility of a business combination between ALZA and Johnson & Johnson and the potential strategic, commercial and financial benefits of such a transaction.

     Following the February 20, 2001 meeting, Dr. Mario conferred with members of the ALZA board of directors and several members of the ALZA management regarding the potential benefits of a business combination.

     On February 23, 2001, ALZA provided to Johnson & Johnson a mutual confidentiality and standstill agreement, which the two companies signed on February 27, 2001.


     Thereafter, the ALZA senior management retained J.P. Morgan Securities Inc., formerly known as Chase Securities Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated to provide financial advisory services to ALZA regarding the proposed business combination with Johnson & Johnson. The ALZA senior management also engaged Heller Ehrman White & McAuliffe LLP, as counsel, to represent ALZA in the proposed business combination.


     On March 1, 2001, members of the ALZA senior management and Johnson & Johnson each began their due diligence reviews of the other's business.

     At a meeting of the ALZA board of directors held on March 5, 2001, JPMorgan and Merrill Lynch reviewed with the ALZA board of directors selected publicly available business and financial information concerning Johnson & Johnson, its products and stock performance, and a potential business combination between Johnson & Johnson and ALZA.

     On March 6, 2001, a draft merger agreement and stock option agreement were circulated to senior management and the advisors of each company. Thereafter, the management and advisors of each company reviewed and negotiated the legal and economic terms of the merger agreement and the stock option agreement.

     On March 14, 2001, Mr. Weldon and Dr. Mario met to review business and organizational issues relating to the potential business combination.


     At a meeting of the ALZA board of directors held on March 15, 2001, the ALZA senior management made presentations regarding the proposed business combination and the status of the negotiations and discussions about the merger agreement. ALZA's financial, legal and accounting advisors also participated in the meeting. After discussion, the ALZA board of directors directed the ALZA management and advisors to continue negotiations with Johnson & Johnson. Further negotiations occurred on March 15 and 16, 2001.

     On March 16, 2001, Johnson & Johnson and ALZA failed to reach an agreement on an exchange ratio, and merger discussions were suspended.

     On March 20, 2001, Mr. Weldon and Dr. Mario reinitiated discussions regarding the proposed business combination, including the proposed exchange ratio and other terms of a business combination of Johnson & Johnson and ALZA. From March 23, 2001 through March 26, 2001, representatives of ALZA and Johnson & Johnson held discussions and negotiations regarding the terms of the proposed business combination, the merger agreement and the stock option agreement.

     At a meeting of the ALZA board of directors held on March 25, 2001, the ALZA senior management made further presentations regarding the status of the discussions and negotiations about the merger agreement. At the same meeting, JPMorgan and Merrill Lynch reviewed with the ALZA board of directors various financial analyses of the proposed business combination, including implied exchange ratios under various valuation methodologies. Heller Ehrman White & McAuliffe LLP updated the ALZA board of directors regarding changes to the draft merger agreement and the status of negotiations. Ernst & Young LLP also participated in the meeting. After discussion, the ALZA board of directors directed the ALZA management and advisors to continue negotiations with Johnson & Johnson.

     At a meeting of the ALZA board of directors held on March 26, 2001, the ALZA senior management made further presentations regarding the status of the discussions and negotiations about the merger agreement, including the proposed exchange ratio. At that meeting, JPMorgan and Merrill Lynch delivered their respective opinions to the ALZA board of directors to the effect that the proposed exchange ratio was fair, from a financial point of view, to ALZA stockholders. After further review and discussion, the ALZA board of directors approved, with one director absent, the merger agreement and declared its advisability, approved the stock option agreement and authorized management to execute and deliver to Johnson & Johnson the merger agreement and the stock option agreement. Concurrently, the Johnson & Johnson board of directors held a meeting at which the Johnson & Johnson board of directors considered the merger and authorized the execution and delivery of the merger agreement and the stock option agreement.

     The definitive merger agreement and stock option agreement were executed on behalf of ALZA, Johnson & Johnson and Express Merger Sub on March 26, 2001, and on March 27, 2001 the parties issued a joint press release announcing the signing of the merger agreement.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE ALZA BOARD OF DIRECTORS

     REASONS FOR THE MERGER. In the course of reaching its decision to approve the merger agreement, the ALZA board of directors considered and reviewed with the ALZA senior management and outside advisors a number of factors relevant to the merger, including ALZA's strategic business plans, its commercial operations, its financial position and potential for growth in revenues and earnings, its products and research and development portfolio and its commercial operations.

     The ALZA board of directors also considered, among other matters:

     - the ALZA board of directors' view that the combination of the businesses of ALZA and Johnson & Johnson will result in a combined organization with greater financial, technical and other resources than ALZA could provide as a stand-alone entity, and will allow for a significant acceleration in the commercial success of ALZA products and technologies

     - the ALZA board of directors' view that Johnson & Johnson will provide greater resources and opportunities for ALZA technology and product development programs, including the potential application of ALZA drug delivery technologies to a large portfolio of existing products and pharmaceutical compounds resulting from Johnson & Johnson's research efforts

     - the ALZA board of directors' view that the products marketed by ALZA are complementary with Johnson & Johnson's therapeutic areas of focus, including women's health, urology, central nervous system conditions, pain management and oncology, and that the combined organization will be able to increase sales of ALZA products in those areas more rapidly than ALZA as a stand-alone entity

     - the ALZA board of directors' view that Johnson & Johnson's strong international commercial presence and strengths in worldwide product registration, marketing and distribution will complement the capabilities of ALZA and will accelerate the introduction and growth of ALZA products in international markets

     - the ALZA board of directors' assessment of the existing relationships between ALZA and Johnson & Johnson, its assessment of the complementary strengths of each of the companies, the compatibility of corporate cultures and the historical success of Johnson & Johnson in incorporating acquired companies into a decentralized corporate organization

     - the ALZA board of directors' view that as a result of the merger, the ALZA stockholders will hold interests in a more diversified entity, with business and revenues not only from a large, diverse pharmaceutical products business, but also from medical devices and consumer products businesses

     - the ALZA board of directors' assessment of ALZA's strategic alternatives and its view that the merger presented more attractive opportunities than remaining as an independent company or attempting to increase ALZA's business by acquiring other companies

     - information regarding historical market prices and other information with respect to ALZA common stock, and the financial performance and condition, assets, liabilities, business operations and prospects of each of Johnson & Johnson and ALZA and their projected future values and prospects as separate entities and on a combined basis

     - the presentations delivered by JPMorgan and Merrill Lynch, and the written opinions of JPMorgan and Merrill Lynch, to the ALZA board of directors to the effect that as of the date of the opinions and based on and subject to the matters set forth in their respective opinions, the exchange ratio was fair, from a financial point of view, to ALZA stockholders

     - the ALZA board of directors' assessment of the value of shares of Johnson & Johnson common stock to be received by ALZA stockholders in the merger and the premium represented thereby over various historical prices for ALZA common stock

     - a comparison of selected recent acquisition and merger transactions in the industry as well as the trading performance for comparable companies in the industry

     - the ALZA board of directors' belief that the terms of the merger agreement, including the parties' mutual representations, warranties and covenants, are reasonable

     - the expected tax and accounting treatment of the merger and

     - reports from the ALZA management and advisors as to the results of their review of Johnson & Johnson's business.

     The ALZA board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk that the benefits sought to be achieved in the merger will not be achieved

     - the fixed nature of the exchange ratio and the resulting risk that, should there be a decrease in the market value of Johnson & Johnson common stock, the value of the consideration to be received by the ALZA stockholders in the merger would be reduced

     - the risks inherent in Johnson & Johnson's broad-based health care products business, including risks associated with potential changes in the health care industry generally and

     - the risks to ALZA's business that might result from constraints imposed by interim operating covenants contained in the merger agreement.

     This summary is not meant to be an exhaustive description of the information and factors considered by the ALZA board of directors but includes all material factors considered. In view of the wide variety of factors considered by the ALZA board of directors, it was not possible to quantify or to give relative weights to the various factors. After taking into consideration all the factors set forth above, as well as other factors not specifically described above, the ALZA board of directors approved the merger and the merger agreement because of the ALZA board of directors' belief that the merger is advisable to ALZA and its stockholders.

     RECOMMENDATION OF THE ALZA BOARD OF DIRECTORS. After careful consideration, the ALZA board of directors has approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable to ALZA and its stockholders. The ALZA board of directors unanimously recommends that the stockholders of ALZA vote "FOR" the adoption of the merger agreement.


OPINIONS OF J.P. MORGAN SECURITIES INC. AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED



     OPINION OF J.P. MORGAN SECURITIES INC.


     JPMorgan acted as ALZA's financial advisor in connection with the merger. ALZA requested JPMorgan, in its role as a financial advisor, to evaluate the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of ALZA common stock. On March 26, 2001, JPMorgan delivered its written opinion to the ALZA board of directors to the effect that, as of such date and based upon and subject to certain matters stated therein, the exchange ratio in the merger was fair, from a financial point of view, to the holders of ALZA common stock.


     The JPMorgan opinion, the summary of the JPMorgan opinion and the procedures and analyses described below are based on the exchange ratio of 0.49 in effect on the date of the JPMorgan opinion, and neither the JPMorgan opinion nor such summary or such procedures or analyses have been restated to give effect to the adjustment of the exchange ratio from 0.49 to 0.98 that will be made upon the effectiveness of Johnson & Johnson's two-for-one stock split which is expected to be effected on or about June 12, 2001.


     THE FULL TEXT OF THE JPMORGAN FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY JPMORGAN IN RENDERING ITS OPINION, IS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS AS ANNEX 3. JPMORGAN'S WRITTEN OPINION WAS ADDRESSED TO THE ALZA BOARD OF DIRECTORS, WAS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO IN THE MERGER TO THE HOLDERS OF ALZA COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY ALZA STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER OR ANY OTHER MATTER. THE FOLLOWING SUMMARY OF THE MATERIAL PROVISIONS OF THE JPMORGAN FAIRNESS OPINION IS QUALIFIED BY REFERENCE TO SUCH OPINION. ALZA STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY.

     In arriving at its opinion, JPMorgan, among other things:

     - reviewed a draft of the merger agreement dated March 26, 2001

     - reviewed certain publicly available business and financial information concerning ALZA and Johnson & Johnson and the industries in which they operate

     - compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies

     - compared the financial and operating performance of ALZA and Johnson & Johnson with publicly available information concerning certain other companies JPMorgan deemed relevant

     - reviewed the current and historical market prices of ALZA common stock and Johnson & Johnson common stock and certain publicly traded securities of such other companies

     - reviewed certain internal financial analyses and forecasts prepared by ALZA and its management relating to ALZA's business and

     - performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

     JPMorgan also held discussions with certain members of the management of ALZA and Johnson & Johnson with respect to certain aspects of the merger, and the past and current business operations of ALZA and Johnson & Johnson, the financial condition and future prospects and operations of ALZA and Johnson & Johnson and certain other matters believed necessary or appropriate to JPMorgan's inquiry. In addition, JPMorgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion. JPMorgan did not receive any forecast from Johnson & Johnson as to its projected financial performance other than guidance that JPMorgan could rely on consensus research analyst earnings estimates for the year 2001.

     In rendering its opinion, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by ALZA and Johnson & Johnson or otherwise reviewed by it, and JPMorgan did not assume any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to it. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of ALZA and Johnson & Johnson to which such analyses or forecasts relate. In addition, JPMorgan assumed that the merger will qualify as a tax-free reorganization for United States Federal income tax purposes and be accounted for as a pooling of interests under United States generally accepted accounting principles and that the merger and the other transactions contemplated by the merger agreement will be completed as described in the merger agreement. JPMorgan further assumed that the definitive merger agreement will not differ in any material respects from the draft merger agreement dated March 26, 2001 furnished to it. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on ALZA or Johnson & Johnson or on the contemplated benefits of the merger.

     The projections furnished to JPMorgan for ALZA were prepared by the management of ALZA. ALZA does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan's analysis of the exchange ratio in the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     JPMorgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect the opinion, and JPMorgan does not have any obligation to update, revise or reaffirm such opinion. JPMorgan's opinion was limited to the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of ALZA common stock and JPMorgan expressed no opinion as to the underlying decision of ALZA to engage in the merger. JPMorgan expressed no opinion as to the price at which ALZA common stock or Johnson & Johnson common stock will trade at any future time.

     JPMorgan's opinion noted that JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of ALZA or any other alternative transaction.

     In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with delivering its opinion. Some of the analyses include information presented in a tabular format. To understand fully the financial analyses used by JPMorgan, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Public Companies Analysis. Using publicly available information, JPMorgan compared certain financial and operating information and ratios for ALZA with corresponding financial and operating information and ratios for the following specialty pharmaceutical companies:

     - Allergan, Inc.

     - Elan Corporation, plc

     - Forest Laboratories, Inc.

     - ICN Pharmaceuticals, Inc.

     - King Pharmaceuticals, Inc.

     - Medicis Pharmaceutical Corporation

     - Shire Pharmaceutical Group plc

     - Watson Pharmaceuticals, Inc.

The analysis indicated that:

     - the ratio of the per share market price of those companies to projected earnings per share ranged from 14.9x to 36.5x for calendar year 2001, with a mean of 27.4x, compared to 30.2x for ALZA, and ranged from 11.4x to 29.8x for calendar year 2002, with a mean of 22.0x, compared to 24.6x for ALZA and

     - the ratio of the per share market price of those companies to projected 2001 earnings per share compared to projected five-year total return ranged from approximately 0.58x to 1.73x, with a mean of 1.15x, compared to approximately 1.41x for ALZA.

     JPMorgan also compared certain financial and operating information and ratios for Johnson & Johnson with corresponding financial and operating information and ratios for the following companies in the pharmaceutical industry:

     - Abbott Laboratories

     - American Home Products Corporation

     - Aventis Group

     - Bristol-Myers Squibb Co.

     - Eli Lilly & Co.

     - GlaxoSmithKline plc

     - Merck & Co. Inc.

     - Novartis AG

     - Pharmacia Corporation

     - Pfizer Inc.

     - Roche Holdings AG

     - Schering-Plough Corporation

This analysis indicated that:

     - the ratio of the per share market price of those companies to projected earnings per share ranged from 18.6x to 41.3x for calendar year 2001, with a mean of 25.5x, compared to 23.0x for Johnson & Johnson, and ranged from 16.6x to 31.8x for calendar year 2002, with a mean of 21.9x, compared to 20.3x for Johnson & Johnson and

     - the ratio of the per share market price of those companies to projected 2001 earnings per share compared to projected five-year total return ranged from approximately 1.26x to 2.64x, with a mean of 1.65x, compared to approximately 1.61x for Johnson & Johnson.

     Based upon the range of multiples derived from the analysis conducted for the two sets of companies listed above, JPMorgan also calculated the implied exchange ratios by comparing the implied per share equity values of ALZA common stock and Johnson & Johnson common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest hundredth), in each case compared to the proposed exchange ratio of 0.49:

COMPARISON                                                    IMPLIED EXCHANGE RATIO
----------                                                    ----------------------
Highest estimated valuation of ALZA common stock to lowest
  estimated valuation of Johnson & Johnson common stock.....          0.41x
Lowest estimated valuation of ALZA common stock to highest
  estimated valuation of Johnson & Johnson common stock.....          0.25x

     Precedent Transactions Analysis. JPMorgan reviewed certain publicly available information regarding selected business combinations in the specialty pharmaceutical and biotechnology industries announced since April 1998. These transactions and the month in which each transaction was announced were as follows:

     - Shire Pharmaceuticals Group plc/BioChem Pharma Inc. (December 2000)

     - Corixa Corporation/Coulter Pharmaceutical, Inc. (October 2000)

     - Genzyme Corp./Geltex Pharmaceuticals Inc. (September 2000)

     - Elan Corporation, plc/Dura Pharmaceuticals, Inc. (September 2000)

     - Chiron Corporation/PathoGenesis Corporation (August 2000)

     - Cephalon, Inc./Anesta Corp. (July 2000)

     - King Pharmaceutical, Inc./Jones Pharma Incorporated (July 2000)

     - Elan Corporation, plc/The Liposome Company, Inc. (March 2000)

     - King Pharmaceutical, Inc./Medco Research, Inc. (December 1999)

     - Celltech plc/Medeva plc (November 1999)

     - MedImmune, Inc./U.S. Bioscience, Inc. (September 1999)

     - Shire Pharmaceuticals Group plc/Roberts Pharmaceutical Corp. (July 1999)

     - Celltech plc/Chiroscience Group plc (June 1999)

     - Gilead Sciences, Inc./NeXstar Pharmaceuticals, Inc. (March 1999)

     - Warner-Lambert Company/Agouron Pharmaceuticals, Inc. (January 1999)

     - Johnson & Johnson/Centocor, Inc. (July 1999)

     - ALZA/SEQUUS Pharmaceuticals, Inc. (October 1998)

     - Elan Corporation, plc/Neurex Corporation (April 1998)

     Based upon a price per share of Johnson & Johnson common stock of $88.21, which was the closing price per share on March 23, 2001, this analysis indicated that:

     - the transaction value as a percentage premium to the closing prices of the target company's stock the day prior to the announcement of the transaction ranged from approximately 6% to 61%, with a mean of approximately 28%, compared to an approximately 44% premium to the closing price per share of ALZA common stock on March 23, 2001

     - the percentage premium to the average closing prices of the target company's stock the week prior to the announcement of the transaction ranged from approximately 4% to 81%, with a mean of approximately 31%, compared to an approximately 29% premium to the average closing price per share of ALZA common stock for the week ending on March 23, 2001

     - the percentage premium to the average closing prices of the target company's stock the month prior to the announcement of the transaction ranged from approximately 9% to 186%, with a mean of approximately 49%, compared to an approximately 10% premium to the average closing price per share of ALZA common stock for the month ending on March 23, 2001

     - the percentage premium to the average closing prices of the target company's stock the three months prior to the announcement of the transaction ranged from approximately 22% to 156%, with a mean of approximately 74%, compared to an approximately 2% discount to the average closing price per share of ALZA common stock for the three-month period ending on March 23, 2001 and

     - the transaction value as a multiple of forward-twelve-months earnings per share ranged from approximately 4.3x to 82.7x, with a mean of approximately 42.9x, compared to a multiple of approximately 43.1x implied by the merger.

     Relative Discounted Cash Flow Analysis. JPMorgan performed a discounted cash flow analysis for each of ALZA and Johnson & Johnson using financial forecasts for ALZA provided by ALZA for years 2001 and 2002 and based on publicly available research analyst estimates for years 2003-2005, and financial forecasts for Johnson & Johnson based on publicly available research analyst estimates. JPMorgan calculated a discounted cash flow analysis for ALZA assuming discount rates ranging from 11% to 13%, and terminal multiples of tax-effected earnings before interest and taxes, which is referred to as tax-effected EBIT, in the year 2005 ranging from 30.0x to 38.0x, and for Johnson & Johnson assuming discount rates ranging from 9.5% to 11.5%, and terminal multiples of tax-effected EBIT in the year 2005 ranging from 24.0x to 28.0x. Based upon the estimated valuation ranges of ALZA and Johnson & Johnson set forth above, JPMorgan calculated an implied exchange ratio of a share of Johnson & Johnson common stock to a share of ALZA common stock. The analysis yielded the following implied exchange ratios (rounded to the nearest hundredth), in each case compared to the proposed exchange ratio of 0.49:

COMPARISON                                                    IMPLIED EXCHANGE RATIO
----------                                                    ----------------------
Highest estimated valuation of ALZA common stock to lowest
  estimated valuation of Johnson & Johnson common stock.....          0.50x
Lowest estimated valuation of ALZA common stock to highest
  estimated valuation of Johnson & Johnson common stock.....          0.31x

     Historical Exchange Ratio Analysis. JPMorgan reviewed the per share daily closing market price movements of ALZA common stock and Johnson & Johnson common stock for the three-year period ending March 23, 2001, and calculated the historical exchange ratios during this period implied by dividing the daily closing prices per share of ALZA common stock by those of Johnson & Johnson common stock and the average of those historical trading ratios for the 30-day, 90-day, 180-day, 1-year, 2-year and 3-year periods ending March 23, 2001. The analysis resulted in the following average historical trading ratios for the periods indicated (rounded to the nearest hundredth), compared to the proposed exchange ratio of 0.49:

PERIOD                                                        MEAN
------                                                        -----
March 23, 2001..............................................  0.34x
30-day......................................................  0.40x
90-day......................................................  0.41x
180-day.....................................................  0.40x
1-year......................................................  0.37x
2-year......................................................  0.30x
3-year......................................................  0.29x

The highest historical exchange ratio on any single day during the 1-year period was approximately 0.49x, and the lowest historical exchange ratio on any single day during this period was approximately 0.25x, compared to the proposed exchange ratio of 0.49x.

     JPMorgan also calculated a range of implied exchange ratios by comparing the high and low intra-day trading prices per share of ALZA common stock and Johnson & Johnson common stock during the 52-week period ended March 23, 2001. The analysis yielded the following implied exchange ratios (rounded to the nearest hundredth), in each case compared to the proposed exchange ratio of 0.49:

                                                              IMPLIED EXCHANGE
COMPARISON                                                         RATIO
----------                                                    ----------------
52-week high intra-day trading price of ALZA common stock to
  52-week low intra-day trading price of Johnson & Johnson
  common stock..............................................       0.68x
52-week low intra-day trading price of ALZA common stock to
  52-week high intra-day trading price of Johnson & Johnson
  common stock..............................................       0.16x

     Contribution Analysis. JPMorgan estimated the contribution of each of ALZA and Johnson & Johnson to the pro forma combined company with respect to revenue, EBIT and net income for fiscal years 2001 and 2002 using financial forecasts for ALZA provided by ALZA and for Johnson & Johnson based on publicly available research analyst estimates. The analysis showed that ALZA would contribute approximately:

     - 3.8% of 2001 estimated revenues

     - 4.3% of 2001 estimated EBIT

     - 5.0% of 2001 estimated net income

     - 4.0% of 2002 estimated revenues

     - 4.9% of 2002 estimated EBIT and

     - 5.3% of 2002 estimated net income,

compared to the approximately 8.9% pro forma ownership of the combined company by ALZA stockholders.

     Pro Forma Analysis. JPMorgan also analyzed certain pro forma effects resulting from the merger, including the potential impact of the merger on projected earnings per share of Johnson & Johnson following the merger, using earnings per share forecasts for ALZA provided by ALZA for fiscal years 2001 and 2002 and publicly available research analyst estimates for fiscal year 2003 and financial forecasts for Johnson & Johnson based on publicly available research analyst estimates. Assuming no synergies, this analysis indicated that the merger would be dilutive to Johnson & Johnson stockholders in years 2001, 2002 and 2003 by -4.2%, -4.0% and -3.5% per share, respectively.

     The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     None of the public companies used in the public companies analysis described above is identical to ALZA or Johnson & Johnson, and none of the precedent transactions used in the precedent transactions analysis described above is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. JPMorgan was selected to advise ALZA with respect to the merger and deliver an opinion to the ALZA board of directors with respect to the exchange ratio in the merger on the basis of such experience and its familiarity with ALZA.

     For services rendered in connection with the merger and the delivery of its opinion, ALZA has agreed to pay JPMorgan an announcement fee of $5 million, payable upon the execution of the merger agreement, and a fee of $20 million, payable upon the closing of the merger, against which the announcement fee will be credited. In addition, ALZA has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws.

     In the past, JPMorgan has acted as financial advisor to ALZA and JPMorgan and its affiliates have also provided financial advisory and financing services to Johnson & Johnson, and may continue to do so and have received, and may receive, fees for such services.

     In addition, in the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of ALZA or Johnson & Johnson for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities. As of March 23, 2001, JPMorgan and its affiliates held approximately 5.8% of the outstanding shares of ALZA common stock primarily for the account of customers.

     OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

     Merrill Lynch has acted as financial advisor to ALZA in connection with the merger. On March 26, 2001, Merrill Lynch delivered to the ALZA board of directors a written opinion to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio was fair from a financial point of view to the holders of ALZA common stock other than Johnson & Johnson and its affiliates.


     The Merrill Lynch opinion, the summary of the Merrill Lynch opinion and the procedures and analyses described below are based on the exchange ratio of 0.49 in effect on the date of the Merrill Lynch opinion, and neither the Merrill Lynch opinion nor such summary or such procedures or analyses have been restated to give effect to the adjustment of the exchange ratio from 0.49 to 0.98 that will be made upon the effectiveness of Johnson & Johnson's two-for-one stock split which is expected to be effected on or about June 12, 2001.


     THE FULL TEXT OF THE MERRILL LYNCH FAIRNESS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS AS ANNEX 4. THE SUMMARY OF THE MERRILL LYNCH FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH FAIRNESS OPINION. ALZA STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY.

     The Merrill Lynch fairness opinion was provided to the ALZA board of directors for its information and is directed only to the fairness from a financial point of view of the exchange ratio. The Merrill Lynch fairness opinion does not address any other aspect of the merger, including the merits of the underlying decision by ALZA to engage in the merger, and does not constitute a recommendation to any ALZA stockholder as to how such stockholder should vote on the proposed merger agreement or any related matter. The exchange ratio was determined through negotiations between Johnson & Johnson and ALZA and was approved by the ALZA board of directors.

     In arriving at its opinion, Merrill Lynch, among other things:

     - reviewed publicly available business and financial information relating to ALZA and Johnson & Johnson that Merrill Lynch deemed to be relevant

     - reviewed certain information, including financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of ALZA

     - conducted discussions with members of senior management of ALZA and Johnson & Johnson concerning the matters described above, as well as the business and prospects of ALZA and Johnson & Johnson before giving effect to the merger (and, in the case of the prospects of Johnson & Johnson, Johnson & Johnson instructed Merrill Lynch to rely upon public analysts' estimates as the most reasonable estimates for the future operating performance of Johnson & Johnson)

     - reviewed the market prices and valuation multiples for ALZA common stock and Johnson & Johnson common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant

     - compared the proposed financial terms of the merger with the financial terms of other transactions that Merrill Lynch deemed to be relevant

     - participated in discussions and negotiations among representatives of ALZA and Johnson & Johnson and their financial and legal advisors

     - reviewed the potential pro forma impact of the merger

     - reviewed a draft dated March 26, 2001 of the merger agreement and

     - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information. Merrill Lynch has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of ALZA or Johnson & Johnson or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of ALZA or Johnson & Johnson. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by ALZA and the financial forecast guidance provided to Merrill by Johnson & Johnson, Merrill Lynch assumed that they had been reasonably prepared and reflected the best available estimates and judgment of the ALZA or the Johnson & Johnson management as to the expected future financial performance of ALZA or Johnson & Johnson, as the case may be. Merrill Lynch further assumed that the merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. Federal income tax purposes. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the draft dated March 26, 2001 reviewed by it.

     The Merrill Lynch fairness opinion is necessarily based on market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Merrill Lynch did not express any opinion as to the prices at which ALZA common stock or Johnson & Johnson common stock will trade following the announcement or completion of the merger. In connection with the preparation of its opinion, Merrill Lynch was not authorized by ALZA or the ALZA board of directors to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of ALZA. Although Merrill Lynch evaluated the exchange ratio from a financial point of view, Merrill Lynch was not requested to, and did not, address the merits of the underlying decision of ALZA to engage in the merger and did not recommend to any stockholder how such stockholder should vote on the proposed merger or any related matter.

     In preparing its opinion to the ALZA board of directors, Merrill Lynch performed financial and comparative analyses, including those described below. The summary of analyses set forth in this proxy statement/prospectus does not purport to be a complete description of the analyses underlying the Merrill Lynch fairness opinion or the presentation made by Merrill Lynch to the ALZA board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to ALZA, Johnson & Johnson or the merger, nor is an evaluation of the results of such analyses entirely mathematical. Rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

     In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

     In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, ALZA or Johnson & Johnson. The estimates contained in the analyses performed by Merrill Lynch and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch fairness opinion was among several factors taken into consideration by the ALZA board of directors in making its determination to approve the merger agreement and the merger. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the ALZA board of directors or the ALZA management with respect to the fairness of the exchange ratio.

     The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its March 26, 2001 opinion and presented to the ALZA board of directors. The Merrill Lynch opinion is based upon Merrill Lynch's consideration of the collective results of all such analyses, together with the other factors referred to in its opinion letter.

     Exchange Ratio Analysis. In the merger, each outstanding share of ALZA common stock will be converted into the right to receive 0.49 shares of Johnson & Johnson common stock. Merrill Lynch compared this exchange ratio to each range of implied exchange ratios set forth below, which were derived from analyses performed by Merrill Lynch, and noted that this exchange ratio was higher than or in the range of such implied exchange ratios.

                                                              IMPLIED EXCHANGE
                                                                   RATIO
                                                              ----------------
METHODOLOGY                                                    LOW       HIGH
-----------                                                   -----      -----
Historical share price analysis.............................  0.344      0.409
Comparable company trading analysis.........................  0.243      0.449
Contribution analysis.......................................  0.280      0.337
Discounted cash flow analysis...............................  0.336      0.522

     Historical Share Price Analysis. Merrill Lynch analyzed the ratio of the daily closing share prices of ALZA common stock to corresponding prices of Johnson & Johnson common stock for various periods ended March 23, 2001 and calculated the average of the daily implied exchange ratios for the periods listed below.

                                                              AVERAGE IMPLIED
PERIOD                                                        EXCHANGE RATIO
------                                                        ---------------
1 week......................................................       0.344
2 weeks.....................................................       0.353
1 month.....................................................       0.377
2 months....................................................       0.409
3 months....................................................       0.406

     Based on this historical share price analysis, Merrill Lynch calculated an implied exchange ratio range of 0.344 to 0.409.

     Comparable Company Trading Analysis. Using publicly available information, Merrill Lynch compared selected historical and estimated stock price and financial ratios for groups of selected publicly traded companies in the pharmaceutical industry considered by Merrill Lynch to be reasonably comparable to ALZA and Johnson & Johnson, respectively, for the purposes of this analysis. The companies comparable to ALZA included:

     - Allergan, Inc.

     - Elan Corporation, plc

     - Forest Laboratories, Inc.

     - King Pharmaceuticals, Inc.

     - Shire Pharmaceuticals Group plc

     - Teva Pharmaceutical Industries Limited

     - Watson Pharmaceuticals, Inc.

The companies comparable to Johnson & Johnson included:

     - Abbott Laboratories

     - American Home Products Corporation

     - Bristol-Myers Squibb Company

     - Eli Lilly & Company

     - Merck & Co., Inc.

     - Pfizer Inc.

     - Pharmacia Corporation

     - Schering-Plough Corporation

     Merrill Lynch calculated the price of each of the comparable companies' common stock as a multiple of estimated 2001 earnings per share. Merrill Lynch also calculated the 2001 price-to-earnings ratio of each of the comparable companies as a multiple of estimated total return (defined to be the estimated five-year earnings per share growth rate plus the current dividend yield, which is equal to (a) four times the most recent quarterly dividend per share, divided by (b) the stock price). This analysis indicated that:

     - the 2001 price-to-earnings ratio for the companies comparable to ALZA ranged from 21.9x to 35.6x

     - the 2001 price-to-earnings to total return ratio for the companies comparable to ALZA ranged from 1.01x to 1.74x

     - the 2001 price-to-earnings ratio for the companies comparable to Johnson & Johnson ranged from 21.5x to 28.9x and

     - the 2001 price-to-earnings to total return ratio for the companies comparable to Johnson & Johnson ranged from 1.20x to 1.78x.

     Based upon a comparison of the companies comparable to ALZA and the companies comparable to Johnson & Johnson, the implied exchange ratio ranged from 0.243x to 0.449x.

     Because of the inherent differences among the operations of ALZA, Johnson & Johnson and the selected comparable companies, Merrill Lynch believes that a purely quantitative comparable company analysis would not be dispositive in the context of the merger. Merrill Lynch further believes that an appropriate use of a comparable company analysis in this instance involves qualitative judgments concerning differences among the financial and operating characteristics of ALZA, Johnson & Johnson and the selected comparable companies, which judgments are reflected in the Merrill Lynch opinion.

     Contribution Analysis. In order to determine an implied exchange ratio range based upon a contribution analysis, Merrill Lynch calculated the contribution on a percentage basis of each of ALZA and Johnson & Johnson to the estimated net income, earnings before interest and taxes and earnings before interest, taxes, depreciation and amortization to common stockholders of the pro forma combined company for the twelve month periods ending December 31, 2000, 2001 and 2002 (excluding the effect of any cost savings and related expenses and synergies expected to result from the merger) using projections provided by the management of ALZA and information in selected equity research reports on Johnson & Johnson.

     The results of these calculations indicated that ALZA's contribution percentages for the relevant measure would be as set forth below:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
MEASURE                                                       2000      2001      2002
-------                                                       ----      ----      ----
Earnings before interest, taxes, depreciation and
  amortization..............................................  4.0%      4.2%      4.8%
Earnings before interest and taxes..........................  4.0%      4.3%      4.9%
Net income..................................................  4.4%      5.0%      5.3%

     Merrill Lynch noted that if former stockholders of ALZA were to own like percentages of the equity of the combined company as the ALZA contribution percentages for the relevant measures for the twelve month periods ending December 31, 2000, 2001 and 2002, the implied exchange ratios would be as set forth below:

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
MEASURE                                                     2000      2001      2002
-------                                                    ------    ------    ------
Earnings before interest, taxes, depreciation and
  amortization...........................................  0.274x    0.290x    0.330x
Earnings before interest and taxes.......................  0.274x    0.290x    0.337x
Net income...............................................  0.243x    0.280x    0.298x

     The implied exchange ratios with respect to earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes set forth above were estimated based upon ALZA's earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes, respectively, for the periods indicated proportionately adjusted to reflect the lower net debt-to-capitalization ratio of ALZA as compared to Johnson & Johnson.

     Discounted Cash Flow Analysis. In order to determine an implied exchange ratio range based upon discounted cash flow analysis, Merrill Lynch performed discounted cash flow analyses for each of ALZA and Johnson & Johnson using projections provided to Merrill Lynch by the management of ALZA and information in selected equity research reports on Johnson & Johnson and calculated ranges of values per share for ALZA common stock and Johnson & Johnson common stock.

     Discount rates ranging from 11.5% to 13.5% were applied to ALZA's projected free cash flows for the years 2001 through 2005 and implied enterprise values in 2005 were based on a range of multiples of estimated tax-effected 2005 earnings before interest and taxes of 29.0x to 37.0x. Discount rates ranging from 10.0% to 12.0% were applied to Johnson & Johnson's projected free cash flows for the years 2001 through 2005 and implied enterprise values in 2005 were based on a range of multiples of estimated tax-effected 2005 earnings before interest and taxes of 24.0x to 28.0x.

     Based upon a comparison of high-to-low estimated equity values per share for each of ALZA and Johnson & Johnson resulting from the discounted cash flow analyses, the implied exchange ratios ranged from 0.336x to 0.522x.

     Comparable Transaction Analysis. Merrill Lynch also reviewed publicly available information relating to sixteen comparable acquisition transactions involving pharmaceutical companies completed in the last three years. With respect to ALZA, Merrill Lynch examined the following:

     - premiums paid for the targets' equity over pre-announcement stock prices one week prior to announcement and one month prior to announcement

     - multiples of offered price per share to projected one-year forward and two-year forward earnings per share and

     - multiples of the consideration paid for the common equity and the value of the indebtedness, less cash and cash equivalents, assumed in each of the transactions to such acquired companies' projected one-year forward and two-year forward sales and earnings before interest, taxes, depreciation and amortization.

     This analysis indicated that the average premiums paid for the targets' equity over pre-announcement stock prices one week prior to announcement and one month prior to announcement were 32.1% and 41.6%, respectively. The multiples of offered price per share to projected one-year forward and two-year forward earnings per share ranged from 28.3x to 63.8x and 22.6x to 47.2x, respectively. The ranges for the multiples of the consideration paid for the common equity and the value of the indebtedness, less cash and cash equivalents, assumed in each of the transactions to such acquired companies' projected one-year forward and two-year forward sales and earnings before interest, taxes, depreciation and amortization would be as set forth below:

MEASURE                                               ONE-YEAR FORWARD    TWO-YEAR FORWARD
-------                                               ----------------    ----------------
Sales...............................................    3.4x to 19.8x       2.9x to 17.6x
Earnings before interest, taxes, depreciation and
  amortization......................................   15.5x to 45.6x      11.8x to 31.0x

     Applying these multiples for the sixteen comparable acquisitions in the pharmaceutical industry and to corresponding financial data of ALZA indicated an implied equity reference range for its common stock of $37.75 to $48.50 per share.

     Because the reasons for, and circumstances surrounding, each of the comparable transactions analyzed were so diverse and due to the inherent differences between the operations and financial conditions of ALZA and the selected companies, Merrill Lynch believes that a purely quantitative comparable transaction analysis would not be dispositive in the context of the merger. Merrill Lynch further believes that an appropriate use of a comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that would affect the value of the acquired companies and businesses and ALZA, which judgments are reflected in the Merrill Lynch opinion.

     Pro Forma Merger Analysis. Merrill Lynch analyzed certain pro forma effects which could result from the merger, based on financial forecasts for ALZA provided by the ALZA management for each year through 2003 and information in selected equity research reports on Johnson & Johnson for the same period. The ALZA management advised Merrill Lynch that the merger will be accounted for as a pooling of interests under generally accepted accounting principles. This pro forma analysis indicated that:

     - for fiscal 2001, the merger would be dilutive to the forecasted earnings per share of Johnson & Johnson if cost savings and/or revenue synergies were as much as $600 million or less per year

     - for fiscal 2002, the merger would be dilutive to such forecasted earnings if cost savings and/or revenue synergies were $400 million or less per year and accretive to such forecasted earnings if cost savings and/or revenue synergies were $600 million or more per year, and

     - for fiscal 2003, the merger would be dilutive to such forecasted earnings if cost savings and/or revenue synergies were $200 million per year or less and accretive to such forecasted earnings if cost savings and/or revenue synergies were $400 million or more per year.

     Other Factors and Analyses. In the course of preparing its opinion, Merrill Lynch performed other analyses and reviewed other matters, including, among other things:

     - historical and expected trading characteristics of ALZA common stock and Johnson & Johnson common shares and

     - pro forma operating results and capitalization of the combined company.

     Pursuant to the terms of a letter agreement between ALZA and Merrill Lynch, referred to as the Merrill Lynch letter agreement, ALZA has agreed to pay the following fees to Merrill Lynch for its financial advisory services in connection with the merger:

     - a fee of $3 million, contingent upon and payable in cash upon the execution of a definitive agreement to effect a business combination as defined in the Merrill Lynch letter agreement and

     - if, during the period Merrill Lynch is retained by ALZA or within 18 months thereafter, a business combination is completed with an acquiror as defined in the Merrill Lynch letter agreement, or ALZA enters into an agreement with an acquiror that subsequently results in a business combination, a fee in an amount equal to $12 million, payable in cash upon the closing of such business combination; provided, however, that any fee previously paid to Merrill Lynch pursuant to the previous bullet point will be deducted from any fee to which Merrill Lynch is entitled pursuant to this bullet point.

     ALZA has also agreed to pay Merrill Lynch the lesser of the aggregate fees described above payable to Merrill Lynch if the merger were completed and 10% of any fee or payment paid to ALZA pursuant to or in connection with, the termination, abandonment or failure to occur, of the merger, within 18 months of the termination of the Merrill Lynch letter agreement. ALZA also has agreed to reimburse Merrill Lynch for all reasonable out-of-pocket expenses incurred by Merrill Lynch in performing its services, including the fees and expenses for legal counsel, provided that Merrill Lynch is not entitled to reimbursement of out of-pocket expenses in excess of $100,000 without the prior approval of ALZA. ALZA has also agreed to indemnify Merrill Lynch and related persons and entities against liabilities under Federal or state law arising out of a business combination contemplated by the Merrill Lynch letter agreement or the engagement of Merrill Lynch pursuant to such agreement.

     ALZA retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In the ordinary course of business, Merrill Lynch and its affiliates may actively trade in securities of ALZA and Johnson & Johnson for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF ALZA DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

     In considering the recommendation of the ALZA board of directors with respect to the merger, ALZA stockholders should be aware that the members of the ALZA board of directors and ALZA's executive officers have personal interests in the merger that are or may be different from, or in addition to, the interests of other ALZA stockholders.

     ACCELERATION OF BENEFITS. The members of the ALZA board of directors and ALZA's executive officers are beneficiaries of certain ALZA compensation programs under which vesting is accelerated upon the occurrence of certain events, of which the merger is one.


     - Under the ALZA stock plan adopted by vote of ALZA stockholders in 1992 and amended in 1995, all outstanding options to purchase ALZA common stock issued under the ALZA stock plan, including those held by executive officers and directors of ALZA, vest automatically at the closing of a merger such as the proposed merger with Johnson & Johnson, subject to adjustment to reflect the exchange ratio. Based upon options outstanding as of May 9, 2001, options held by ALZA's executive officers and directors relating to 2,733,000 shares of ALZA common stock will be subject to accelerated vesting at the effective time of the merger. Please see the table below for further details relating to the options held by ALZA's directors that are subject to accelerated vesting.



     - Restrictions on 390,796 shares of restricted stock held by executive officers of ALZA as of May 9, 2001, including 96,166 held by Dr. Mario, will lapse at the effective time of the merger and the shares will be converted into the right to receive unrestricted shares of Johnson & Johnson common stock, subject to adjustment to reflect the exchange ratio.



     - Under the ALZA Executive Deferral Plan initially approved by the ALZA board of directors in 1986, some of ALZA's directors and executive officers will benefit from accelerated vesting of their accounts at the effective time of the merger, and will be entitled to retirement benefits under the plan if their board membership or employment is terminated within two years of the closing of the merger. The aggregate unvested amount in the accounts of ALZA's directors and executive officers as of May 9, 2001 was $95,141.

     The following table sets forth, as of May 9, 2001, the number of shares subject to unvested options held by ALZA's directors and the average exercise prices of those options:



                           NUMBER OF SHARES SUBJECT TO UNVESTED OPTIONS HELD BY
NAME                          DIRECTORS/AVERAGE EXERCISE PRICE PER SHARE($)
----                       ----------------------------------------------------
Dr. Ernest Mario.........                    525,000 / 24.74
Dr. William R. Brody.....                     20,000 / 23.04
Dr. Robert J. Glaser.....                     16,000 / 23.06
Dr. I. Craig Henderson...                    110,000 / 21.26
Jerry T. Jackson.........                     12,000 / 41.81
Dean O. Morton...........                     16,000 / 23.06
Denise M. O'Leary........                     20,000 / 23.04
Julian N. Stern..........                     24,000 / 23.10


     All of these options, other than options held by Dr. Mario and Dr. Henderson, were granted under the automatic grant provisions of the ALZA stock plan. The exercise price of all outstanding options issued under the ALZA stock plan is equal to the fair market value of ALZA common stock on the date of the option grant.

     Although all unvested options will vest and all restrictions on restricted stock held by executive officers will lapse upon the closing of the merger, under a separate agreement with Johnson & Johnson, the ALZA directors' and executive officers' ability to sell their shares of Johnson & Johnson common stock received in exchange for shares of ALZA common stock, restricted stock or shares issuable on exercise of stock options is restricted until after Johnson & Johnson publicly releases earnings that include at least 30 days of post-merger combined operations of the two companies.

     EXECUTIVE AGREEMENTS. ALZA and each of the executives listed below are parties to executive agreements that provide for severance benefits in the event of termination of the executive's employment by ALZA or its successor, other than for "cause", or by the executive for "good reason", in either case at or within 24 months following a "change in control" of ALZA, each as defined in the executive agreements. The merger would constitute a change in control for purposes of the executive agreements. The executive agreements were initially entered into in November 1995 or upon the date the executive became an executive officer, whichever was later, and were most recently amended in June 1999. Each executive agreement, other than Dr. Mario's, provides:

     - for severance benefits equal to 2.5 times the executive's annual cash compensation

     - that for the 24 month period following the executive's termination, but not later than the third anniversary of the completion of the merger, the executive will receive life, disability and accident and health insurance benefits substantially similar to those the executive received prior to the executive's termination

     - for a partial gross-up for any excise tax that may be payable by the executive under Section 4999 of the Internal Revenue Code, and any income and employment withholding taxes on the gross-up payment, with respect to severance payments that are not attributable to the acceleration of equity-based awards to the executive and

     - that the executive will enter into a noncompetition agreement for a period of one year following the executive's termination, for which the executive is entitled to receive four quarterly payments of $25,000.

     Dr. Mario is a party to an executive agreement that is substantially the same as the executive agreements described above, except that Dr. Mario's executive agreement provides for a severance payment equal to three times the sum of his annual cash compensation and a 2001 bonus payment of $775,000, but not less than $4.5 million in the aggregate, and a four-year post-termination noncompetition agreement, for which he is entitled to receive quarterly payments of $31,250.

     The following executive officers of ALZA are parties to executive agreements:

NAME                                             TITLE
----                      ---------------------------------------------------
Dr. Ernest Mario........  Chairman and Chief Executive Officer
Bruce C. Cozadd.........  Executive Vice President, Chief Operating Officer
Harold E. Fethe.........  Senior Vice President, Human Resources
Matthew K. Fust.........  Senior Vice President and Chief Financial Officer
Dr. Ronald P. Haak......  Senior Vice President, Technology Development and
                          Principal Scientist
Robert M. Myers.........  Senior Vice President, Commercial Development
Dr. Samuel R. Saks......  Group Vice President -- ALZA Pharmaceuticals
Peter D. Staple.........  Executive Vice President, Chief Administrative
                          Officer and General Counsel
Daniel N. Swisher,
  Jr. ..................  Senior Vice President, Sales and Marketing
Janne L. Wissel.........  Senior Vice President, Operations

     INDEMNIFICATION AND INSURANCE. The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of current or former directors or officers of ALZA under the ALZA certificate of incorporation, bylaws or indemnification agreements will be assumed by the surviving corporation in the merger and will continue in full force and effect in accordance with their terms following completion of the merger.

     The merger agreement also provides that for six years after the effective time of the merger, Johnson & Johnson will maintain directors' and officers' liability insurance for acts or omissions occurring at or prior to the effective time of the merger, covering each person who was, as of the date of the merger agreement, covered by ALZA's directors' and officers' liability insurance, on terms no less favorable than those in effect as of the date of the merger agreement. Johnson & Johnson's obligation to provide this insurance coverage is subject to a cap of 200% of the amount of premiums paid by ALZA in its last full fiscal year for its existing insurance coverage. If Johnson & Johnson cannot maintain the existing or equivalent insurance coverage without exceeding the 200% cap, Johnson & Johnson is required to maintain only that amount of insurance coverage that can be obtained by paying an annual premium equal to the 200% cap.

     ALZA EXECUTIVE ESTATE PROTECTION PLAN AND THE ALZA GRANTOR TRUST
AGREEMENT. The merger agreement provides that Johnson & Johnson will, from and after the effective time of the merger, guarantee all obligations of the surviving corporation in the merger for the performance of its obligations under the ALZA Executive Estate Protection Plan and the related ALZA Grantor Trust Agreement.

     The ALZA board of directors was aware of the interests described above and considered them, among other matters, when approving the merger.

ACCOUNTING TREATMENT

     Completion of the merger is conditioned upon its being accounted for on a pooling of interests accounting basis and the receipt by Johnson & Johnson and ALZA of letters from PricewaterhouseCoopers LLP and Ernst & Young LLP regarding those firms' concurrence with the Johnson & Johnson management's and the ALZA management's conclusions, respectively, that, as of the date the merger is completed, no conditions exist that would preclude accounting for the merger as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable Securities and Exchange Commission rules and regulations, if the merger is completed in accordance with the merger agreement. Under this accounting treatment, upon completion of the merger, the assets and liabilities of ALZA would be added to those of Johnson & Johnson at their recorded book values and the shareholders' equity accounts of Johnson & Johnson and ALZA would be combined on Johnson & Johnson's consolidated balance sheet. On a pooling of interests accounting basis, Johnson & Johnson will retroactively restate its financial statements issued after completion of the merger to reflect the consolidated combined financial position and results of operations of Johnson & Johnson and ALZA as if the merger had taken place as of the earliest period covered by such financial statements.

FORM OF THE MERGER

     Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Express Merger Sub Inc., a wholly owned subsidiary of Johnson & Johnson and a party to the merger agreement, will merge with and into ALZA. ALZA will survive the merger as a wholly owned Delaware subsidiary of Johnson & Johnson.

MERGER CONSIDERATION


     At the effective time of the merger, each outstanding share of ALZA common stock will be converted into the right to receive 0.98 shares of Johnson & Johnson common stock (after giving effect to an adjustment to the exchange ratio of 0.49 provided in the merger agreement to reflect Johnson & Johnson's two-for-one stock split, which is expected to be effected on or about June 12,
2001), except that treasury stock and stock held by Johnson & Johnson and Express Merger Sub Inc. will be canceled. ALZA stockholders will receive cash for any fractional shares which they would otherwise receive in the merger. The amount of cash for fractional shares each ALZA stockholder will receive will be calculated by multiplying the fractional share interest to which that stockholder is entitled by the closing price of Johnson & Johnson common stock on the closing date of the merger as reported on the New York Stock Exchange Composite Transactions Tape. The exchange ratio was determined through arm's-length negotiations between Johnson & Johnson and ALZA.



     The merger agreement provides that, if between the date of the merger agreement and the effective time of the merger, the outstanding shares of Johnson & Johnson common stock are changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the exchange ratio will be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction. As a result, the exchange ratio will be adjusted from 0.49 to 0.98 to reflect Johnson & Johnson's two-for-one stock split which is expected to be effected on or about June 12, 2001.


OWNERSHIP OF JOHNSON & JOHNSON FOLLOWING THE MERGER


     Based on the number of outstanding shares of ALZA common stock on the record date, we anticipate that ALZA stockholders will receive approximately 234,340,252 shares of Johnson & Johnson common stock in the merger. Based on that number and on the number of outstanding shares of Johnson & Johnson common stock on May 9, 2001, as adjusted to reflect Johnson & Johnson's two-for-one stock split which is expected to be effected on or about June 12, 2001, ALZA stockholders will own approximately 8.4% of the outstanding shares of Johnson & Johnson common stock following the merger.


CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of ALZA common stock into the right to receive Johnson & Johnson common stock will occur automatically at the effective time of the merger. As soon as reasonably practicable after the completion of the merger, EquiServe Trust Company, the exchange agent, will send a letter of transmittal to each former ALZA stockholder. The transmittal letter will contain instructions for obtaining shares of Johnson & Johnson common stock and cash for any fractional shares of Johnson & Johnson common stock in exchange for shares of ALZA common stock.

     ALZA STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     After the effective time of the merger, each certificate that previously represented shares of ALZA common stock will no longer be outstanding, will be automatically canceled and retired, will cease to exist and will represent only the right to receive the Johnson & Johnson common stock into which such shares are converted in the merger and the right to receive cash for any fractional shares of Johnson & Johnson common stock as described below.

     Until holders of certificates previously representing ALZA common stock have surrendered those certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the Johnson & Johnson common stock into which such shares have been converted with a record date after the effective time of the merger and will not receive cash for any fractional shares of Johnson & Johnson common stock. When holders surrender such certificates, they will receive any dividends with a record date after the effective time of the merger and a payment date on or prior to the date of surrender and any cash for fractional shares of Johnson & Johnson common stock, in each case without interest.

     In the event of a transfer of ownership of ALZA common stock that is not registered in the transfer records of ALZA, a certificate representing the proper number of shares of Johnson & Johnson common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if:

     - such certificate is properly endorsed or otherwise is in proper form for transfer and

     - the person requesting such exchange pays any transfer or other taxes resulting from the issuance of shares of Johnson & Johnson common stock to a person other than the registered holder of such certificate.

     All shares of Johnson & Johnson common stock issued in exchange for shares of ALZA common stock, including any cash paid instead of any fractional shares of Johnson & Johnson common stock, will be issued in full satisfaction of all rights relating to such shares of ALZA common stock.

     No fractional shares of Johnson & Johnson common stock will be issued to any ALZA stockholder upon surrender of certificates previously representing ALZA common stock. Each ALZA stockholder who would otherwise have been entitled to receive a fraction of a share of Johnson & Johnson common stock will receive cash in an amount equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled by
(2) the closing price for a share of Johnson & Johnson common stock on the closing date of the merger as reported on the New York Stock Exchange Composite Transactions Tape.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later time as is agreed upon by Johnson & Johnson and ALZA and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

STOCK EXCHANGE LISTING OF JOHNSON & JOHNSON COMMON STOCK

     It is a condition to the completion of the merger that the Johnson & Johnson common stock issuable to:

     - ALZA stockholders in the merger

     - holders of options to acquire shares of ALZA common stock, which will be converted into options to acquire shares of Johnson & Johnson common stock, subject to adjustment to reflect the exchange ratio, upon exercise of such options and

     - holders of certain convertible securities of ALZA to be assumed by the surviving corporation in the merger upon conversion of such securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF ALZA COMMON STOCK

     If the merger is completed, ALZA common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following general discussion summarizes the anticipated material United States Federal income tax consequences of the merger to holders of ALZA common stock. This discussion addresses only such stockholders who hold their ALZA common stock as a capital asset, and does not address all of the United States Federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as holders who are subject to alternative minimum tax provisions of the Internal Revenue Code, financial institutions, tax-exempt organizations, insurance companies, mutual funds, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction, holders whose shares are qualified small business stock for purposes of Sections 1202 and 1045 of the Internal Revenue Code or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. Tax consequences under state, local and foreign laws are not addressed, nor are the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including without limitation any transaction in which shares of ALZA common stock are acquired or shares of Johnson & Johnson common stock are disposed of.

     The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, and other laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. The parties are not requesting a ruling from the Internal Revenue Service as to the United States Federal income tax consequences of the merger and there can be no assurance that the Internal Revenue Service will agree with the conclusions expressed below. The obligation of ALZA to complete the merger is conditioned on the receipt by ALZA of the opinion of Heller Ehrman White & McAuliffe LLP, tax counsel to ALZA, that on the basis of the facts, representations and assumptions set forth or referred to therein, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of ALZA, Johnson & Johnson and Express Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code. This tax opinion is based on the continued accuracy and completeness of the facts, assumptions and representations referred to above. The discussion below assumes that the merger qualifies as a reorganization under the Internal Revenue Code.

     HOLDERS OF ALZA COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

     EFFECT OF QUALIFICATION AS A REORGANIZATION; EXCHANGE OF ALZA COMMON STOCK FOR JOHNSON & JOHNSON COMMON STOCK. If the merger qualifies as a reorganization, the following tax consequences will apply to holders of ALZA common stock who exchange their ALZA common stock for Johnson & Johnson common stock in the merger:

     - each such stockholder will not recognize gain or loss for United States Federal income tax purposes as a result of the merger, except with respect to cash, if any, that such stockholder receives instead of a fractional share of Johnson & Johnson common stock

     - each such stockholder's aggregate tax basis in the Johnson & Johnson common stock received in the merger will be the same as such stockholder's aggregate tax basis in the ALZA common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received

     - the holding period of the Johnson & Johnson common stock received in the merger by each such stockholder will include the holding period of the ALZA common stock that such stockholder surrendered in the merger and

     - each such stockholder who receives cash instead of a fractional share of Johnson & Johnson common stock will recognize gain or loss equal to the difference between the amount of cash received and such stockholder's tax basis in the ALZA common stock surrendered for the fractional share.

     BACKUP WITHHOLDING. Certain noncorporate holders of ALZA common stock may be subject to backup withholding at a 31% rate on amounts received in exchange for their ALZA common stock. Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal that will be mailed to ALZA stockholders by the exchange agent shortly after completion of the merger, (2) provides a certification of foreign status on Form W-8BEN or successor form or (3) is otherwise exempt from backup withholding.

REGULATORY MATTERS


     UNITED STATES ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act and related rules, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. On April 13, 2001, Johnson & Johnson and ALZA each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The Federal Trade Commission granted early termination of the waiting period under HSR Act on May 9, 2001. At any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of Johnson & Johnson or ALZA. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.



     EUROPE. Johnson & Johnson and ALZA have been advised by the European Commission Merger Task Force that the merger is not notifiable to the European Commission because it lacks the requisite European Community dimension. However, filings have been made in Germany and Belgium seeking approval of the merger and the merger is currently under review in these jurisdictions. Johnson & Johnson and ALZA believe that neither the German nor Belgian regulatory approval processes will materially delay or impede the completion of the merger.


     GENERAL. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that:

     - Johnson & Johnson or ALZA will be able to satisfy or comply with such conditions

     - compliance or non-compliance will not have adverse consequences on Johnson & Johnson after completion of the merger or

     - the required regulatory approvals will be obtained within the time frame contemplated by Johnson & Johnson and referred to in this proxy statement/prospectus or on terms that will be satisfactory to Johnson & Johnson and ALZA.

See "The Merger Agreement -- Conditions to the Completion of the Merger".

APPRAISAL RIGHTS

     Under Delaware law, holders of ALZA common stock are not entitled to appraisal rights in connection with the merger because, on the record date, ALZA common stock was listed on the New

York Stock Exchange and will be converted into shares of Johnson & Johnson common stock, which at the effective time of the merger will be listed on the New York Stock Exchange.

ALZA EMPLOYEE BENEFITS MATTERS

     Johnson & Johnson and ALZA have agreed that:

     - for a period ending not earlier than December 31, 2001, employees of ALZA and its subsidiaries will receive employee benefits under the material ALZA benefit plans (other than stock-based plans) according to their terms as in effect immediately before the completion of the merger and

     - from January 1, 2002 through December 31, 2002, employees of ALZA and its subsidiaries will be provided employee benefits that are no less favorable in the aggregate than the benefits provided under ALZA's material benefit plans (other than stock-based plans and ALZA's bonus leave program) as in effect immediately before the completion of the merger.

With respect to ALZA's bonus leave program, Johnson & Johnson and ALZA have agreed that:

     - the bonus leave program is not required to be continued for participants other than employees of ALZA and its subsidiaries immediately before the completion of the merger

     - in the event Johnson & Johnson discontinues the bonus leave program after December 31, 2001, it will provide to each participant who as of December 31, 2001 has earned partial service credit toward a paid bonus leave under the bonus leave program either:

        - a paid leave for the number of days equal to the product (rounded down to the nearest whole day) of the number of days of paid bonus leave that would have been provided under the bonus leave program if the participant had accrued the full bonus leave as of December 31, 2001, multiplied by a fraction, the numerator of which is the number of completed calendar months (with 15 or more calendar days of accrued service credit in any month being treated as a full completed calendar month) of service credit towards the paid bonus leave accrued through December 31, 2001, and the denominator of which is 96 or

        - a payment in cash in an amount equal to the participant's annual base salary multiplied by a fraction, the numerator of which is the number of days determined under the preceding bullet point and the denominator of which is 365 and

     - upon the termination of employment after the completion of the merger but prior to December 31, 2001 of any participant in the bonus leave program, Johnson & Johnson will cause the terminating participant to be paid the value of all service credit earned toward bonus leave under the bonus leave program, such value to be calculated in the same manner as set forth above.

     Johnson & Johnson has also agreed that:

     - with respect to any benefit plan for which Johnson & Johnson or its subsidiaries file a Form 5500 and with respect to Johnson & Johnson's vacation program, Johnson & Johnson will recognize or cause to be recognized, continuing ALZA employees' service with ALZA and its subsidiaries prior to the completion of the merger, provided that:

        - Johnson & Johnson will not be required to recognize such service under its short-term disability, retiree medical and retiree life insurance benefit plans

        - under Johnson & Johnson's defined benefit pension plan, service will be recognized for purposes of eligibility and vesting but not for benefit accrual purposes

        - the annual accrual under ALZA's personal time off (or PTO) program that such employees would be eligible to receive on or after the completion of the merger will not be reduced and

        - Johnson & Johnson and its subsidiaries are not required to provide any such benefit on or after the completion of the merger

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

     - with respect to any welfare plan in which employees of ALZA and its subsidiaries are eligible to participate after the completion of the merger, Johnson & Johnson will, and will cause the surviving corporation to:

        - waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of ALZA and its subsidiaries prior to the completion of the merger and

        - provide each such employee with credit for any co-payments and deductibles paid prior to the completion of the merger in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under such plan.

The ALZA board of directors has adopted resolutions providing as follows with respect to the ALZA Employee Stock Purchase Plan and Supplemental Employee Stock Purchase Plan, which we refer to together as the stock purchase plans:

     - no further contributions will be permitted to be made to the stock purchase plans following the completion of the merger by any participant with respect to any outstanding enrollments in respect of the then-current offering periods under the stock purchase plans

     - at the completion of the merger, each outstanding right to purchase shares of ALZA common stock under the stock purchase plans will be converted into a right to purchase, on the same terms and conditions as were applicable under such right, the number of shares of Johnson & Johnson common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of ALZA common stock for which such purchase right would otherwise have been exercisable determined as of the relevant grant date by the exchange ratio, at a purchase price per share equal to 85% of the lesser of (1) the fair market value of a share of ALZA common stock on the applicable enrollment date under the stock purchase plans, divided by the exchange ratio and (2) the fair market value of a share of Johnson & Johnson common stock on the applicable purchase date under the stock purchase plans and

     - immediately following the first purchase date under the stock purchase plans that occurs following the completion of the merger, the stock purchase plans and all then outstanding enrollments in respect of the then current offering periods will be terminated.

ALZA has also agreed that:

     - neither ALZA nor any of its subsidiaries will take any action on or prior to the completion of the merger to alter, change, modify or impair the terms and conditions of employment of any European-based employee without the consent of Johnson & Johnson

     - ALZA and its subsidiaries will comply with all obligations to notify and consult with recognized employee representatives in connection with the transactions contemplated by the merger agreement and

     - prior to the completion of the merger, ALZA will take all steps as may be required to cause the disposition of equity securities and derivative equity securities of ALZA (including ALZA stock options) in connection with the merger agreement or the transactions contemplated by the merger agreement by each individual who is a director or officer of ALZA, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act.

EFFECT ON AWARDS OUTSTANDING UNDER ALZA STOCK PLANS

     Under the merger agreement, when the merger is completed, Johnson & Johnson will assume each stock plan of ALZA. Each option to acquire shares of ALZA common stock under such plans will be converted into an option to acquire Johnson & Johnson common stock on the same terms and conditions, except that (1) the number of shares of Johnson & Johnson common stock subject to the option will

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

equal the number of shares of ALZA common stock subject to the option multiplied by the exchange ratio and rounded down to the nearest whole share and (2) the exercise price per share of Johnson & Johnson common stock will equal the aggregate exercise price for the shares of ALZA common stock subject to the option divided by the total number of shares of Johnson & Johnson common stock to be subject to such option and rounded up to the nearest whole cent; provided, that the stock purchase rights granted under the stock purchase plans will have a purchase price determined as provided above under "-- ALZA Employee Benefits Matters".

RESALE OF JOHNSON & JOHNSON COMMON STOCK

     Johnson & Johnson common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any ALZA stockholder who may be deemed to be an "affiliate" of ALZA or Johnson & Johnson for purposes of Rule 145 under the Securities Act or for purposes of qualifying the merger for pooling of interests accounting treatment. It is expected that each affiliate will agree not to transfer any Johnson & Johnson common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. In addition, it is expected that each such affiliate will agree not to make any such disposition within 30 days prior to completion of the merger, and until after such time as financial results covering at least 30 days of combined operations of Johnson & Johnson and ALZA after the merger have been published. The merger agreement requires ALZA to use commercially reasonable efforts to cause its affiliates to enter into such agreements, and Johnson & Johnson has agreed to use commercially reasonable efforts to cause its affiliates to comply with the transfer restrictions referred to in the preceding sentence. In addition, it is a condition to the completion of the merger that certain specified persons enter into such agreements. This proxy statement/prospectus does not cover resales of Johnson & Johnson common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

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

                              THE MERGER AGREEMENT

     This is a summary of the material provisions of the merger agreement. The merger agreement, which is attached as Annex 1 to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. You should read the entire merger agreement carefully.

CONDITIONS TO THE COMPLETION OF THE MERGER

     CONDITIONS TO JOHNSON & JOHNSON'S AND ALZA'S OBLIGATIONS TO COMPLETE THE MERGER. Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

     - the merger agreement has been adopted by the affirmative vote of stockholders of ALZA representing a majority of the shares of ALZA common stock outstanding and entitled to vote at the special meeting

     - the shares of Johnson & Johnson common stock to be issued to:

        - ALZA stockholders upon completion of the merger

        - holders of options to acquire shares of ALZA common stock, which will be converted into options to acquire shares of Johnson & Johnson common stock, subject to adjustment to reflect the exchange ratio, upon exercise of such options and

        - holders of certain convertible securities of ALZA to be assumed by the surviving corporation in the merger upon conversion of such securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.


     - the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act has expired or has been terminated (such waiting period has been terminated)



     - the European Commission has issued, or has been deemed to have issued, a decision under Council Regulation No. 4064/89 of the European Community declaring the merger compatible with the Common Market (Johnson & Johnson and ALZA have been advised by the European Commission Merger Task Force that the merger is not notifiable to the European Commission because it lacks the requisite European Community dimension)


     - no temporary restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition is in effect that prevents the completion of the merger

     - the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, has been declared effective by the Securities and Exchange Commission and is not the subject of any stop order or proceedings seeking a stop order and

     - Johnson & Johnson and ALZA each having received letters dated as of the date on which the merger is to be completed from PricewaterhouseCoopers LLP and Ernst & Young LLP regarding such firms' concurrence with the Johnson & Johnson management's and the ALZA management's conclusions, respectively, that, as of the date the merger is completed, no conditions exist that would preclude accounting for the merger as a pooling of interests transaction under Accounting Principles Board Opinion No. 16 and applicable Securities and Exchange Commission rules and regulations if the merger is completed in accordance with the merger agreement.

       CONDITIONS TO JOHNSON & JOHNSON'S OBLIGATION TO COMPLETE THE
       MERGER. Johnson & Johnson's obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

     - the representations and warranties of ALZA relating to (1) the capitalization of ALZA and (2) various state takeover statutes and provisions of the ALZA certificate of incorporation and the

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

       ALZA by-laws are true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to an earlier date, then as of such date

     - the representations and warranties of ALZA relating to (1) the granting of various employee benefits or the entering into various employee contracts by ALZA, (2) agreements that may restrict the ability of affiliates of ALZA to develop, market or distribute products or services and (3) various other agreements that relate to the marketing, development, promotion or supply of selected products of ALZA are true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to an earlier date, then as of such date, except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the reasonably expected benefits of the merger to Johnson & Johnson

     - all the other representations and warranties of ALZA set forth in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to an earlier date, then as of such date, except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth in such representations and warranties, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on ALZA

     - ALZA has performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the date on which the merger is to be completed

     - Johnson & Johnson has received from various identified affiliates of ALZA an executed agreement under which those persons agree to restrictions on their ability to sell the shares of Johnson & Johnson common stock they will receive in the merger and

     - there is no pending or threatened suit, action or proceeding by any governmental entity (1) challenging the acquisition by Johnson & Johnson of any shares of ALZA common stock, seeking to restrain or prohibit the completion of the merger, or seeking to place limitations on the ownership of shares of ALZA common stock (or shares of common stock of the surviving corporation in the merger) by Johnson & Johnson or seeking to obtain from ALZA or Johnson & Johnson any damages that are material in relation to ALZA, (2) seeking to prohibit or materially limit the ownership or operation by ALZA, Johnson & Johnson or any of their respective subsidiaries of any material portion of any business or of any assets of ALZA and its subsidiaries, taken as a whole, and Johnson & Johnson and its subsidiaries, taken as a whole, or to compel ALZA, Johnson & Johnson or any of their respective subsidiaries to divest or hold separate any material portion of business or of any assets of ALZA and its subsidiaries, taken as a whole, and Johnson & Johnson and its subsidiaries, taken as a whole, as a result of the merger, (3) seeking to prohibit Johnson & Johnson or any of its subsidiaries from effectively controlling in any material respect the business or operations of ALZA or any of its subsidiaries or (4) otherwise having, or being reasonably expected to have, a material adverse effect on ALZA.

     CONDITIONS TO ALZA'S OBLIGATION TO COMPLETE THE MERGER. ALZA's obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

     - the representations and warranties of Johnson & Johnson and Express Merger Sub set forth in the merger agreement that are qualified as to materiality are true and correct, and the representations and warranties set forth in the merger agreement that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if such representations and warranties expressly relate to an earlier date, then as of such date, except to the extent that the facts or matters as to

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

       which such representations and warranties are not so true and correct as of such dates, without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth in such representations and warranties, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Johnson & Johnson

     - Johnson & Johnson and Express Merger Sub have performed in all material respects all obligations required to be performed by them under the merger agreement on or prior to the date on which the merger is to be completed and

     - ALZA has received from Heller Ehrman White & McAuliffe LLP, tax counsel to ALZA, on the closing date of the merger an opinion dated as of the closing date and stating that the merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The issuance of this opinion is conditioned upon the receipt by such tax counsel of representation letters from each of ALZA and Johnson & Johnson.

     The merger agreement provides that a "material adverse effect" or "material adverse change" means, when used in connection with ALZA or Johnson & Johnson, any change, effect, event, occurrence or state of facts (or any development or developments which individually or in the aggregate could reasonably be expected to result in any change or effect) that is materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of ALZA and its subsidiaries, taken as a whole, or Johnson & Johnson and its subsidiaries, taken as a whole, as the case may be, other than any change, effect, event, occurrence, state of facts or development:

     - relating to the economy in general or

     - relating to the industry in which ALZA operates or the industries in which Johnson & Johnson operates, as the case may be, in general and not specifically relating to ALZA or Johnson & Johnson.

     ALZA can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. ALZA cannot at this point determine whether it would resolicit proxies in the event that it decides to waive any of the items listed above. This decision would depend upon the facts and circumstances leading to ALZA's decision to complete the merger and whether ALZA believes there has been a material change in the terms of the merger and its effect on ALZA and its stockholders. In making this determination, ALZA would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the transaction fair to the stockholders from a financial point of view, the availability of alternative transactions and the prospects of ALZA as an independent entity. If ALZA determines that a waiver of a condition would materially change the terms of the merger, including the expected qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, it will resolicit proxies.

NO SOLICITATION

     The merger agreement provides that ALZA will not, nor will it authorize or permit any of its subsidiaries, any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by it or any of its subsidiaries to, directly or indirectly through another person:

     - solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, a takeover proposal, as described below, or

     - participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any takeover proposal.

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

     The merger agreement provides that the term "takeover proposal" means:

     - any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving ALZA

     - any proposal for the issuance of 15% or more of the equity securities of ALZA as consideration for the assets or securities of another person or

     - any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities of ALZA or assets (including equity securities of any subsidiary of ALZA) that represent 15% or more of the total consolidated assets of ALZA, in each case, other than the transactions contemplated by the merger agreement or the stock option agreement entered into with Johnson & Johnson.

     The merger agreement provides further that, notwithstanding the restrictions described above, if, at any time prior to the time ALZA stockholders have adopted the merger agreement with Johnson & Johnson:

     - ALZA receives a bona fide written takeover proposal that the ALZA board of directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes or is reasonably likely to lead to a superior proposal, as described below, and

     - such takeover proposal was unsolicited and made after the date of the merger agreement and did not otherwise result from a breach by ALZA of the no solicitation provisions described above,

ALZA may, if the ALZA board of directors determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to the ALZA stockholders under applicable law, subject to providing prior notice to Johnson & Johnson:

     - furnish information about ALZA and its subsidiaries to the person making such takeover proposal under a confidentiality agreement not less restrictive than the confidentiality agreement between ALZA and Johnson & Johnson, provided that all such information is also provided to Johnson & Johnson and

     - participate in discussions or negotiations regarding such takeover proposal.

     The merger agreement provides that the term "superior proposal" means any bona fide offer made by a third party that if completed would result in such person (or its shareholders) owning, directly or indirectly, all or substantially all of the shares of ALZA common stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of ALZA, which the ALZA board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation, to be:

     - more favorable to the ALZA stockholders from a financial point of view than the merger, taking into account all the terms and conditions of such proposal and the merger agreement with Johnson & Johnson, including any changes to the financial terms of the merger proposed by Johnson & Johnson in response to such proposal or otherwise and

     - reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

     The merger agreement provides further that neither the ALZA board of directors nor any committee of the ALZA board of directors may:

     - withdraw, or modify in a manner adverse to Johnson & Johnson, or propose to withdraw, or modify in a manner adverse to Johnson & Johnson, the approval, recommendation or declaration of advisability by the ALZA board of directors or such committee of the ALZA board of directors of the merger agreement, the stock option agreement or the merger

     - recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any takeover proposal or

     - approve or recommend, or propose to approve or recommend, or allow ALZA or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement related to any takeover proposal.

     Notwithstanding the above, at any time prior to the time ALZA stockholders have adopted the merger agreement with Johnson & Johnson, the ALZA board of directors may withdraw its recommendation of the merger agreement, the stock option agreement and the merger or recommend the approval of a takeover proposal if the ALZA board of directors determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to the ALZA stockholders under applicable law. No such withdrawal of the ALZA board of directors' recommendation of the merger agreement, the stock option agreement and the merger or recommendation of a takeover proposal in response to a takeover proposal that constitutes a superior proposal may be made until after the third business day following Johnson & Johnson's receipt of written notice from ALZA advising Johnson & Johnson that the ALZA board of directors intends to take such action and specifying the terms and conditions of such superior proposal. In determining whether to take such action, the ALZA board of directors must take into account any changes to the financial terms of the merger proposed by Johnson & Johnson in response to its receipt of such notice from ALZA or otherwise.

     In addition to the no solicitation provisions described above, the merger agreement provides that ALZA must promptly advise Johnson & Johnson orally and in writing of any bona fide takeover proposal, the material terms and conditions of any such takeover proposal and the identity of the person making any such takeover proposal. ALZA must keep Johnson & Johnson fully informed of the status and details, including any changes, of any such takeover proposal or inquiry and must provide to Johnson & Johnson copies of all correspondence and other written material sent or provided by any person to ALZA or any of its subsidiaries that describes any of the terms or conditions of any takeover proposal as soon as practicable after receipt or delivery of such correspondence or other written material.

     Nothing in the merger agreement prohibits the ALZA board of directors from taking and disclosing to the ALZA stockholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Securities Exchange Act or from making any required disclosure to ALZA stockholders if, in the good faith judgment of the ALZA board of directors, after consultation with outside counsel, failure to make such disclosure would constitute a violation of applicable law, except that in no event may ALZA or its board of directors or any committee of the ALZA board of directors withdraw its recommendation of the merger agreement, the stock option agreement or the merger, recommend a takeover proposal or enter into an agreement regarding a takeover proposal in a manner prohibited by the no solicitation provisions described above.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the effective time of the merger, even if the merger agreement has been adopted by the ALZA stockholders:

     - by mutual written consent of Johnson & Johnson and ALZA

     - by either Johnson & Johnson or ALZA, if the merger has not been completed by December 31, 2001, except that this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be completed on or before that date

     - by either Johnson & Johnson or ALZA, if there exists a restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition, in each case that has become final and cannot be appealed and which prevents the completion of the merger

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

     - by either Johnson & Johnson or ALZA, if the ALZA stockholders do not adopt the merger agreement at the special meeting

     - by either Johnson & Johnson or ALZA, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and has not been or cannot be cured within 30 calendar days following receiving written notice from the other party of such breach or failure to perform and

     - by Johnson & Johnson, if the ALZA board of directors or any committee of the ALZA board of directors withdraws, or modifies in a manner adverse to Johnson & Johnson, or proposes to withdraw, or modify in a manner adverse to Johnson & Johnson, its approval, recommendation or declaration of advisability of the merger agreement, the stock option agreement or the merger or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any takeover proposal.

FEES AND EXPENSES

     GENERAL. The merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the merger is completed, except that Johnson & Johnson and ALZA will each pay one-half of (1) the expenses incurred in connection with filing, printing and mailing of the registration statement of which this proxy statement/prospectus is a part and
(2) the filing fees for the premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act and any similar foreign antitrust laws.

     TERMINATION FEE. ALZA must pay to Johnson & Johnson a termination fee of $180 million in each of the following circumstances:

     - the merger agreement is terminated by Johnson & Johnson pursuant to its right described in the last bullet point under "-- Termination of the Merger Agreement", if the ALZA board of directors action which gave rise to such termination right was made in response to a superior proposal, and within 12 months after such termination, ALZA enters into a definitive agreement for, or completes, the transactions contemplated by any takeover proposal (for purposes of this provision, the term "takeover proposal" has the same meaning as described under "-- No Solicitation", except that references to 15% are deemed references to 30%) or

     - a takeover proposal is made to ALZA or directly to the ALZA stockholders generally or otherwise becomes publicly known or any person publicly announces an intention, whether or not conditional, to make a takeover proposal, the merger agreement is terminated by either Johnson & Johnson or ALZA pursuant to their respective rights described in the second or fourth bullet points under "--Termination of the Merger Agreement" and within 12 months after such termination, ALZA enters into a definitive agreement for, or completes, the transactions contemplated by any takeover proposal (for purposes of this provision, the term "takeover proposal" has the same meaning as described under "-- No Solicitation", except that references to 15% are deemed references to 30%).

CONDUCT OF BUSINESS PENDING THE MERGER

     Under the merger agreement, ALZA has agreed that, during the period from the date of the merger agreement to the effective time of the merger, it will, and will cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance with applicable laws and regulations and, to the extent consistent with such laws and regulations, will use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will be unimpaired at the effective time of the merger. In addition, without limiting the generality of the foregoing, during the period from the date of the merger agreement to the effective time of the merger, ALZA has agreed that it will not, and will not permit any of its subsidiaries to, without Johnson & Johnson's prior written consent:

     - declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned subsidiary of ALZA to its parent

     - split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock

     - purchase, redeem or otherwise acquire any shares of its capital stock or any other securities of ALZA or any rights, warrants or options to acquire any such shares or other securities

     - issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units, other than:

        - the issuance of shares of ALZA common stock upon the exercise of options to acquire ALZA common stock outstanding on the date of the merger agreement or granted after the date of the merger agreement in accordance with the last sub-bullet below in accordance with their terms on the date of the merger agreement or on the date of grant, if later

        - the issuance of shares of ALZA common stock upon the conversion of the convertible notes outstanding on the date of the merger agreement in accordance with their terms on the date of the merger agreement

        - the issuance of shares of ALZA common stock pursuant to an exercise of the option granted under the stock option agreement or

        - the grant to newly hired or promoted employees of options to acquire shares of ALZA common stock and, after consultation with Johnson & Johnson, the grant to existing employees of options to acquire shares of ALZA common stock consisting of ALZA's annual option grants, in either case in accordance with ALZA's ordinary course of business consistent with ALZA's guidelines in respect of option grants

     - amend the ALZA certificate of incorporation or the ALZA by-laws or other comparable charter or organizational documents

     - directly or indirectly acquire (1) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any corporation, partnership or other business organization or (2) any assets that, individually, have a purchase price in excess of $3,000,000 or, in the aggregate, have a purchase price in excess of $15,000,000, except for purchases of raw materials or supplies in the ordinary course of business consistent with past practice

     - sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), except for sales of inventory in the ordinary course of business consistent with past practice

     - incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of ALZA or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice

     - make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice or to or in any direct or indirect wholly owned subsidiary of ALZA

     - except for projects contemplated in ALZA's 2001 capital assets budget, make any new capital expenditure or expenditures which, individually, is in excess of $2,000,000 or, in the aggregate, are in excess of $10,000,000

     - pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements of ALZA (or the notes thereto) filed with the Securities and Exchange Commission or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, cancel any material indebtedness, waive or assign any claims or rights of substantial value, waive any benefits of, or agree to modify in any respect, any standstill or similar agreement to which ALZA or any of its subsidiaries is a party or, other than in the ordinary course of business consistent with past practice, waive any material benefit of, or agree to modify in any material respect, any confidentiality or similar agreement to which ALZA or any of its subsidiaries is a party

     - except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which ALZA or any of its subsidiaries is a party or waive, release or assign any material rights or claims thereunder

     - enter into any contracts, agreements, binding arrangements or understandings relating to the research, development, distribution, supply, license, co-promotion or manufacturing by third parties of products of ALZA or any subsidiary of ALZA or products licensed by ALZA or any subsidiary of ALZA, other than:

        - under any such contracts, agreements, arrangements or understandings currently in place in accordance with their terms as of the date of the merger agreement

        - contracts, agreements, binding arrangements or understandings relating to research or development or under which ALZA or any of its subsidiaries obtains the supply of ingredients or components of products, in each case entered into in the ordinary course of business consistent with past practice and that do not provide for the grant of any licenses or marketing rights under any intellectual property rights of ALZA or any of its subsidiaries and

        - contracts, agreements, binding arrangements or understandings relating to research or development entered into in the ordinary course of business consistent with past practice and any license agreements or arrangements entered into in the ordinary course of business consistent with past practice in connection therewith, provided that ALZA or the applicable subsidiary of ALZA consults with Johnson & Johnson a reasonable period of time prior to entering into any such contract, agreement, binding arrangement or understanding and such associated license agreement or arrangement is limited to the use of ALZA's intellectual property rights in the field of drug delivery in conjunction with any substance, material, chemical, formulation or composition which contains as an active ingredient a compound, protein or other biological material that is proprietary to the licensee thereunder

     - except as otherwise contemplated by the merger agreement or as required to comply with applicable law, adopt, enter into, terminate or amend in any material respect any collective bargaining agreement or benefit plan or any benefit agreement or other agreement, plan or policy involving

       ALZA or any of its subsidiaries and one or more of their respective current or former directors, officers, employees or consultants

     - except as otherwise contemplated by the merger agreement or as required to comply with applicable law, increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former director, officer, employee or consultant, except for normal increases of cash compensation, cash bonuses or fringe benefits or perquisites in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase the benefits or compensation expenses of ALZA and its subsidiaries, taken as a whole

     - except as otherwise contemplated by the merger agreement or as required to comply with applicable law, pay any benefit or amount not required under any benefit plan or benefit agreement or any other benefit arrangement of ALZA or any of its subsidiaries as in effect on the date of the merger agreement

     - except as otherwise contemplated by the merger agreement or as required to comply with applicable law, increase in any material manner the severance or termination pay of any current or former director, officer or key employee of ALZA or any of its subsidiaries or increase the severance or termination pay of any other employees of ALZA or any of its subsidiaries in a manner that results in the aggregate in any material increase in the severance or termination pay expenses of ALZA and its subsidiaries

     - except as otherwise contemplated by the merger agreement or as required to comply with applicable law, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan

     - except as otherwise contemplated by the merger agreement or as required to comply with applicable law, amend or modify any stock option

     - except as otherwise contemplated by the merger agreement or as required to comply with applicable law, take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan

     - except as otherwise contemplated by the merger agreement or as required to comply with applicable law, take any action to accelerate the vesting or payment of any compensation or benefit under any benefit plan, other than non-discretionary actions required by the terms of any existing plans, agreements, contracts, arrangements or benefit plans

     - except as otherwise contemplated by the merger agreement or as required to comply with applicable law, materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined

     - except as otherwise contemplated by the merger agreement, enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Securities Exchange Act

     - revalue any material assets of ALZA or any of its subsidiaries or, except as required by generally accepted accounting principles, make any change in accounting methods, principles or practices

     - other than license agreements or arrangements permitted under the merger agreement, sell, transfer or license to any person or otherwise extend, amend or modify any rights relating to the intellectual property rights of ALZA or any of its subsidiaries or

     - authorize any of, or commit, propose or agree to take any of, the foregoing actions.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties relating to, among other things:

     - corporate organization and similar corporate matters of Johnson & Johnson, Express Merger Sub and ALZA

     - capital structure of Johnson & Johnson, Express Merger Sub and ALZA

     - obligations with respect to capital stock of Johnson & Johnson and ALZA

     - authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of Johnson & Johnson, Express Merger Sub and ALZA

     - approval by the ALZA board of directors of the merger agreement, the stock option agreement and related transactions

     - documents filed by each of Johnson & Johnson and ALZA with the Securities and Exchange Commission and the accuracy of information contained in such documents

     - absence of undisclosed liabilities of ALZA

     - accuracy of information supplied by each of Johnson & Johnson and ALZA in connection with this proxy statement/prospectus and the registration statement of which it is a part

     - absence of material changes or events concerning Johnson & Johnson and ALZA

     - pending or threatened material litigation of Johnson & Johnson and ALZA

     - certain contracts and agreements of ALZA, including agreements that relate to the marketing, development, promotion or supply of selected products of ALZA

     - compliance with applicable laws, including environmental laws, by ALZA

     - absence of changes in benefit plans and labor relations matters of ALZA

     - matters relating to the Employee Retirement Income Security Act for ALZA

     - absence of excess parachute payments to any director, officer, employee or consultant of ALZA or its affiliates

     - filing of tax returns and payment of taxes by ALZA

     - title to ALZA's properties and ALZA's compliance with the terms of its material leases

     - intellectual property rights of Johnson & Johnson and ALZA

     - required stockholder vote of ALZA and no required stockholder vote of Johnson & Johnson

     - satisfaction of the requirements of certain state takeover statutes and provisions of the ALZA certificate of incorporation and the ALZA by-laws by ALZA

     - engagement and payment of fees of brokers, investment bankers, finders and financial advisors of Johnson & Johnson and ALZA

     - receipt of fairness opinions by ALZA from its financial advisors

     - the absence of actions by Johnson & Johnson and ALZA that would prevent using the pooling of interests method to account for the merger

     - absence of actions by ALZA, Johnson & Johnson and Express Merger Sub that would prevent the merger from qualifying as a tax-free reorganization for Federal income tax purposes

     - applicability of the rights agreement between ALZA and Fleet National Bank (formerly BankBoston, N.A.)

     - compliance by Johnson & Johnson and ALZA with applicable regulatory and governmental requirements

     - amendment of the grantor trust agreement between ALZA and Wachovia Bank, N.A.

     - organization and operations of Express Merger Sub and

     - Johnson & Johnson common stock to be issued in the merger.

CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

     The merger agreement provides that the certificate of incorporation of the surviving corporation will be amended to read in its entirety as set forth in Exhibit A to the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation until changed or amended. The merger agreement further provides that the by-laws of Express Merger Sub, as in effect immediately prior to the completion of the merger, will be the by-laws of the surviving corporation until changed or amended. For a summary of certain provisions of the current ALZA certificate of incorporation, by-laws and the associated rights of ALZA stockholders, see "Comparison of Rights of Common Stockholders of Johnson & Johnson and ALZA".

AMENDMENT; EXTENSION AND WAIVER

     Subject to applicable law:

     - the merger agreement may be amended by mutual consent of the parties in writing at any time, except that after the merger agreement has been adopted by the stockholders of ALZA, no amendment may be entered into which requires further approval by ALZA stockholders or requires the approval of stockholders of Johnson & Johnson unless such approval is obtained and

     - at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of such party;

        - extend the time for performance of any of the obligations or other acts of any other party to the merger agreement

        - waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document or

        - waive compliance by any other party with any agreements or conditions in the merger agreement, except that no such waiver may be made after the merger agreement has been adopted by the stockholders of ALZA which requires further approval by ALZA stockholders or requires the approval of stockholders of Johnson & Johnson unless such approval is obtained.

                           THE STOCK OPTION AGREEMENT

     This is a summary of the material provisions of the stock option agreement. The stock option agreement, which is attached as Annex 2 to this proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. You should read the entire stock option agreement carefully.

GENERAL

     Concurrently with the execution and delivery of the merger agreement, Johnson & Johnson and ALZA entered into a stock option agreement under which ALZA granted Johnson & Johnson an option to purchase up to 47,466,356 shares of ALZA common stock, at a price per share of $41.84, under certain conditions that are described below.

EXERCISE OF THE OPTION

     Except as described below, the option is exercisable by Johnson & Johnson at any time after the occurrence of any event as a result of which Johnson & Johnson is entitled to receive the termination fee under the merger agreement. The right to purchase shares under the ALZA stock option agreement will expire upon the first to occur of:

     - the effective time of the merger

     - 12 months after the first occurrence of any event as a result of which Johnson & Johnson is entitled to receive the termination fee under the merger agreement and

     - termination of the merger agreement prior to the occurrence of any event as a result of which Johnson & Johnson is entitled to receive the termination fee, unless Johnson & Johnson has the right to receive such termination fee upon the occurrence of certain events, in which case the option will not terminate until the later of (1) ten business days following the time such termination fee becomes payable and (2) the expiration of the period during which Johnson & Johnson has the right to receive a termination fee.

     Any purchase of shares upon the exercise of the option is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act and the obtaining or making of any governmental or regulatory consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would make the issuance of shares subject to the option illegal. If the option has been exercised before its termination, Johnson & Johnson will be entitled to purchase the option shares and the termination of the option will not affect any rights under the stock option agreement. If Johnson & Johnson receives notice that a regulatory approval required for the purchase of any option shares under the option will not be issued or granted or such regulatory approval has not been issued or granted within six months of the date of the exercise notice, Johnson & Johnson will have the right to exercise its cash-out right with respect to the option shares for which such regulatory approval will not be issued or granted or has not been issued or granted.

ADJUSTMENTS TO NUMBER AND TYPE OF SHARES

     The number and type of securities subject to the option and the purchase price will be adjusted for any change in the common stock subject to the option by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, such that Johnson & Johnson will receive, upon exercise of the option, the number and type of securities that it would have received if the option had been exercised immediately before the occurrence of such event, or the record date of such event. If any additional shares of ALZA common stock are issued after the date of the stock option agreement, or if the number of outstanding shares of ALZA common stock is reduced, the number of shares of ALZA common stock subject to the option will be adjusted so that, after such issuance or reduction, it equals the same percentage of the aggregate number of issued and outstanding shares of ALZA common stock as it did prior to such issuance or reduction. The agreement provides further that in no event may the number of shares of ALZA common stock subject to the option exceed 19.9% of the issued and outstanding shares of ALZA common stock at the time of exercise of the option not including the shares issued pursuant to such exercise.

     If ALZA agrees to (1) consolidate with or merge into any person other than Johnson & Johnson or one of its subsidiaries, (2) permit any person other than Johnson & Johnson or one of its subsidiaries to merge into it or (3) sell or otherwise transfer all or substantially all of its assets to any person other than Johnson & Johnson or one of its subsidiaries, then the agreement governing that transaction must provide that the option will, upon the completion of such transaction, be converted into or exchanged for an option to acquire the number and class of shares or other securities or property Johnson & Johnson would have received in respect of ALZA common stock if the option had been exercised immediately prior to such consolidation, merger, sale or transfer, or the record date of such event.

CASH PAYMENTS FOR THE OPTION

     Instead of purchasing shares of common stock under the option, Johnson & Johnson may exercise its right to have ALZA pay to Johnson & Johnson an amount per share of ALZA common stock equal to the number of shares of ALZA's common stock subject to the option multiplied by the difference between:

     - the average closing price on the New York Stock Exchange of shares of ALZA's common stock for the 10 trading days commencing on the 12th trading day immediately preceding the date on which Johnson & Johnson notifies ALZA of its exercise of the option and

     - the per share exercise price of the option.

LIMITATION ON TOTAL PROFIT

     In addition, the stock option agreement provides that in no event will Johnson & Johnson's total profit from the option exceed $180 million in the aggregate and, if Johnson & Johnson's total profit from the option would otherwise exceed such amount, Johnson & Johnson is required to:

     - reduce the number of shares of common stock subject to the option

     - deliver to ALZA for cancelation shares of ALZA common stock previously purchased by Johnson & Johnson

     - pay cash to ALZA or

     - do any combination of the foregoing, so that Johnson & Johnson's total profit from the option does not exceed $180 million after taking into account the foregoing actions.

REGISTRATION RIGHTS AND LISTING

     Johnson & Johnson has certain rights to require registration by ALZA of any shares purchased under the option under the securities laws if necessary for Johnson & Johnson to be able to sell such shares and to require the listing of such shares on the New York Stock Exchange or other national securities exchange or national securities quotation system.

ASSIGNABILITY

     The stock option agreement may not be assigned or delegated by Johnson & Johnson or ALZA without the prior written consent of the other. Shares of ALZA common stock received by Johnson & Johnson pursuant to an exercise of the option may not be sold, assigned, transferred or otherwise disposed of except in an underwritten public offering or to a purchaser or transferee who would not, immediately after such sale, assignment, transfer or disposal, beneficially own more than 5.0% of the outstanding voting power of ALZA stockholders; provided, however, that Johnson & Johnson is permitted to sell any shares if the sale is made in connection with a tender or exchange offer that has been approved or recommended by a majority of the ALZA board of directors.

EFFECT OF STOCK OPTION AGREEMENT


     The stock option agreement is intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement. Consequently, certain aspects of the stock option agreement may discourage persons who might now or prior to the effective time of the merger be interested in acquiring all or a significant interest in ALZA from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for ALZA common stock than that implicit in the exchange ratio under the merger agreement with Johnson & Johnson or a higher price per share for ALZA common stock than the market price.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS


     Johnson & Johnson common stock is listed for trading on the New York Stock Exchange under the trading symbol "JNJ" and ALZA common stock is listed for trading on the New York Stock Exchange under the trading symbol "AZA". The following table sets forth, for the periods indicated, dividends declared and the high and low sales prices per share of Johnson & Johnson common stock and of ALZA common stock as reported by the Dow Jones & Company, Inc. The prices of ALZA common stock have been adjusted to reflect its two-for-one stock split effected in November 2000. The prices of Johnson & Johnson common stock have not been adjusted to reflect its two-for-one stock split which is expected to be effected in June 2001. For current price information, ALZA stockholders are urged to consult publicly available sources.



                                         JOHNSON & JOHNSON
                                            COMMON STOCK                   ALZA COMMON STOCK
                                   ------------------------------    -----------------------------
                                                        DIVIDENDS                        DIVIDENDS
CALENDAR PERIOD                     HIGH       LOW      DECLARED      HIGH      LOW      DECLARED
---------------                    -------    ------    ---------    ------    ------    ---------
1997
  First Quarter..................  $ 62.75    $48.63      $0.19      $15.69    $12.38         --
  Second Quarter.................    66.88     51.13       0.22       15.69     12.75         --
  Third Quarter..................    65.88     55.13       0.22       16.25     14.03         --
  Fourth Quarter.................    67.31     52.63       0.22       15.91     12.44         --
1998
  First Quarter..................    76.44     63.38       0.22       22.79     15.44         --
  Second Quarter.................    77.88     67.06       0.25       26.44     20.25         --
  Third Quarter..................    80.81     68.13       0.25       22.75     16.88         --
  Fourth Quarter.................    89.75     72.63       0.25       27.00     19.28         --
1999
  First Quarter..................    94.00     77.00       0.25       27.88     18.91         --
  Second Quarter.................   103.00     87.81       0.28       25.53     15.50         --
  Third Quarter..................   105.88     90.00       0.28       26.78     20.84         --
  Fourth Quarter.................   106.88     90.13       0.28       24.81     14.81         --
2000
  First Quarter..................    96.94     66.13       0.28       19.75     15.94         --
  Second Quarter.................   101.88     70.00       0.32       30.81     18.50         --
  Third Quarter..................   101.44     90.25       0.32       44.28     27.97         --
  Fourth Quarter.................   105.94     89.19       0.32       47.00     35.50         --
2001
  First Quarter..................   104.69     80.50       0.32       44.75     26.20         --
  Second Quarter (through
     May 11, 2001)...............    98.48     85.19       0.36       47.50     39.79         --



     The following table sets forth the high, low and last reported sales prices per share of Johnson & Johnson common stock and of ALZA common stock as reported by the Dow Jones & Company, Inc. and the market value of a share of ALZA common stock on an equivalent per share basis, in each case on March 26, 2001, the last full trading day prior to the public announcement of the proposed merger, and on May 11, 2001, the last practicable trading day before the date of this proxy statement/prospectus. In order to give effect to Johnson & Johnson's two-for-one stock split which is expected to be effected on or about June 12, 2001, the equivalent price per share data for ALZA common stock has been determined by multiplying the last reported sale price of a share of Johnson & Johnson common stock on each of these dates by 0.5 and then multiplying such product by the exchange ratio of 0.98 (which will be the exchange ratio after Johnson & Johnson's two-for-one stock split has been effected).



                                    JOHNSON & JOHNSON                    ALZA               EQUIVALENT PRICE
                                       COMMON STOCK                  COMMON STOCK             PER SHARE OF
                                --------------------------    --------------------------          ALZA
                                 HIGH      LOW      CLOSE      HIGH      LOW      CLOSE       COMMON STOCK
                                ------    ------    ------    ------    ------    ------    ----------------
March 26, 2001................  $87.50    $85.02    $85.38    $38.85    $36.85    $38.75         $41.84
May 11, 2001..................   97.82     96.98     97.26     47.26     46.80     47.00          47.66

                 DESCRIPTION OF JOHNSON & JOHNSON CAPITAL STOCK


     The following summary of the capital stock of Johnson & Johnson is subject in all respects to applicable New Jersey law, the Johnson & Johnson restated certificate of incorporation, as amended, and the Johnson & Johnson by-laws. See "Comparison of Rights of Common Stockholders of Johnson & Johnson and ALZA" on page 58 and "Where You Can Find More Information" on page 70.



     The total authorized shares of capital stock of Johnson & Johnson consist of (1) 2,160,000,000 shares of common stock, par value $1.00 per share, and (2) 2,000,000 shares of preferred stock, without par value. Johnson & Johnson filed an amendment to the Johnson & Johnson certificate of incorporation with the Secretary of State of the State of New Jersey on May 10, 2001, which will be effective at the close of business on May 22, 2001, increasing the number of authorized shares of Johnson & Johnson common stock to 4,320,000,000. At the close of business on May 9, 2001, approximately 1,397,705,606 shares of Johnson & Johnson common stock were issued and outstanding and no shares of Johnson & Johnson preferred stock were issued and outstanding. The number of shares of Johnson & Johnson common stock issued and outstanding on May 9, 2001 has not been adjusted to reflect Johnson & Johnson's two-for-one stock split which is expected to be effected on or about June 12, 2001.


     The Johnson & Johnson board of directors is authorized to provide for the issuance from time to time of Johnson & Johnson preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of capital stock of Johnson & Johnson, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to that series and the redemption price or prices and the other terms of redemption, if any, applicable to that series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Johnson & Johnson preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Johnson & Johnson common stock or for other corporate purposes.

                  COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS
                         OF JOHNSON & JOHNSON AND ALZA

     Johnson & Johnson is a New Jersey corporation subject to the provisions of the New Jersey Business Corporation Act, which we refer to as New Jersey law. ALZA is a Delaware corporation subject to the provisions of the General Corporation Law of the State of Delaware, which we refer to as Delaware law. ALZA stockholders, whose rights are currently governed by the ALZA certificate of incorporation, the ALZA by-laws and Delaware law, will, upon completion of the merger, become stockholders of Johnson & Johnson and their rights will be governed by the Johnson & Johnson certificate of incorporation, the Johnson & Johnson by-laws and New Jersey law.

     The following description summarizes the material differences that may affect the rights of stockholders of Johnson & Johnson and ALZA but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of New Jersey law, Delaware law, the Johnson & Johnson certificate of incorporation, the Johnson & Johnson by-laws, the ALZA certificate of incorporation and the ALZA by-laws.

CAPITALIZATION

     JOHNSON & JOHNSON

     Johnson & Johnson's authorized capital stock is described under "Description of Johnson & Johnson Capital Stock".

     ALZA


     The total authorized shares of capital stock of ALZA consist of (1) 1,000,000,000 shares of common stock, par value $0.005 per share, and (2) 100,000 shares of preferred stock, par value $0.01 per share. On the close of business on May 9, 2001, approximately 239,122,707 shares of ALZA common stock were issued and outstanding and no shares of ALZA preferred stock were issued and outstanding.


     The ALZA certificate of incorporation provides that shares of ALZA preferred stock may be issued as a class, without series or, if so determined from time to time by the ALZA board of directors, in one or more series. The ALZA certificate of incorporation further provides that shares of ALZA preferred stock, and each series thereof, will have the voting powers and other rights, privileges, preferences and restrictions as set forth in the resolution of the ALZA board of directors providing for the issuance of the shares of ALZA preferred stock. The ALZA board of directors is expressly authorized to fix or alter any and all the rights, preferences, privileges and restrictions and other terms of the ALZA preferred stock and any series thereof, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of any series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

     JOHNSON & JOHNSON

     The Johnson & Johnson certificate of incorporation and the Johnson & Johnson by-laws provide that the total number of Johnson & Johnson directors will be not less than nine nor more than 18, as determined by the Johnson & Johnson board of directors from time to time. Johnson & Johnson currently has 15 directors. All directors are elected at each annual meeting of stockholders to serve until the next annual meeting. The Johnson & Johnson by-laws do not provide for cumulative voting in the election of directors. The Johnson & Johnson by-laws provide that vacancies on the Johnson & Johnson board of directors will be filled by appointment made by a majority vote of the remaining directors. The Johnson & Johnson certificate of incorporation and the Johnson & Johnson by-laws provide that directors may be removed, with cause, by a majority vote of the stockholders.

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

     ALZA

     The ALZA by-laws provide that the number of directors of ALZA is eight, but may be increased or decreased from time to time either by a resolution or by-law duly adopted by the ALZA board of directors. The ALZA certificate of incorporation and by-laws provide that the ALZA board of directors will be divided into three classes, which shall be as nearly equal in number as possible. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. The ALZA by-laws provide that any director may be removed from office, only with cause, by the holders of a majority of the shares entitled to vote in an election of directors. The ALZA certificate of incorporation and by-laws provide that in the event of any increase or decrease in the authorized number of directors, any newly-created or eliminated directorships resulting from such increase or decrease shall be apportioned by the ALZA board of directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible. No decrease in the number of directors constituting the ALZA board of directors will shorten the term of any incumbent director. Newly-created directorships resulting from any increase in the number of directors and any vacancies on the ALZA board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office (and not by stockholders), even though less than a quorum of the ALZA board of directors. Any director elected in accordance with the immediately preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

AMENDMENTS TO CHARTER DOCUMENTS

     JOHNSON & JOHNSON

     Under New Jersey law, a proposed amendment to a corporation's certificate of incorporation requires approval by its board of directors and an affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on the amendment, unless a specific provision of New Jersey law or the corporation's certificate of incorporation provides otherwise. The Johnson & Johnson certificate of incorporation provides that if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class is required. The Johnson & Johnson certificate of incorporation also provides that the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class, and the affirmative vote of a majority of the combined votes entitled to be cast by "disinterested stockholders" voting together as a single class is required to amend, repeal or adopt provisions inconsistent with Article Eight of the Johnson & Johnson certificate of incorporation which relates to business combinations with interested parties, unless the amendment, repeal or adoption is unanimously recommended by the Johnson & Johnson board of directors if none of its directors are affiliates or associates of any interested stockholder.

     ALZA

     Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would:

     - increase or decrease the aggregate number of authorized shares of the class

     - increase or decrease the par value of the shares of the class or

     - alter or change the powers, preferences or special rights of the shares of the class, so as to affect them adversely.

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

     If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class.

     The ALZA certificate of incorporation provides that ALZA reserves the right to amend and repeal any provision contained in the ALZA certificate of incorporation, and to take other corporate action to the extent and in the manner permitted or prescribed by Delaware law, subject to the provisions of
Article 5(g) of the ALZA certificate of incorporation, which contains provisions requiring the affirmative vote of not less than 75% of the ALZA board of directors or the affirmative vote of not less than 80% of the outstanding shares of capital stock of ALZA entitled to vote in an election of directors to amend
Article 5 of the ALZA certificate of incorporation, which contains provisions relating to the ALZA board of directors, and Article 10 of the ALZA certificate of incorporation, which contains provisions regarding certain transactions.

AMENDMENTS TO BY-LAWS

     JOHNSON & JOHNSON

     Under New Jersey law, the Johnson & Johnson certificate of incorporation and the Johnson & Johnson by-laws, the Johnson & Johnson by-laws generally may be amended or repealed in whole or in part by the stockholders at a regular or special meeting of the stockholders or by the Johnson & Johnson board of directors at a regular or special meeting of the board of directors, if notice of the proposed amendment is contained in the notice of such meeting, except that a by-law adopted or amended by the Johnson & Johnson board of directors may be superseded by stockholder action and that stockholder action may preempt any further action by the Johnson & Johnson board of directors with respect to that by-law provision.

     ALZA

     Under Delaware law, unless a corporation's certificate of incorporation provides otherwise, the stockholders entitled to vote have the power to adopt, amend or repeal the corporation's by-laws. The ALZA certificate of incorporation provides that in furtherance and not in limitation of the powers conferred by Delaware law, the ALZA board of directors and ALZA stockholders are each expressly authorized to adopt, amend or repeal the ALZA by-laws subject to any particular provisions concerning amendments set forth in the ALZA certificate of incorporation or by-laws. The ALZA by-laws provide that by-laws may be amended or repealed or new by-laws may be adopted by ALZA stockholders or the ALZA board or directors, except that no provision of Section 10 of the ALZA by-laws, which contains provisions regarding certain transactions, may be amended except in accordance with such Section 10 and no provision of Sections 16 of the ALZA by-laws, which contains provisions regarding the number, classification and term of directors, and no provision of Section 19 of the ALZA by-laws, which contains provisions regarding newly-created directorships and vacancies of the ALZA board of directors, may be amended or repealed except by resolution adopted by the affirmative vote of not less than 75% of the ALZA board of directors or the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of ALZA entitled to vote in an election of directors.

ACTION BY WRITTEN CONSENT

     JOHNSON & JOHNSON

     Under New Jersey law, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of stockholders who would have been entitled to cast the minimum number of votes which would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting; provided, however, that in case of an annual meeting of stockholders for the election of directors, any consent in writing must be unanimous.

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

     ALZA

     Under the ALZA certificate of incorporation, action required to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing of such stockholders.

NOTICE OF STOCKHOLDER ACTIONS

     JOHNSON & JOHNSON

     New Jersey law and the Johnson & Johnson by-laws provide that written notice of the time, place and purpose or purposes of every meeting of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, telegram or telex, to each stockholder of record entitled to vote at the meeting. The Johnson & Johnson by-laws further provide that the only matters that may be considered and acted upon at an annual meeting of stockholders are those matters brought before the meeting:

     - through the notice of meeting

     - by the Johnson & Johnson board of directors or

     - by a stockholder of record entitled to vote at the meeting.

Generally, the Johnson & Johnson by-laws require a stockholder who intends to bring matters before an annual meeting to provide advance notice of such intended action not less than 120 days prior to the date of the proxy statement relating to the prior year's annual meeting. The notice must contain a brief description of the business desired to be brought before the meeting and must identify any personal or other material interest of the stockholder in such proposed business. The person presiding at the meeting will have the discretion to determine whether any item of business was brought before such meeting in compliance with the above procedures.

     ALZA

     The ALZA by-laws provide that a written notice of the place, date and time of all meetings of stockholders shall be given not less than 10 days nor more than 60 days before the date of any such meeting to each stockholder entitled to vote at such meeting, except in the case of a stockholder meeting where stockholders will vote on a merger of ALZA, in which case Delaware law requires notice to be provided to each stockholder not less than 20 days prior to the meeting. The ALZA by-laws further provide that the only matters that may be considered and acted upon at an annual meeting of stockholders are those matters brought before the meeting:

     - through the notice of meeting

     - by the ALZA board of directors or

     - by a stockholder of ALZA upon proper written notice.

Such notice shall set forth the name and address of the person advancing the proposal, any material interest of such person in the proposal and such other information concerning the person making such proposal and the proposal itself as would be required by the appropriate rules and regulations of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the proposal. In order to be timely, a notice by an ALZA stockholder of proposals shall be delivered to the Secretary of ALZA not later than 75 days prior to the first anniversary of the date on which ALZA first mailed its proxy materials for the preceding year's annual meeting of stockholders, except that if the date of the annual meeting is advanced by more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

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

SPECIAL STOCKHOLDER MEETINGS

     JOHNSON & JOHNSON

     Under the Johnson & Johnson by-laws, a special meeting of the stockholders may be called at any time by the chairman of the Johnson & Johnson board of directors, a vice-chairman of the Johnson & Johnson board of directors, the chairman of the executive committee, a vice-chairman of the executive committee, the president or by a majority of the Johnson & Johnson board of directors, and may be held on the business day and place stated in the notice of the meeting.

     In addition, New Jersey law provides that holders of not less than 10% of all shares entitled to vote at a meeting may apply to the New Jersey Superior Court to request that a special meeting of the stockholders be called for good cause shown. At such a meeting, the stockholders present in person or by proxy will constitute a quorum for the transaction of business described in such order.

     ALZA

     Under Delaware law, a special meeting of stockholders may be called by the board of directors or by other persons authorized by the certificate of incorporation or the by-laws. The ALZA by-laws provide that special meetings of the stockholders may only be called by the ALZA board of directors, the chairman of the ALZA board of directors or the president of ALZA.

STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS

     JOHNSON & JOHNSON

     Under New Jersey law, a stockholder who has been a stockholder for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least five days' written notice, to inspect in person or by agent or attorney the minutes of the proceedings of the corporation's stockholders and its record of stockholders. Irrespective of the period such stockholder has held his, her or its stock or the amount of stock such stockholder holds, a court may, upon proof of proper purpose, compel production for examination by the stockholder of the books and records of account, minutes and record of stockholders of Johnson & Johnson.

     ALZA

     Under Delaware law, any stockholder, in person or by attorney or other agent, may, upon written demand given under oath and stating the purpose thereof, inspect for any proper purpose ALZA's stock ledger, a list of its stockholders and its other books and records. A proper purpose is a purpose reasonably related to such person's interest as a stockholder. A complete list of stockholders entitled to vote at any meeting of stockholders must be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to such meeting. The list must also be kept at the place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

LIMITATION OF PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     JOHNSON & JOHNSON

     Under New Jersey law, a corporation may indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been a director or officer, other than a proceeding by or in the right of the corporation, if:

     - the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and

     - with respect to any criminal proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

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

     The Johnson & Johnson certificate of incorporation provides that, to the full extent permitted under New Jersey law, no director or officer of Johnson & Johnson will be personally liable to Johnson & Johnson or its stockholders for damages for breach of any duty owed to Johnson & Johnson or its stockholders.

     The Johnson & Johnson by-laws provide that to the full extent permitted under New Jersey law, Johnson & Johnson will indemnify any person who was or is involved in any manner in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative, or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of Johnson & Johnson or, while serving as a director or officer of Johnson & Johnson, is or was at the request of Johnson & Johnson also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred in connection with such proceeding.

     Johnson & Johnson enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf.

     ALZA

     The ALZA certificate of incorporation provides that no director shall be held personally liable to the Company or its stockholders for monetary damages of any kind for breach of fiduciary duty as a director, except for liability:

     - for any breach of a director's duty of loyalty to the corporation or its stockholders

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

     - statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption or

     - for any transaction from which the director derived an improper personal benefit.

     The ALZA certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, because he or she, or a person of whom he or she is the legal representative, is or was a director or officer of ALZA or is or was serving at the request of ALZA as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by ALZA to the fullest extent authorized by Delaware law, as the same exists or may be amended, but, in the case of any such amendment, only to the extent that such amendment permits ALZA to provide broader indemnification rights than Delaware law permitted ALZA to provide before such amendment, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith, except that ALZA will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if the proceeding was authorized by the ALZA board of directors. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators.

     The right to indemnification conferred by the ALZA certificate of incorporation is a contract right which may not be retroactively amended and shall include the right to be paid by ALZA the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if Delaware law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer, and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan, in advance of the final disposition of the proceeding shall be made only upon delivery to ALZA of an

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

undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if ultimately it shall be determined that such director or officer is not entitled to be indemnified under the ALZA certificate of incorporation or otherwise. ALZA may, by action of the ALZA board of directors, provide indemnification to employees and agents of ALZA with the same scope and effect as the indemnification of directors and officers.

     The ALZA certificate of incorporation further provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the ALZA certificate of incorporation is not exclusive of any other right which any person may have or acquire under any statute, provision of the ALZA certificate of incorporation or by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

     The ALZA certificate of incorporation also provides that ALZA may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of ALZA or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not ALZA would have the power to indemnify such person against such expense, liability or loss under Delaware law.

DIVIDENDS

     JOHNSON & JOHNSON

     The Johnson & Johnson certificate of incorporation provides that the Johnson & Johnson board of directors may from time to time declare dividends on its outstanding shares in accordance with New Jersey law.

     ALZA

     Delaware law provides that a corporation may pay dividends out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of the net profits if, after the payment of the dividend, the corporation's capital would be less than the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

CONVERSION

     JOHNSON & JOHNSON

     Holders of Johnson & Johnson common stock have no rights to convert their shares into any other securities.

     ALZA

     Holders of ALZA common stock have no rights to convert their shares into any other securities.

RIGHTS PLAN

     JOHNSON & JOHNSON

     Johnson & Johnson does not have a rights plan. New Jersey law, however, endorses share rights or options issued by New Jersey corporations that, among other things, include conditions precluding holders of a specified percentage of outstanding shares of a corporation from exercising such share rights or options or which invalidate the share rights or options beneficially owned by such holders and their transferees.

     ALZA

     In December 1999, the ALZA board of directors adopted the ALZA rights agreement and issued, as a dividend, one preferred stock purchase right for each outstanding share of ALZA common stock. One

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

ALZA purchase right has also been issued with respect to each share of ALZA common stock issued since the date of that dividend.

     Each ALZA purchase right entitles the holder to buy one unit (or 1/10,000 of a share) of ALZA's Series RP Preferred Stock at a price of $200 per unit, subject to adjustment, or, under certain circumstances described below, shares of ALZA common stock or common stock of a third party. The ALZA purchase rights will be exercisable after the earlier of:

     - the first date after a public announcement that a person or group of affiliated or associated persons has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the outstanding shares of ALZA common stock or

     - the close of business on the tenth date (or such later date as may be determined by the ALZA board of directors) after the commencement of, or the first public announcement of the intention to commence, a tender or exchange offer which would result in a person or group beneficially owning 15% or more of the outstanding shares of ALZA common stock.

     If a person or group beneficially owns 15% or more of the outstanding shares of ALZA common stock, each holder of a ALZA purchase right may receive, in lieu of shares of Series RP Preferred Stock, upon exercise of each purchase right then held, shares of ALZA common stock with a market value equal to two times the exercise price of a ALZA purchase right, except that purchase rights owned by such acquiring person or group will be void. If, following the date that a person or group becomes the beneficial owner of 15% or more of the outstanding shares of ALZA common stock, ALZA is acquired in a merger or other business combination, each ALZA purchase right will be exercisable, in lieu of shares of Series RP Preferred Stock, for the number of the acquiring company's shares of common stock having a market value equal to two times the exercise price of the ALZA purchase right.

     ALZA may redeem the purchase rights at a price of $0.001 per purchase right at any time prior to such time as any person or group becomes a beneficial owner of 15% or more of the outstanding shares of ALZA common stock. Furthermore, at any time prior to such time as any person or group becomes a beneficial owner of 15% or more of the outstanding shares of ALZA common stock, ALZA may amend or supplement any provision of the rights agreement without the approval of any holders of purchase rights.

     ALZA and Fleet National Bank (formerly BankBoston, N.A.), the rights agent under the ALZA rights agreement entered into an amendment dated as of March 26, 2001 to the ALZA rights agreement to render the ALZA rights agreement inapplicable to the execution and delivery of the merger agreement or the stock option agreement or the completion of the transactions contemplated thereby.

VOTING RIGHTS; REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     JOHNSON & JOHNSON

     Each holder of Johnson & Johnson common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

     Merger or Consolidation. Under New Jersey law, the consummation of a merger or consolidation of a New Jersey corporation organized prior to January 1, 1969, such as Johnson & Johnson, requires the approval of such corporation's board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon; however, no such approval and vote are required if such corporation is the surviving corporation and

     - such corporation's certificate of incorporation is not amended

     - the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after and

     - the number of voting shares and participation shares outstanding after the merger will not exceed by 40% the total number of voting or participating shares of the surviving corporation before the merger.

Similarly, a sale of all or substantially all of such corporation's assets other than in the ordinary course of business, or a voluntary dissolution of such corporation, requires the approval of such corporation's board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of such corporation entitled to vote thereon.

     Business Combinations. Under New Jersey law, no New Jersey corporation may engage in any "business combination" with any interested stockholder (generally, a 10% or greater stockholder) for a period of five years following such interested stockholder's stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition.

     Under New Jersey law, "business combination" includes:

     - any merger or consolidation of a resident domestic corporation or one of its subsidiaries:

        - with an interested stockholder or

        - with any corporation which is, or would be after such merger or consolidation, an affiliate or associate of an interested stockholder

     - any transfer or other disposition to or with an interested stockholder or any affiliate or associate of an interested stockholder of at least 10% of (1) the assets, (2) the outstanding shares or (3) the earning power or income, on a consolidated basis, of such resident domestic corporation and

     - other specified self-dealing transactions between such resident domestic corporation and an interested stockholder or any affiliate or associate thereof.

     In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested stockholder of such corporation other than:

     - a business combination approved by the board of directors of such corporation prior to the stock acquisition

     - a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose or

     - a business combination in which the interested stockholder meets certain fair price criteria.

     In addition to the requirement under New Jersey law regarding business combinations with an interested stockholder, the Johnson & Johnson certificate of incorporation prohibits Johnson & Johnson from engaging in any "business combination" with any interested stockholder (generally, a 10% or greater stockholder) without (1) the affirmative vote of at least 80% of the votes entitled to be cast by the holders of all then outstanding shares of Johnson & Johnson voting stock, voting together as a single class, and (2) the affirmative vote of a majority of the combined votes entitled to be cast by "disinterested stockholders" (as defined in the all then outstanding shares of Johnson & Johnson restated certificate of incorporation), voting together as a single class; provided that any business combination will require only the approval required under New Jersey law if, among other things, such business combination has been approved at any time by a majority of the "continuing directors" (as defined in the Johnson & Johnson restated certificate of incorporation) and certain fair price requirements are met.

     The Johnson & Johnson certificate of incorporation defines "business combination" to include:

     - any merger or consolidation of Johnson & Johnson

        - with an interested stockholder or

        - with any other corporation which is, or after such merger or consolidation would be, an affiliate or associate of an interested stockholder

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     - any transfer or other disposition to or with any interested stockholder or any affiliate or associate of an interested stockholder of any assets or securities of Johnson & Johnson or any of its subsidiaries having an aggregate fair market value of 5% of the total assets of Johnson & Johnson and its subsidiaries

     - the adoption of a plan of liquidation of Johnson & Johnson proposed by an interested stockholder or any affiliate or associate of an interested stockholder and

     - any transaction which increases the capital stock beneficially owned by an interested stockholder or any affiliate or associate of an interested stockholder.

     ALZA

     Each holder of ALZA common stock is entitled to one vote for each share held of record.

     Merger or Consolidation. Under Delaware law, mergers or consolidations or sales or exchanges of all or substantially all of a corporation's assets or a dissolution of the corporation require the affirmative vote of the board of directors (except in certain limited circumstances). In addition, the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote on the matter is required, except in certain cases where stockholder approval is not required by a corporation's certificate of incorporation.

     Under Delaware law, stockholder consent is not required under the following circumstances:

     - for a corporation that survives a merger and does not issue in the merger more than 20% of its outstanding shares immediately prior to the merger

     - if the merger agreement does not amend in any respect the survivor's certificate of incorporation

     - if each share of the surviving corporation outstanding immediately prior to the merger remains an identical outstanding share of the surviving corporation after the merger and

     - for either corporation where one corporation owns 90% of each class of outstanding stock of the other corporation.

     Business Combinations. ALZA is subject to the anti-takeover provisions in Delaware law. The anti-takeover provisions prohibit business combinations between a Delaware corporation and an interested stockholder, as described below, within three years of the time the interested stockholder became an interested stockholder unless:

     - before that time, the board of directors approved either the business combination or the transaction in which the interested stockholder became an interested stockholder

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation, excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not permit employees to determine confidentially whether shares held by the plan will be tendered in a tender or exchange offer or

     - on or following that time, the business combination is approved by the board of directors and the business combination transaction is approved by the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The business combination restrictions described above do not apply if:

     - the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the anti-takeover provisions in Delaware law

     - the holders of a majority of the voting stock of the corporation approve an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the anti-takeover provisions, which election will be effective 12 months after the amendment's adoption and would not apply to any business combination with a person who was an interested stockholder at or prior to the time the amendment was approved or

     - the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on The Nasdaq Stock Market or (3) owned by more than 2,000 stockholders of record.

     The anti-takeover provisions do not apply to a business combination that:

     - is proposed after the public announcement of, and before the consummation or abandonment of

        - a merger or consolidation of the corporation,

        - a sale of 50% or more of the aggregate market value of the assets of the corporation and its subsidiaries determined on a consolidated basis or the aggregate market value of all outstanding shares of the corporation or

        - a tender or exchange offer for 50% or more of the outstanding shares of voting stock of the corporation

     - is with a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the board of directors and

     - is approved by a majority of the current directors who were also directors before any person became an interested stockholder during the previous three years.

     An "interested stockholder" generally is defined as a person that owns 15% or more of the corporation's outstanding voting stock and the affiliates and associates of that person.

     The term "business combination" includes the following transactions with an interested stockholder:

     - a merger or consolidation of the corporation with an interested stockholder

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of the corporation, of assets of the corporation or its subsidiaries having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation and its subsidiaries determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation

     - any transaction which results in the issuance or transfer by the corporation or its subsidiaries of stock of the corporation or the subsidiary to the interested stockholder, except for transactions involving the exercise, conversion or exchange of securities outstanding before the interested stockholder became an interested stockholder and certain other transactions which do not increase the interested stockholder's proportionate share of any class or series of the corporation's stock

     - any transaction involving the corporation or any of its subsidiaries which increases the proportionate share of any class or series of stock, or securities convertible into the stock of any class or series, of the corporation or any subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused by the interested stockholder or

     - any receipt by the interested stockholder of the benefit, except proportionately as a stockholder of the corporation, of any loans, advances, guarantees, pledges or other financial benefits provided by the corporation or its subsidiaries.

     In addition to the requirement under Delaware law regarding business combinations with an interested stockholder, the ALZA certificate of incorporation also provides that any business combination with a related person requires the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of all classes of stock of ALZA entitled to vote for the election of directors, voting together as a single class. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by Delaware law or in any agreement.

     The provisions in the immediately preceding paragraph do not apply to any business combination if:

     - a majority of the continuing directors of ALZA has approved the business combination either in advance of or subsequent to such related person's having become a related person;

     - the business combination is solely between ALZA and another company, one hundred percent of the voting stock of which is owned directly or indirectly by ALZA or

     - the business combination is a merger or consolidation and the cash or fair market value, as determined by a majority of the continuing directors, of the property, securities or other consideration to be received per share by holders of stock of ALZA in the business combination is not less than the highest per share price or the highest equivalent price paid by the related person in acquiring any of ALZA's stock.

     The ALZA certificate of incorporation defines "business combination" to mean:

     - any merger or consolidation of ALZA with or into a related person

     - any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or any substantial part of the assets of ALZA or any subsidiary of ALZA, to a related person

     - any merger or consolidation of a related person with or into ALZA or a subsidiary of ALZA

     - the issuance of any securities of ALZA or a subsidiary of ALZA to a related person

     - any recapitalization that would have the effect of increasing the voting power in ALZA of a related person and

     - any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

     The ALZA certificate of incorporation defines a "related person" to mean:

     - any person, corporation or other entity which, alone or together with its affiliates and associates or

     - members of a group of which such person, company or other entity is a member, beneficially owns shares of the outstanding capital stock of ALZA which, in the aggregate, have 20% or more of the total combined power to elect directors of ALZA.

     The ALZA certificate of incorporation defines a "continuing director" to mean a director who is unaffiliated with the related person and who was member of the ALZA board of directors immediately prior to the time that the related person involved in a business combination became a related person.

                                 LEGAL MATTERS

     The legality of Johnson & Johnson common stock offered by this proxy statement/prospectus will be passed upon for Johnson & Johnson by Joseph S. Orban, Esq., Associate General Counsel of Johnson & Johnson. Joseph S. Orban is paid a salary by Johnson & Johnson, is a participant in various employee benefit plans offered to employees of Johnson & Johnson generally and owns and has options to purchase shares of Johnson & Johnson common stock.

     Certain United States Federal income tax consequences of the merger will be passed upon for ALZA by its tax counsel, Heller Ehrman White & McAuliffe LLP, Menlo Park, California. Heller Ehrman White & McAuliffe LLP from time to time acts as counsel for ALZA and its subsidiaries. Julian N. Stern, who is the sole employee of a professional corporation that is a member of Heller Ehrman White & McAuliffe LLP, is Secretary of ALZA and a member of its board of directors. Mr. Stern owns 153,150 shares of ALZA common stock and holds options to acquire an additional 52,000 shares of ALZA common stock.

                                    EXPERTS

     The consolidated financial statements of Johnson & Johnson and subsidiaries incorporated in this proxy statement/prospectus by reference to the Johnson & Johnson Annual Report on Form 10-K for the fiscal year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of ALZA and its subsidiaries appearing in ALZA's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements are incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the ALZA board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

                          FUTURE STOCKHOLDER PROPOSALS

     ALZA's 2001 annual meeting of stockholders is scheduled to take place on May 3, 2001. ALZA will hold a 2002 annual meeting of ALZA stockholders only if the merger is not completed before the time of such meeting. The deadline for submission of stockholder proposals for inclusion in ALZA's proxy materials for the 2001 ALZA annual meeting was December 15, 2000. The deadline for submission of stockholder proposals for inclusion in ALZA's proxy materials for the 2002 annual meeting is November 30, 2001. If the merger is not completed, ALZA stockholders may present proper proposals for consideration at the 2002 annual meeting of ALZA stockholders by submitting their proposal in writing to the Secretary of ALZA.

     Separate from the requirements described above concerning the notice required for a proposal to be included in the proxy statement distributed by ALZA, the ALZA by-laws also provide for certain advance notice of nominations by stockholders for election of stockholder nominees as directors at an annual meeting, and proposals for the inclusion of other business at an annual meeting of stockholders, even if such nominations or proposals are not to be included in the ALZA proxy statement. In addition to meeting other requirements specified in the ALZA by-laws, the required notice by the stockholder for the 2002 annual meeting must be received in writing by the Secretary of ALZA no later than January 14, 2002; provided, however, that if the date of the 2002 annual meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the 2001 annual meeting, the stockholders notice must be received no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the meeting is first made.

                      WHERE YOU CAN FIND MORE INFORMATION

     Johnson & Johnson and ALZA file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Johnson & Johnson and ALZA file with the Securities and Exchange

Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

   Public Reference Room          New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.           7 World Trade Center              Citicorp Center
         Room 1024                       Suite 1300               500 West Madison Street
   Washington, D.C. 20549            New York, NY 10048                  Suite 1400
                                                                   Chicago, IL 60661-2511

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at "http://www.sec.gov". Reports, proxy statements and other information concerning Johnson & Johnson and ALZA may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.


     Johnson & Johnson filed a registration statement on Form S-4 on April 23, 2001, which was amended on May 14, 2001 to update the information contained therein, to register with the Securities and Exchange Commission the Johnson & Johnson common stock to be issued to ALZA stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Johnson & Johnson in addition to being a proxy statement of ALZA. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in Johnson & Johnson's registration statement or the exhibits to the registration statement.


     The Securities and Exchange Commission allows Johnson & Johnson and ALZA to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that Johnson & Johnson and ALZA have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Johnson & Johnson and ALZA that is not included in or delivered with this proxy statement/prospectus.



JOHNSON & JOHNSON FILINGS                       PERIOD
(FILE NO. 001-03215)
Annual Report on Form 10-K..................    Fiscal Year ended December 31, 2000
Quarterly Report on Form 10-Q...............    Quarter ended April 1, 2001

ALZA FILINGS                                    PERIOD
(FILE NO. 001-6247)
Annual Report on Form 10-K..................    Fiscal Year ended December 31, 2000, as
                                                amended by Amendment No. 1 thereto filed on
                                                Form 10-K/A on April 17, 2001
Quarterly Report on Form 10-Q...............    Quarter ended March 31, 2001
Current Report on Form 8-K..................    Filed March 28, 2001
The description of ALZA's capital stock set
forth in ALZA's registration statement on
Form 8-A, including any amendment or report
filed with the Securities and Exchange
Commission for purposes of updating such
description.................................    Filed May 14, 1992

     Johnson & Johnson and ALZA also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and, in the case of Johnson & Johnson, the date of the completion of the merger, and, in the case of ALZA, the date of the special meeting of ALZA's stockholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Johnson & Johnson has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Johnson & Johnson and ALZA has supplied all such information relating to ALZA.

     ALZA stockholders should not send in their ALZA certificates until they receive the transmittal materials from the exchange agent. ALZA stockholders of record who have further questions about their share certificates or the exchange of their ALZA common stock for Johnson & Johnson common stock should contact the exchange agent at the address or telephone number that will be included in the transmittal materials.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's website as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

         Johnson & Johnson                        ALZA Corporation
    One Johnson & Johnson Plaza                 1900 Charleston Road
      New Brunswick, NJ 08933                 Mountain View, CA 94043
   Attention: Office of Corporate          Attention: Investor Relations
             Secretary                       Telephone: (650) 564-5222
     Telephone: (732) 524-2455


     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated May 14, 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Johnson & Johnson common stock in the merger creates any implication to the contrary.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Johnson & Johnson and ALZA and other matters. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Johnson & Johnson and ALZA, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Johnson & Johnson (with regard to matters relating to Johnson & Johnson) and ALZA (with regard to matters relating to ALZA) and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

     - competitive factors, including technological advances achieved and patents attained by competitors and generic competition as patents on Johnson & Johnson's and ALZA's products expire and

     - government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing.

     Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2000 of Johnson & Johnson, including any amendments, and the Annual Report on Form 10-K for the year ended December 31, 2000 of ALZA, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Neither Johnson & Johnson nor ALZA undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

     The foregoing list sets forth some, but not all, of the factors that could impact upon Johnson & Johnson's and ALZA's ability to achieve results described in any forward-looking statements. A further list and description of these and other factors can be found in Exhibit 99(b) of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. Investors are cautioned not to place undue reliance on such statements that speak only as of the date made. Investors also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Investors should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's and ALZA's projections. Johnson & Johnson and ALZA undertake no obligation to update any forward-looking statements as a result of future events or developments.

                                                                         ANNEX 1
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 26, 2001

                                     AMONG

                               JOHNSON & JOHNSON,

                            EXPRESS MERGER SUB INC.

                                      AND

                                ALZA CORPORATION

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----
                                                   ARTICLE I
                                                  THE MERGER
SECTION 1.01.  The Merger................................................................................   1-1
SECTION 1.02.  Closing...................................................................................   1-1
SECTION 1.03.  Effective Time............................................................................   1-1
SECTION 1.04.  Effects of the Merger.....................................................................   1-2
SECTION 1.05.  Certificate of Incorporation and By-laws..................................................   1-2
SECTION 1.06.  Directors.................................................................................   1-2
SECTION 1.07.  Officers..................................................................................   1-2

                                                  ARTICLE II
                         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                                    CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.  Effect on Capital Stock...................................................................   1-2
SECTION 2.02.  Exchange of Certificates..................................................................   1-3

                                                  ARTICLE III
                                        REPRESENTATIONS AND WARRANTIES
SECTION 3.01.  Representations and Warranties of the Company.............................................   1-5
SECTION 3.02.  Representations and Warranties of Parent and Merger Sub...................................  1-19

                                                  ARTICLE IV
                                   COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 4.01.  Conduct of Business.......................................................................  1-22
SECTION 4.02.  No Solicitation...........................................................................  1-25

                                                   ARTICLE V
                                             ADDITIONAL AGREEMENTS
SECTION 5.01.  Preparation of the Form S-4 and the Proxy Statement; Stockholders' Meeting................  1-27
SECTION 5.02.  Letter of the Company's Accountants.......................................................  1-28
SECTION 5.03.  Letter of Parent's Accountants............................................................  1-28
SECTION 5.04.  Access to Information; Confidentiality....................................................  1-28
SECTION 5.05.  Commercially Reasonable Efforts...........................................................  1-29
SECTION 5.06.  Stock Options.............................................................................  1-29
SECTION 5.07.  Indemnification, Exculpation and Insurance; Company Grantor Trust.........................  1-30
SECTION 5.08.  Fees and Expenses.........................................................................  1-31
SECTION 5.09.  Public Announcements......................................................................  1-32
SECTION 5.10.  Affiliates................................................................................  1-32
SECTION 5.11.  Stock Exchange Listing....................................................................  1-32
SECTION 5.12.  Pooling of Interests......................................................................  1-32
SECTION 5.13.  Tax Treatment.............................................................................  1-32
SECTION 5.14.  Stockholder Litigation....................................................................  1-32
SECTION 5.15.  Rights Agreement..........................................................................  1-33
SECTION 5.16.  Employee Matters..........................................................................  1-33
SECTION 5.17.  Convertible Notes.........................................................................  1-35

                                       1-i

                                                                                                           PAGE
                                                                                                           ----
                                                  ARTICLE VI
                                             CONDITIONS PRECEDENT
SECTION 6.01.  Conditions to Each Party's Obligation to Effect the Merger................................  1-35
SECTION 6.02.  Conditions to Obligations of Parent and Merger Sub........................................  1-36
SECTION 6.03.  Conditions to Obligation of the Company...................................................  1-37
SECTION 6.04.  Frustration of Closing Conditions.........................................................  1-37

                                                  ARTICLE VII
                                       TERMINATION, AMENDMENT AND WAIVER
SECTION 7.01.  Termination...............................................................................  1-37
SECTION 7.02.  Effect of Termination.....................................................................  1-38
SECTION 7.03.  Amendment.................................................................................  1-38
SECTION 7.04.  Extension; Waiver.........................................................................  1-38
SECTION 7.05.  Procedure for Termination or Amendment....................................................  1-38

                                                 ARTICLE VIII
                                              GENERAL PROVISIONS
SECTION 8.01.  Nonsurvival of Representations and Warranties.............................................  1-38
SECTION 8.02.  Notices...................................................................................  1-39
SECTION 8.03.  Definitions...............................................................................  1-39
SECTION 8.04.  Interpretation............................................................................  1-40
SECTION 8.05.  Counterparts..............................................................................  1-40
SECTION 8.06.  Entire Agreement; No Third-Party Beneficiaries............................................  1-40
SECTION 8.07.  Governing Law.............................................................................  1-41
SECTION 8.08.  Assignment................................................................................  1-41
SECTION 8.09.  Specific Enforcement; Consent to Jurisdiction.............................................  1-41
SECTION 8.10.  Severability..............................................................................  1-41

Annex I   Index of Defined Terms.........................................................................  1-43
Exhibit A  Form of Certificate of Incorporation of the Surviving Corporation.............................  1-45
Exhibit B  Form of Affiliate Letter......................................................................  1-46

                                       1-ii

                              AGREEMENT AND PLAN OF MERGER (this "Agreement")
                         dated as of March 26, 2001, among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), EXPRESS MERGER SUB INC., a Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), and ALZA CORPORATION, a Delaware corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.005 per share, of the Company ("Company Common Stock"), other than shares of Company Common Stock owned by Parent, Merger Sub or the Company, will be converted into the right to receive common stock, par value $1.00 per share, of Parent ("Parent Common Stock");

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Company are entering into a stock option agreement (the "Option Agreement"), pursuant to which the Company will grant to Parent an option (the "Option") to purchase shares of Company Common Stock, upon the terms and subject to the conditions set forth therein;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization;

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction; and

     WHEREAS Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

     SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another date or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the

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

State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub shall automatically be canceled and retired and shall cease to exist, and no shares of Parent Common Stock or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive 0.49 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar

                                       1-2
     transaction, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

     SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent shall deposit with EquiServe Trust Company or such other bank or trust company of similar size as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund").

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.02(e). Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this
Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, (ii) any dividends or other distributions to which such holder is entitled pursuant to
Section 2.02(c) and (iii) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.02(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to Section 2.02(c) or 2.02(e).

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such

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

surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.02(c) and cash paid in lieu of fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

     (ii) In lieu of such fractional share interests, Parent shall pay to each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the per share closing price of Parent Common Stock on the Closing Date, as such price is reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock in accordance with this Article II. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.02(c) and all cash payable in lieu of fractional shares pursuant to
Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interest of any person previously entitled thereto.

     (g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if

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

required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.02(c) and cash in lieu of fractional shares of Parent Common Stock to which such holder would be entitled pursuant to Section 2.02(e), in each case pursuant to this Agreement.

     (j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of foreign tax law. If any withholding obligation may be avoided by the holder providing information to the Exchange Agent, the Exchange Agent shall request such information before withholding. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Exchange Agent will be treated as though it withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock in order to provide for such withholding obligation. If withholding is required from Parent Common Stock, the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of the Company. Except as disclosed in the Filed Company SEC Documents or as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of its Restated Certificate of Incorporation (the "Company Certificate") and its By-laws (the "Company By-laws"), in each case as amended to the date hereof.

          (b) Subsidiaries. Schedule 3.01(b) of the Company Disclosure Schedule lists all the Subsidiaries of the Company and, for each such Subsidiary, the state of incorporation and, to the Knowledge of the Company, each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, "Liens", which term shall not include any licenses relating to Intellectual Property Rights), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. No Subsidiary of the Company is a "significant subsidiary" as such term is defined in Rule 1-02 of Regulation S-X (17 C.F.R. Part 210).

                                       1-5

          (c) Capital Structure. The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 100,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). At the close of business on March 23, 2001, (i) 238,524,403 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 28,999,035 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans (of which 17,273,535 shares of Company Common Stock were subject to outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plans ("Stock Options")), (iv) 24,307,949 shares of Company Common Stock were reserved for issuance upon conversion of the Company's 5 1/4% Liquid Yield Option Notes due 2014 (the "Notes"), (v) 15,289,430 shares of Company Common Stock were reserved for issuance upon conversion of the Company's 3% Zero Coupon Convertible Subordinated Debentures due 2020 (the "Debentures" and, together with the Notes, the "Convertible Notes"), (vi) no shares of Company Preferred Stock were issued or outstanding and (vii) 30,000 shares of Company Preferred Stock designated as Series RP Preferred Stock were reserved for issuance in connection with the Rights issued pursuant to the Rights Agreement. Except as set forth above in this Section 3.01(c), at the close of business on March 23, 2001, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.01(c) and pursuant to the Option Agreement, there are no outstanding stock appreciation rights, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock, granted under the Company Stock Plans or otherwise. The Company has provided to Parent on or prior to the date of this Agreement a complete and accurate summary, as of March 1, 2001, of all outstanding Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise (other than pursuant to the Option Agreement), the number of shares of Company Common Stock subject thereto and the grant dates, expiration dates and exercise prices thereof. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above in this Section 3.01(c), there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c) and for shares of Company Common Stock reserved for issuance and issuable pursuant to the Option Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities. Except as set forth above in this Section 3.01(c), there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or ownership interests in any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of any Subsidiary of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

                                       1-6

          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement. The Company has all requisite corporate power and authority to enter into the Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Option Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Option Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Option Agreement or to consummate the transactions contemplated hereby and thereby, subject, in the case of the Merger, to receipt of the Stockholder Approval. This Agreement and the Option Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement and the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iii) recommending that the stockholders of the Company adopt this Agreement. The execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreement and compliance with the provisions of this Agreement and the Option Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license, whether oral or written, to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or
     (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses
     (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or the Option Agreement, except for (1)(A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the receipt of a decision under Article 6(1)(b) or 8(2) of Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation"), declaring the Merger compatible with the EC Common Market and (C) and any other applicable filings and approvals under similar foreign antitrust laws and regulations, (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreement and the transactions contemplated by this

                                       1-7

     Agreement or the Option Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (4) such filings with and approvals of the NYSE to permit the shares of Company Common Stock that are issuable pursuant to the Option Agreement to be listed on the NYSE and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.

          (e) Company SEC Documents. The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 1999 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the most recent financial statements included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or for liabilities incurred in connection with this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (as amended or supplemented from time to time, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

                                       1-8

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the Option Agreement, since the date of the most recent audited financial statements included in the Filed Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) any Material Adverse Change, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other employee listed in Section 3.01(g)(iv) of the Company Disclosure Schedule (each such other employee, a "Key Employee") of the Company or any of its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent Filed Company SEC Document, (B) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or Key Employee of the Company of any of its Subsidiaries of any increase in severance or termination pay, except as was required under any employment, severance or termination agreement in effect as of the date of the most recent Filed Company SEC Document, (C) any entry by the Company or any of its Subsidiaries into, or any amendment of, (1) any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former director, executive officer or Key Employee of the Company or any of its Subsidiaries or (2) any agreement with any current or former director, executive officer or Key Employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, "Benefit Agreements"), (D) any amendment to, or modification of, any Stock Option or (E) any adoption of, or amendment to, a Benefit Plan; provided, that any such increases or amendments or new agreements not required to be disclosed by clauses (A) (other than normal increases in cash compensation in the ordinary course of business as provided therein), (B) and (C) of this subsection (iv) do not result in the aggregate in any material increase in compensation, benefits or other such expenses of the Company and its Subsidiaries, (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or
     (vii) any tax election material to the Company or any settlement or compromise of any material income tax liability.

          (h) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

          (i) Contracts. Neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any contract or agreement that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder other than agreements that are filed as an exhibit to the Filed Company SEC Documents. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation,

                                       1-9
     commitment, arrangement, understanding, instrument, permit or license, whether oral or written, to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has entered into any material contract, agreement, obligation, commitment, arrangement or understanding with any Affiliate of the Company that is currently in effect other than agreements that are disclosed in the Filed Company SEC Documents. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by (i) any agreement or covenant not to compete or (ii) any agreement or covenant restricting in any respect the development, marketing or distribution of products or services, in each case that (x) would materially interfere with the conduct of the business of the Company or any Subsidiary of the Company as presently conducted or (y) binds or restricts by its terms any current Affiliate of the Company (other than the Company and the Subsidiaries of the Company) or, after giving effect to the consummation of the Merger, Parent or any of its operating Subsidiaries in a manner that is materially adverse to Parent or any of its operating Subsidiaries.

          (j) Compliance with Laws. (i) Each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity (collectively, "Legal Provisions") applicable to it, its properties or other assets or its business or operations, except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses and permits from, and has submitted notices to, all Governmental Entities, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDCA"), and the regulations of the Federal Food and Drug Administration (the "FDA") promulgated thereunder, and under Environmental Laws (collectively, "Permits"), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted, except for the failure to have such Permits or provide such notices that individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except individually or in the aggregate as has not had and could not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancelation of any such Permit that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any other person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or other assets under any Legal Provision, is pending or, to the Knowledge of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

          (ii) Except for those matters that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect: (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws; (B) during the period of ownership or operation by the Company or any of its Subsidiaries of any of their respective currently or previously owned, leased or operated properties, there have been no Releases or threatened Releases of Hazardous Materials in, on, under or affecting such properties or any surrounding sites; (C) prior to the period of ownership or operation by the Company or any of its Subsidiaries of any of their respective currently or previously owned, leased or operated properties, to the Knowledge of the Company, no Hazardous Materials were generated, treated, stored, disposed of, used, handled or manufactured at, or transported or disposed of at or from, such properties, and there were no Releases of Hazardous Materials in, on, under or affecting any such property or any surrounding site; (D) there is no investigation, suit, claim, action or proceeding pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws, and neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by contract or operation of law or otherwise,

                                       1-10
     any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and (E) to the Knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis for any suit, claim, action or proceeding against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws. The term "Environmental Laws" means all statutes, laws (including the common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, Permits or binding agreements issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials, or to human health and safety. The term "Hazardous Materials" means (A) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances or (B) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law. The term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

          (k) Absence of Changes in Benefit Plans; Labor Relations. Since the date of the most recent audited financial statements included in the Filed Company SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under
     Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity"), in each case providing benefits to any current or former director, officer, employee or individual consultant of the Company or any of its Subsidiaries (collectively, the "Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plans, or any change in the manner in which contributions to any Pension Plans are made or the basis on which such contributions are determined. There exist no currently binding Benefit Agreements other than those that are filed as exhibits to the Filed Company SEC Documents. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. Since January 1, 1999, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

          (l) ERISA Compliance. (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list of each Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as a "Pension Plan"), each Benefit Plan that provides severance benefits, vacation, paid time off or bonus leave, each Benefit Plan that provides for the purchase or issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares, each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) that provides for medical, dental, life and disability insurance benefits, and each other material Benefit Plan. The Company has provided to Parent true, complete and correct copies of (A) each Benefit Plan required to be listed on
     Section 3.01(l)(i) of the Company Disclosure Schedule (or, in the case of any such Benefit Plan that is unwritten, descriptions thereof), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with

                                       1-11
     respect to each Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (D) each trust agreement and insurance or group annuity contract relating to any Benefit Plan. Each Benefit Plan maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws, including laws of foreign jurisdictions.

          (ii) All Pension Plans maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries intended to be tax-qualified have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Pension Plan that would adversely affect the qualification of such Pension Plan or materially increase the costs relating thereto or require security under
     Section 307 of ERISA. All Pension Plans maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries required to have been approved by any foreign Governmental Entity have been so approved, no such approval has been revoked (or, to the Knowledge of the Company, has revocation been threatened) and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Plan that would materially affect any such approval relating thereto or materially increase the costs relating thereto. The Company has delivered to Parent a true and complete copy of the most recent determination letter received with respect to each Pension Plan maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, as well as a true and complete copy of each pending application for a determination letter, if any. The Company has also provided to Parent a true and complete list of all amendments to any Pension Plan maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries as to which a favorable determination letter has not yet been received.

          (iii) Neither the Company nor any Commonly Controlled Entity has (A) maintained, contributed to or been required to contribute to any Benefit Plan that is subject to Title IV of ERISA or (B) any unsatisfied liability under Title IV of ERISA.

          (iv) All material reports, returns and similar documents with respect to all Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed. The Company has received no notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, and, to the Knowledge of the Company, there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

          (v) All contributions, premiums and benefit payments under or in connection with the Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed Company SEC Documents. No Pension Plan has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

          (vi) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company or any of its Subsidiaries or any of their respective employees has engaged that could subject the Company or any of its Subsidiaries or any of their respective employees, or, to the

                                       1-12

     Knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Benefit Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of ERISA or the sanctions imposed under Title I of ERISA and (B) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company or any of its Subsidiaries or, to the Knowledge of the Company, any trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable law. No Benefit Plan or related trust has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated by this Agreement.

          (vii) Section 3.01(l)(vii) of the Company Disclosure Schedule discloses whether each Benefit Plan that is an employee welfare benefit plan and which is required to be listed in Section 3.01(l)(i) of the Company Disclosure Schedule is (A) unfunded, (B) funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, or other funding mechanism or (C) insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state statute. Neither the Company nor any of its Subsidiaries has any material obligations for retiree health or life insurance benefits under any Benefit Plan that is required to be listed in Section 3.01(l)(i) of the Company Disclosure Schedule.

          (viii) None of the execution and delivery of this Agreement, the obtaining of the Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment during a fixed period following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan or (C) result in any breach or violation of, or a default under, any Benefit Plan.

          (ix) Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

          (m) No Excess Parachute Payments. Other than payments or benefits that may be made pursuant to the agreements and plans listed in Section 3.01(m) of the Company Disclosure Schedule, no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) by or for the benefit of any director, officer, employee or consultant of the Company or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Benefit Plan, Benefit Agreement or otherwise would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). No person is entitled to receive any additional payment from the Company or any of its Subsidiaries, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such person (a "Parachute Gross Up Payment"). The Board of Directors of the Company has not granted to any director, officer, employee or consultant of the Company or any of its Subsidiaries any right to receive any Parachute Gross Up Payment.

                                       1-13

          (n) Taxes. The Company and each of its Subsidiaries has timely filed all material Federal, state and foreign tax returns and reports required to be filed by it, and all taxes required to be paid by it have either been paid by it or are reflected in accordance with GAAP as a reserve for taxes on the most recent financial statements included in the Filed Company SEC Documents, and all such returns and reports are true, complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to pay or to have extensions granted that remain in effect individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect, and the most recent financial statements included in the Filed Company SEC Documents reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. All material taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been (or will be) duly and timely paid to the proper taxing authority. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are still pending. No requests for waivers of the time to assess any such taxes have been made that are still pending. The Federal income tax returns of the Company and its Subsidiaries consolidated in such returns have not been examined for any year after 1996. The statute of limitations for Federal income tax purposes with respect to the Company and its Subsidiaries is closed for all years before 1997. No income tax return of the Company or its Subsidiaries is under current examination by the IRS or by any state or foreign tax authority. All assessments for taxes due with respect to any concluded litigation have been fully paid or have been adequately reserved on the most recent financial statements included in the Filed Company SEC Documents in accordance with GAAP. Neither the Company nor any of its Affiliates has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Benefit Plans and other employee compensation arrangements of the Company or any of its Subsidiaries in effect as of the date of this Agreement have been designed so that the disallowance of a deduction under
     Section 162(m) of the Code for employee remuneration will not apply to any material amounts paid or payable by the Company or any of its Subsidiaries under any such plan or arrangement and, to the Knowledge of the Company, no fact or circumstance exists that is reasonably likely to cause such disallowance to apply to any such amounts. Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under
     Section 355 of the Code (x) in the past two years or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. The Company has not distributed property to its stockholders as a dividend or made a distribution in return of capital within the past two years. Neither the Company nor any of its Subsidiaries is liable for the taxes of any other person as a result of any indemnification provision or other contractual obligation. As used in this Agreement, the term "taxes" includes all Federal, state and local, domestic and foreign, income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto, imposed by any Governmental Entity or any obligation to pay taxes imposed on any entity for which the Company or any of its Subsidiaries is liable by operation of law.

          (o) Title to Properties. (i) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and other assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not materially interfered with, and could not reasonably be expected to materially interfere with, its ability to conduct its business as presently conducted. All such material assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate have not materially interfered with, and could not

                                       1-14
     reasonably be expected to materially interfere with, the ability of the Company or any of its Subsidiaries to conduct its business as presently conducted.

          (ii) Each of the Company and its Subsidiaries has complied with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for failures to do so that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

          (p) Intellectual Property. (i) Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, technical know-how and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens.
     Section 3.01(p)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, all agreements under which the Company or any Subsidiary of the Company is obligated to make payments to third parties for use of any Intellectual Property Rights with respect to the commercialization of any products that are, as of the date hereof, being sold, manufactured by or under development by the Company or any of its Subsidiaries and for which such payments are in excess of $500,000 per year for any single product. The aggregate amount of all such payments that the Company and its Subsidiaries are obligated to make under agreements of the type described in the immediately preceding sentence that are not required to be disclosed pursuant to such sentence does not exceed $3,000,000 per year.

          (ii) No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing (including with respect to the manufacture, use or sale by the Company or any of its Subsidiaries of their respective commercial products) the rights of any person with regard to any Intellectual Property Right which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, no person or persons are infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right in a manner which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

          (iii) No claims are pending or, to the Knowledge of the Company, threatened with regard to the ownership by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

          (iv) Under cover of a letter dated March 16, 2001, the Company has provided to Parent lists identifying all patents, trademarks and applications therefor that are owned by the Company or any of its Subsidiaries, which lists are complete and accurate, as of the respective dates indicated in such lists, except to the extent that any omissions therefrom or inaccuracies therein, individually or in the aggregate, could not reasonably be expected to be material to the business of the Company. All patents, trademarks and applications therefor owned by the Company or any of its Subsidiaries have been duly registered, filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated on such lists, all necessary affidavits of continuing use have been filed and all necessary maintenance fees have been timely paid to continue all such rights in effect, except for failures to register, file or pay that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect. None of the material patents listed on such lists has been declared invalid or unenforceable, in whole or in part, by any Governmental Entity. Each inventor named on the patents and patent applications identified as being owned by the Company or any of its Subsidiaries on such lists has executed an agreement assigning his, her or its entire right, title and

                                       1-15
     interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company, except to the extent that any failures to assign, individually or in the aggregate, have not been and could not reasonably be expected to be material to the business of the Company.

          (v) Except as disclosed in Section 3.01(p)(v) of the Company Disclosure Schedule, the Company has not granted material licenses or options for licenses to Intellectual Property Rights of the Company other than licenses or options that are limited to the use of such Intellectual Property Rights in conjunction with a specified compound, protein or biological material.

          (vi) The Company uses, and has used, commercially reasonable efforts to maintain the confidentiality of its trade secrets.

          (q) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Stockholders' Meeting or any adjournment or postponement thereof to adopt this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

          (r) State Takeover Statutes; Company Certificate and Company By-laws Provisions. The Board of Directors of the Company has unanimously approved the terms of this Agreement and the Option Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreement, and such approval represents all the action necessary to render inapplicable to this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement, the provisions of (i) Section 203 of the DGCL ("Section 203") to the extent, if any, Section 203 would otherwise be applicable to this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement and (ii) Article 10 of the Company Certificate ("Article 10") and Section 10 of the Company By-laws ("Section 10") to the extent, if any, Article 10 or Section 10 would otherwise be applicable to this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement. No other state takeover statute or similar statute or regulation or similar provision of the Company Certificate or the Company By-laws applies or purports to apply to this Agreement, the Option Agreement, the Merger or the other transactions contemplated by this Agreement and the Option Agreement.

          (s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than JPMorgan, a division of Chase Securities Inc., and Merrill Lynch & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

          (t) Opinions of Financial Advisors. The Company has received the opinions of Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each dated the date hereof and each to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock, signed copies of which opinions have been, or will promptly be, delivered to Parent.

          (u) Accounting Matters. Neither the Company nor any of its Affiliates has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

          (v) Certain Agreements. Section 3.01(v) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all material contracts or agreements to which the Company or any of its Subsidiaries is a party that relate to the products listed in Part 1 of
                                       1-16

     Section 3.01(v) of the Company Disclosure Schedule (the "Listed Products"), and pursuant to which (i) the Company or its Subsidiaries has granted to a third party rights to market a Listed Product, (ii) the Company or its Subsidiaries are developing a Listed Product for marketing by a third party, (iii) the Company or its Subsidiaries have been granted rights to develop, promote and/or market a Listed Product by a third party or (iv) the Company or its Subsidiaries are obligated to supply a Listed Product to a third party or a third party is obligated to supply a Listed Product to the Company or its Subsidiaries. The Company has made available to Parent a true and complete copy of each such contract or agreement.

          (w) Rights Agreement. The Company has taken all actions necessary to cause the Rights Agreement dated as of December 17, 1999, between the Company and BankBoston, N.A., as rights agent (the "Rights Agreement"), to be amended to (i) render the Rights Agreement inapplicable to this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement, (ii) ensure that
     (x) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (y) a Distribution Date, a Triggering Event or a Shares Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in the case of clauses (x) and (y), solely by reason of the execution of this Agreement or the Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Option Agreement and (iii) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

          (x) Regulatory Compliance. (i) As to all products subject to the FDCA and the FDA regulations thereunder that are manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries (each such product, a "Pharmaceutical Product"), the Company and each of its Subsidiaries are manufacturing, testing, distributing or marketing, as the case may be, each such Pharmaceutical Product in compliance with all applicable requirements under the FDCA and similar Legal Provisions, including those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any adverse written notice within the past two years from the FDA or any other similar foreign Governmental Entity (A) regarding the approvability or approval of a Pharmaceutical Product or the labeling of any products of the Company or any Subsidiary of the Company or (B) alleging any violation of any Legal Provision by the Company or any of its Subsidiaries which, in the case of either clause (A) or (B), individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

          (ii) No Pharmaceutical Product has been recalled, withdrawn, suspended or discontinued as a result of any action by the FDA or any other similar foreign Governmental Entity by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee of any Pharmaceutical Product, in the United States or outside the United States (whether voluntarily or otherwise), in each case within the past five years. No proceedings in the United States or outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Pharmaceutical Product are pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee of any Pharmaceutical Product nor have any such proceedings been pending at any prior time, in each case which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

          (iii) As to each biological or drug of the Company or any of its Subsidiaries for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in compliance with the applicable provisions of 21 U.S.C. sec.sec. 331, 355, 356a and 356b or 21 C.F.R. Parts 202, 203, 312 and 314,
     respectively, and similar Legal Provisions and all terms and conditions of such applications, except for failures to be in compliance that, individually or in the aggregate, have

                                       1-17
     not had and could not reasonably be expected to have a Material Adverse Effect. As to each such drug, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company or such Subsidiary, have included in the application for such drug, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) or any similar Legal Provision and the list described in 21 U.S.C. sec. 335a(k)(2) or any similar Legal Provision, and each such certification and list was true and accurate when made and remains true and accurate, except for such inaccuracies which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and all similar Legal Provisions.

          (iv) No article of any biological or drug manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. sec. 351 (or similar Legal Provisions), (B) misbranded within the meaning of 21 U.S.C. sec. 352 (or similar Legal Provisions) or (C) a product that is in violation of 21 U.S.C. sec. 355 (or similar Legal Provisions), except for instances of noncompliance or possible noncompliance with the foregoing that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

          (v) Except for instances that individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke with respect to the Company its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, and (ii) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, Key Employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. sec. 335a(b) or any similar Legal Provision.

          (vi) Neither the Company nor any of its Subsidiaries has received any written notice within the past two years that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Pharmaceutical Product, or commenced, or overtly threatened to initiate, any action to enjoin production of any Pharmaceutical Product.

          (y) Company Grantor Trust. Prior to the execution and delivery of this Agreement, the Company has amended the Grantor Trust Agreement dated as of March 10, 1999, between the Company and Wachovia Bank, N.A. (the "EEPP Trust Agreement") to provide that: (i) Sections 1(h), 1(j) and 15(b) of the EEPP Trust Agreement (as in effect prior to such amendment) have been deleted; (ii) a new Section 15(a)(3) has been added to the EEPP Trust Agreement that reads as follows: "Notwithstanding anything to the contrary in Section 15(a)(1) or Section 15(a)(2) or any other provision of this Agreement, neither a Threatened Change in Control nor a Change in Control shall have occurred (or be deemed to have occurred) as a result of the execution and delivery of the Agreement and Plan of Merger dated as of March 26, 2001, among Johnson & Johnson, Express Merger Sub Inc. and Employer (the "Merger Agreement") or the Stock Option Agreement dated as of March 26, 2001, by and between Johnson & Johnson and Employer (the "Option Agreement"), or the consummation of the transactions contemplated by the Merger Agreement or the Option Agreement" and (iii) no contributions to the Trust (as such term is defined in the EEPP Trust Agreement) shall be made by the Company or any of its Subsidiaries as a result of the execution and delivery of this Agreement or the Option Agreement or the consummation of the transactions contemplated by this Agreement or the Option Agreement.

                                       1-18

     SECTION 3.02.  Representations and Warranties of Parent and Merger
Sub. Except as disclosed in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents") or as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and could not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of its Restated Certificate of Incorporation and By-laws and the Certificate of Incorporation and By-laws of Merger Sub, in each case as amended to the date hereof.

          (b) Authority; Noncontravention. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement (and, in the case of Parent, the Option Agreement) and to consummate the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement). The execution and delivery of this Agreement (and, in the case of Parent, the Option Agreement) and the consummation of the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement (and, in the case of Parent, the Option Agreement) or to consummate the transactions contemplated hereby (and, in the case of Parent, those contemplated by the Option Agreement). This Agreement (and, in the case of Parent, the Option Agreement) has been duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms. The execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreement and compliance with the provisions of this Agreement and the Option Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or other assets of Parent or Merger Sub under (x) the Restated Certificate of Incorporation or By-laws of Parent or the Certificate of Incorporation or By-laws of Merger Sub, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license, whether oral or written, to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject or (z) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and could not reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement (and, in the case of Parent, the Option Agreement) by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the

                                       1-19

     Option Agreement), except for (1)(A) the filing of a premerger notification and report form by Parent under the HSR Act, (B) the receipt of a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation declaring the Merger compatible with the EC Common Market and (C) and any other applicable filings and approvals under similar foreign antitrust laws and regulations, (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Option Agreement and the transactions contemplated by this Agreement or the Option Agreement,
     (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by this Agreement to be listed on the NYSE and
     (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and could not reasonably be expected to have a Parent Material Adverse Effect.

          (c) Parent SEC Documents. Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since January 1, 1999 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

          (e) Accounting Matters. Neither Parent nor any of its Affiliates has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

          (f) Tax Matters. Neither Parent, Merger Sub nor any other Affiliate of Parent has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                       1-20

          (g) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (h) Parent Shareholder Approval. This Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock pursuant to Article II hereof, do not require the approval of the holders of any shares of capital stock of Parent.

          (i) Parent Common Stock. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement shall when issued in accordance with this Agreement be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (j) Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

          (k) Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of 2,160,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, without par value, of Parent ("Parent Preferred Stock"). At the close of business on March 22, 2001, (i) 1,396,867,342 shares of Parent Common Stock were issued and outstanding, (ii) 138,053,932 shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Parent Preferred Stock had been designated or issued and (iv) 86,231,943 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock granted under Parent's stock incentive plans. Except as set forth above in this Section 3.02(k), at the close of business on March 22, 2001, there were not issued or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent or (C) any warrants, calls, options or other rights to acquire from Parent, or any obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent. Except as set forth above in this Section 3.02(k), at the close of business on March 22, 2001, no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Parent may vote are issued or outstanding. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

          (l) Intellectual Property Rights. Each of Parent and its Subsidiaries owns or has the right to use all Intellectual Property Rights which are material to the conduct of the business of Parent and its Subsidiaries, taken as a whole, in each case free and clear of all Liens. Neither the manufacture, marketing, license, sale or use by Parent of any product violates any license or agreement between Parent or any of its Subsidiaries and any other person and there is no pending or, to the Knowledge of Parent, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any such Intellectual Property Rights relating to any product or asserting that the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any product by Parent or any of its Subsidiaries, conflicts with the rights of any other person, in each case which, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect.

          (m) Regulatory Compliance. To the Knowledge of Parent, the testing, manufacture, storage, distribution, use, promotion and sale of products of Parent or any Subsidiary of Parent by Parent, such Subsidiary and their respective contractors have been performed and is performed in compliance with all applicable requirements under the FDCA and similar Legal Provisions, including those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertis-

                                       1-21
     ing, record keeping, filing of reports and security, except for such instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and could not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any adverse written notice within the past two years that the FDA or any other similar foreign Governmental Entity has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of Parent or any of its Subsidiaries, or commenced, or overtly threatened to initiate, any action to enjoin production of any such product, except where such action could not reasonably be expected to have a Parent Material Adverse Effect.

          (n) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that individually or in the aggregate has had or could reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Entity involving, Parent or any of its Subsidiaries that individually or in the aggregate has had or could reasonably be expected to have a Parent Material Adverse Effect.

          (o) Absence of Changes. Except for liabilities incurred in connection with this Agreement, since the date of the most recent audited financial statements included in the Filed Parent SEC Documents, there has not been any Parent Material Adverse Change.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as provided in Section 4.01(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent's prior written consent:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units (other than (w) the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date hereof or granted after the date hereof in accordance with clause (z) below in accordance with their terms on the date hereof (or on the date of grant, if later), (x) the issuance of shares of Company Common Stock upon the conversion of the Convertible Notes outstanding on the date hereof in accordance with their terms on the date hereof, (y) the issuance of shares of Company Common Stock pursuant to an exercise of the Option granted under the Option Agreement or (z)

                                       1-22

     (1) the grant to newly hired or promoted employees of options to acquire shares of Company Common Stock and (2) after consultation with Parent, the grant to existing employees of options to acquire shares of Company Common Stock consisting of the Company's annual option grants, in the case of either clause (1) or (2), in accordance with the Company's ordinary course of business consistent with the Company guidelines in respect of option grants as described in Section 4.01(a)(ii)(z) of the Company Disclosure Schedule);

          (iii) amend the Company Certificate or the Company By-laws or other comparable charter or organizational documents;

          (iv) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person or (y) any assets that, individually, have a purchase price in excess of $3,000,000 or, in the aggregate, have a purchase price in excess of $15,000,000, except for purchases of raw materials or supplies in the ordinary course of business consistent with past practice;

          (v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets or any interests therein (including securitizations), except for sales of inventory in the ordinary course of business consistent with past practice;

          (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice or to or in any direct or indirect wholly owned Subsidiary of the Company;

          (vii) except for projects contemplated in the Company's 2001 capital assets budget, a true and complete copy of which has been previously provided by the Company to Parent, make any new capital expenditure or expenditures which, individually, is in excess of $2,000,000 or, in the aggregate, are in excess of $10,000,000;

          (viii) (v) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (w) cancel any material indebtedness, (x) waive or assign any claims or rights of substantial value, (y) waive any benefits of, or agree to modify in any respect, any standstill or similar agreement to which the Company or any of its Subsidiaries is a party or (z) other than in the ordinary course of business consistent with past practice, waive any material benefit of, or agree to modify in any material respect, any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party;

          (ix) except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims thereunder;

          (x) enter into any contracts, agreements, binding arrangements or understandings relating to the research, development, distribution, supply, license, co-promotion or manufacturing by third parties of products of the Company or any Subsidiary of the Company or products licensed by the Company or any Subsidiary of the Company, other than (A) pursuant to any such contracts, agreements,

                                       1-23
     arrangements or understandings currently in place (that have been disclosed in writing to Parent prior to the date hereof) in accordance with their terms as of the date hereof, (B) contracts, agreements, binding arrangements or understandings relating to research or development or pursuant to which the Company or any of its Subsidiaries obtains the supply of ingredients or components of products, in each case entered into in the ordinary course of business consistent with past practice and that do not provide for the grant of any licenses or marketing rights under any Intellectual Property Rights of the Company or any of its Subsidiaries and
     (C) contracts, agreements, binding arrangements or understandings relating to research or development entered into in the ordinary course of business consistent with past practice and any license agreements or arrangements entered into in the ordinary course of business consistent with past practice in connection therewith, provided that, in the case of this clause
     (C), (I) the Company or such Subsidiary consults with Parent a reasonable period of time prior to entering into any such contract, agreement, binding arrangement or understanding and (II) such associated license agreement or arrangement is limited to the use of the Company's Intellectual Property Rights in the field of drug delivery in conjunction with any substance, material, chemical, formulation or composition which contains as an active ingredient a compound, protein or other biological material that is proprietary to the licensee thereunder;

          (xi) except as otherwise contemplated by this Agreement or as required to comply with applicable law, (A) adopt, enter into, terminate or amend in any material respect (I) any collective bargaining agreement or Benefit Plan or (II) any Benefit Agreement or other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their respective current or former directors, officers, employees or consultants,
     (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former director, officer, employee or consultant (except for normal increases of cash compensation, cash bonuses or fringe benefits or perquisites in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase the benefits or compensation expenses of the Company and its Subsidiaries, taken as a whole), (C) pay any benefit or amount not required under any Benefit Plan or Benefit Agreement or any other benefit plan or arrangement of the Company or any of its Subsidiaries as in effect on the date of this Agreement, (D) increase in any material manner the severance or termination pay of any current or former director, officer or Key Employee of the Company or any of its Subsidiaries or increase the severance or termination pay of any other employees of the Company or any of its Subsidiaries in a manner that results in the aggregate in any material increase in the severance or termination pay expenses of the Company and its Subsidiaries, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, "phantom" stock, stock appreciation rights, "phantom" stock rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) except as permitted by Section 4.01(a)(ii)(z), (F) amend or modify any Stock Option, except as specifically provided in Section 5.06(a) or Section 5.16(i), (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan, other than non-discretionary actions required by the terms of any existing plans, agreements, contracts, arrangements or Benefit Plans, or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan or change the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined;

          (xii) except as otherwise contemplated by this Agreement, enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act;

          (xiii) revalue any material assets of the Company or any of its Subsidiaries or, except as required by GAAP, make any change in accounting methods, principles or practices;

                                       1-24

          (xiv) other than license agreements or arrangements permitted by
     Section 4.01(a)(x), sell, transfer or license to any person or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company or any of its Subsidiaries; or

          (xv) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

     (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement or the Option Agreement that are qualified by materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in
Article VI not being satisfied.

     (c) Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement or the Option Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Option Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or the Option Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the Option Agreement and the transactions contemplated hereby and thereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement or the Option Agreement.

     (d) Certain Tax Matters.  From the date hereof until the Effective Time,
(i) the Company and its Subsidiaries shall file all tax returns and reports ("Post-Signing Returns") required to be filed by it (after taking into account any applicable extensions); (ii) the Company and its Subsidiaries shall timely pay all material taxes due and payable with respect to such Post-Signing Returns that are so filed; (iii) the Company and its Subsidiaries shall make provision for all material taxes payable by the Company or any such Subsidiary consistent with its regular accounting practices for which no Post-Signing Return is due prior to the Effective Time; (iv) the Company shall promptly notify Parent of any action, suit, proceeding, claim or audit (collectively, "Actions") pending against or with respect to the Company or any of its Subsidiaries by any Federal, state or foreign taxing authority in respect of any tax and shall not settle or compromise any such Action without Parent's prior written consent; and
(v) neither the Company nor any of its Subsidiaries shall make any tax election material to the Company without Parent's prior written consent.

     SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "Representatives") retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal or
(ii) participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, in response to a bona fide written

                                       1-25

Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was unsolicited and made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, if its Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law, and subject to compliance with Section 4.02(c) and after giving Parent written notice of such determination, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

     The term "Takeover Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance of 15% or more of the equity securities of the Company as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 15% or more of the total consolidated assets of the Company, in each case other than the transactions contemplated by this Agreement or the Option Agreement.

     The term "Superior Proposal" means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Option Agreement or the Merger or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may make a Company Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the third business day following Parent's receipt of written notice (a "Notice of Adverse Recommendation") from the Company advising Parent that the Board of Directors of the Company intends to make such a Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a

                                       1-26
new Notice of Adverse Recommendation and a new three business day period). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any bona fide Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal. The Company shall (i) keep Parent fully informed of the status and details (including any change to the terms thereof) of any such Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Takeover Proposal.

     (d) Nothing contained in this Section 4.02 shall prohibit the Company from
(x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or
(y) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure to so disclose would constitute a violation of applicable law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b).

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. Preparation of the Form S-4 and the Proxy Statement; Stockholders' Meeting. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence

                                       1-27
between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

     (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting") solely for the purpose of obtaining the Stockholder Approval. Subject to Section 4.02(b), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors' or such committee's approval or recommendation of this Agreement, the Option Agreement or the Merger.

     SECTION 5.02. Letter of the Company's Accountants. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent a letter from Ernst & Young LLP, the Company's independent auditors, addressed to Parent and the Company, dated as of the Closing Date, stating that (i) Ernst & Young LLP concurs with the Company's management's conclusion that, subject to customary qualifications, the Company meets the requirements to be a party to a pooling of interests transaction for financial reporting purposes under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and (ii) the basis for such concurrence is Ernst & Young LLP's belief that the criteria for such accounting treatment relative to the Company, which can be assessed at that time, have been met.

     SECTION 5.03. Letter of Parent's Accountants. Parent shall use its commercially reasonable efforts to cause to be delivered to the Company a letter from PricewaterhouseCoopers LLP, Parent's independent public accountants, addressed to the Company and Parent, dated as of the Closing Date, stating that
(i) PricewaterhouseCoopers LLP concurs with Parent's management's conclusion that, subject to customary qualifications, the Merger qualifies for pooling of interests treatment for financial reporting purposes under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and (ii) the basis for such concurrence is PricewaterhouseCoopers LLP's belief that the criteria which can be assessed at that time for such accounting treatment have been met.

     SECTION 5.04. Access to Information; Confidentiality. (a) The Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries' properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its and its Subsidiaries' business, properties and personnel as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the letter agreement dated as of February 23, 2001, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

     (b) Subject to the Confidentiality Agreement, Parent shall provide to the Company, from time to time prior to the Effective Time or the termination of this Agreement, such information as the Company shall reasonably request to evaluate Parent and its business, financial condition, operations and prospects. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, the Company shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from Parent, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

                                       1-28

     (c) No investigation pursuant to this Section 5.04 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

     SECTION 5.05. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Option Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Option Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Option Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Option Agreement, the Merger or any of the other transactions contemplated by this Agreement and the Option Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Option Agreement, the Merger or any of the other transactions contemplated by this Agreement and the Option Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Option Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Option Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any significant assets or any significant portion of any business of Parent, the Company or the pharmaceutical business of Parent.

     SECTION 5.06. Stock Options. (a) Before the Closing, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding Stock Options granted under the Company's Amended and Restated Stock Plan, the Company's Amended and Restated 1985 Stock Option Plan, the Company's Amended and Restated Employee Stock Purchase Plan, the Company's Supplemental Employee Stock Purchase Plan, the Company's Nonstatutory Stock Option Plan, the SEQUUS Pharmaceuticals, Inc. 1987 Employee Stock Option Plan, the SEQUUS Pharmaceuticals, Inc. 1987 Consultant Stock Option Plan, the SEQUUS Pharmaceuticals, Inc. 1990 Director Stock Option Plan and the SEQUUS Pharmaceuticals, Inc. Equity Incentive Plan (collectively, the "Company Stock Plans"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Stock Option by the Exchange Ratio, at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such

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

     Stock Option divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Stock Option (each, as so adjusted, an "Adjusted Option"); provided that such exercise price shall be rounded up to the nearest whole cent; provided, further, that notwithstanding the foregoing, each right granted under the Company's Employee Stock Purchase Plan and the Company's Supplemental Employee Stock Purchase Plan (collectively, the "Purchase Plans") shall be adjusted in accordance with the provisions of Section 5.16(h); and

          (ii) make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

     (b) The adjustments provided herein with respect to any Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

     (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Stock Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time.

     (d) As soon as practicable (but in any event not more than three business days) after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options or any unsettled awards granted under the Company Stock Plans after the Effective Time, may remain outstanding.

     (e) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Stock Options and that such Stock Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger).

     (f) Except as otherwise contemplated by this Section 5.06 and except to the extent required under the respective terms of the Stock Options, all restrictions or limitations on transfer and vesting with respect to Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Stock Options after giving effect to the Merger and the assumption by Parent as set forth above.

     SECTION 5.07. Indemnification, Exculpation and Insurance; Company Grantor Trust. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company By-laws or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

     (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section
5.07. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in Section 5.07(a) or take such other action to insure that the ability of the Surviving

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

Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

     (c) For six years after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company's directors' and officers' liability insurance policy (a true and complete copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such directors and officers; provided further, however, that in satisfying its obligation under this Section 5.07(c) Parent shall not be obligated to pay aggregate premiums in excess of 200% of the amount paid by the Company in its last full fiscal year (which premiums are hereby represented and warranted by the Company to be $521,917.50), it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

     (d) Parent shall, from and after and contingent upon the occurrence of, the Effective Time, guarantee all liabilities of the Surviving Corporation for the performance of its obligations under the Executive Estate Protection Plan and the EEPP Trust Agreement. For so long as such obligation to guarantee remains in full force and effect, the Company agrees that without the consent of Parent it will not amend the EEPP Trust Agreement or make any contributions to the Trust created under the EEPP Trust Agreement.

     (e) The provisions of this Section 5.07 (i) are intended to be for the benefit of, and will be enforceable by, (x) each indemnified party, his or her heirs and his or her representatives and (y) each Participant and each Beneficiary (as such terms are defined in the EEPP Trust Agreement) and (ii) are in addition to, and not in substitution for, any other rights, including in the case of any indemnified party, to indemnification or contribution, that any such person may have by contract or otherwise.

     SECTION 5.08. Fees and Expenses. (a) Except as provided in paragraph (b) of this Section 5.08, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of (i) the costs and expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Form S-4 and (ii) the filing fees for the premerger notification and report forms under the HSR Act and any similar foreign antitrust laws.

     (b) In the event that (i) (A) this Agreement is terminated by Parent pursuant to Section 7.01(e) (if the Company Adverse Recommendation Change was made in response to a Superior Proposal) and (B) within 12 months after such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal or (ii) (A) a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) or
Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent a fee equal to $180,000,000 (the "Termination Fee") by wire transfer of same-day funds, on the date of the first to occur of the events referred to in clause (i)(B) or (ii)(C). For purposes of clauses (i)(B) and (ii)(C) of the immediately preceding sentence only, the term "Takeover Proposal" shall have the meaning assigned to such term in Section 4.02(a) except that all references to "15%" therein shall be deemed to be references to "30%".

     (c) The Company acknowledges and agrees that the agreements contained in
Section 5.08(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount

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

due pursuant to Section 5.08(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     SECTION 5.09. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Option Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Option Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.10. Affiliates. (a) As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all persons who are at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. The Company shall use its commercially reasonable efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

     (b) Parent shall use its commercially reasonable efforts to cause all persons who are, in Parent's reasonable judgment, "affiliates" of Parent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit B hereto.

     SECTION 5.11. Stock Exchange Listing. To the extent Parent does not issue treasury shares in the Merger which are already listed, Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Company shall use its commercially reasonable efforts to cause the shares of Company Common Stock issuable pursuant to the Option Agreement to be approved for listing on the NYSE as promptly as practicable after the date hereof, and in any event prior to the termination of this Agreement under circumstances where the Option granted under the Option Agreement is or may become exercisable by Parent.

     SECTION 5.12. Pooling of Interests. Each of the Company and Parent shall use its commercially reasonable efforts to cause the Merger to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of the Company's and Parent's independent public accountants, and by the SEC, respectively, and neither the Company nor Parent shall voluntarily take any action that would cause such accounting treatment not to be obtained.

     SECTION 5.13. Tax Treatment. Each of Parent and the Company shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 6.03(c), including by executing the letters of representation referred to therein and delivering such letters prior to (i) the filing of the Form S-4 with the SEC and (ii) the Closing.

     SECTION 5.14. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement or the Option Agreement, and no

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

such settlement shall be agreed to without Parent's prior consent, which consent shall not be unreasonably withheld or delayed.

     SECTION 5.15. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.01(w)) requested by Parent in order to render the rights (the "Rights") issued pursuant to the Rights Agreement to purchase Series RP Preferred Stock of the Company inapplicable to the Merger and the other transactions contemplated by this Agreement and the Option Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement and the Option Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, (a) amend the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal.

     SECTION 5.16. Employee Matters. (a) For a period ending not earlier than December 31, 2002, employees of the Company and its Subsidiaries who continue their employment after the Effective Time (the "Affected Employees") shall be provided base salary or hourly wage rates that are no less than those provided for such employees immediately prior to the Effective Time.

     (b) For a period ending not earlier than December 31, 2001, the Affected Employees shall receive employee benefits pursuant to the Benefit Plans listed on Section 5.16(b) of the Company Disclosure Schedule according to their terms as in effect immediately prior to the Effective Time. It is the intention of Parent that until at least December 31, 2002, the Affected Employees shall receive employee benefits pursuant to the Benefit Plans listed on Section 5.16(b) of the Company Disclosure Schedule according to their terms as in effect immediately prior to the Effective Time, unless there is a good business reason to change any such plan. In any event, from January 1, 2002 through December 31, 2002, the Affected Employees shall be provided employee benefits that are no less favorable in the aggregate than the benefits provided to such employees under the Benefit Plans listed on Section 5.16(b) of the Company Disclosure Schedule as in effect immediately prior to the Effective Time. The provisions of this Section 5.16(b) shall be subject to the provisions of Sections 5.06(a) and 5.16(i). Neither Parent nor the Surviving Corporation shall have any obligation to issue, or adopt any plans or arrangement providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements. Neither any plans or arrangements of the Company providing for such issuance, nor the Company's bonus leave program, shall be taken into account in determining whether employee benefits are no less favorable in the aggregate. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Surviving Corporation shall be required to continue the Company's bonus leave program following the Effective Time for any participants other than individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time. In the event that Parent and the Surviving Corporation discontinue the Company's bonus leave program after December 31, 2001, Parent agrees that it shall provide, or shall cause the Surviving Corporation to provide, to each participant in the Company's bonus leave program who as of December 31, 2001 (the "Bonus Credit Date") has earned partial service credit toward a paid bonus leave thereunder, either (x) a paid leave for the number of days equal to the product (rounded down to the nearest whole day) of the number of days of paid bonus leave that would have been provided under the Company's bonus leave program if the participant had accrued the full bonus leave as of the Bonus Credit Date, multiplied by a fraction, the numerator of which is the number of completed calendar months (with 15 or more calendar days of accrued service credit in any month being treated as a full completed calendar month) of service credit towards the paid bonus leave accrued through the Bonus Credit Date, and the denominator of which is 96, or (y) a payment in cash in an amount equal to the participant's annual base salary multiplied by a fraction, the numerator of which is the number of days determined under the immediately preceding clause (x) and the denominator of which is 365. Upon the termination of employment during the period after the Effective Time but prior to the Bonus Credit Date of any participant in the Company's bonus leave program, Parent shall pay or cause the Surviving Corporation to pay to such terminating employee

                                       1-33
the value of all service credit earned toward bonus leave, such value to be calculated in the same manner as set forth in the foregoing sentence.

     (c) With respect to any benefit plan for which Parent or its Subsidiaries file a Form 5500 and with respect to Parent's vacation program, Parent shall, and shall cause the Surviving Corporation to, recognize the service with the Company and its Subsidiaries prior to the Effective Time of Affected Employees for purposes of such plan or program; provided, however, that (i) Parent shall not be required to recognize such service under its short-term disability, retiree medical or retiree life insurance benefit plans, (ii) under Parent's defined benefit pension plan, such service shall be recognized for purposes of eligibility and vesting but not for benefit accrual purposes, (iii) no provision hereunder shall be construed to reduce the annual accrual under the Personal Time Off, or PTO, program of the Company and its Subsidiaries immediately prior to the Effective Time which such employee would be eligible to receive on or after the Effective Time and (iv) no provision hereunder shall be construed to require Parent or any of its Subsidiaries to provide any such benefit on or after the Effective Time.

     (d) Neither the Company nor any of its Subsidiaries shall take any action on or prior to the Effective Time to alter, change, modify or impair the terms and conditions of employment of any European-based employees without the prior written consent of Parent.

     (e) The Company and its Subsidiaries shall comply with all obligations to notify and consult with recognized employee representatives in connection with the transactions contemplated by this Agreement.

     (f) Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by Section 5.06 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement or the transactions contemplated hereby by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     (g) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

     (h) With respect to any welfare plan in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and its Subsidiaries prior to the Effective Time, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

     (i) Before the Closing, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Purchase Plans), shall adopt such resolutions or take such other actions as may be required to cause (i) no further contributions to be permitted to be made to the Purchase Plans following the Effective Time by any participant with respect to any outstanding enrollments in respect of the then-current offering periods under the Purchase Plans, (ii) as of the Effective Time, each outstanding right to purchase shares of Company Common Stock under the Purchase Plans to be converted into a right to purchase, on the same terms and conditions as were applicable under such right, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock for which such purchase right would otherwise have been exercisable determined as of the relevant grant date by the Exchange Ratio, at a purchase price per share equal to 85% of the lesser of (A) the fair market value of a share of Company Common Stock on the applicable Enrollment Date or Lower Price Enrollment Date (each as defined in the applicable Purchase Plan), divided by the Exchange Ratio and (B) the fair market value of a share of Parent Common Stock on the applicable Purchase Date (as defined in the applicable Purchase Plan) and (iii) immediately following the first Purchase Date that occurs following the Effective

                                       1-34

Time, each Purchase Plan and all then outstanding enrollments in respect of the then current offering period thereunder to be terminated.

     (j) Parent and the Company agree to implement the arrangements described in
Section 5.16(j) of the Company Disclosure Schedule.

     SECTION 5.17. Convertible Notes. (a) At the Effective Time, Parent shall enter into a supplemental indenture satisfying the requirements of Section 11.14 of the Indenture dated as of July 1, 1994, between the Company and The Chase Manhattan Bank, N.A., as trustee, relating to the Notes (the "Note Indenture"), and the Company shall use commercially reasonable efforts to cause such trustee to enter into such supplemental indenture. Parent, the Company, and, after the Effective Time, the Surviving Corporation shall take any other action required to be taken pursuant to the Note Indenture.

     (b) At the Effective Time, Parent shall enter into a supplemental indenture satisfying the requirements of Section 4.11 of the Indenture dated as of July 28, 2000, between the Company and The Chase Manhattan Bank and Trust Company, National Association, as Trustee, relating to the Debentures (the "Debenture Indenture"), and the Company shall use commercially reasonable efforts to cause such trustee to execute such supplemental indenture. Parent, the Company and, after the Effective Time, the Surviving Corporation shall take any other action required to be taken pursuant to the Debenture Indenture.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01.  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

          (b) NYSE Listing. The shares of Parent Common Stock issuable to the stockholders of the Company and to holders of Adjusted Options as contemplated by this Agreement and the shares of Parent Common Stock that may be issuable to holders of the Convertible Notes shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (c) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and the European Commission shall have issued a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) of the EC Merger Regulation) declaring the Merger compatible with the EC Common Market.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties has used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) Pooling Letters. Parent and the Company shall have received letters from Ernst & Young LLP and PricewaterhouseCoopers LLP, in each case dated as of the Closing Date and addressed to Parent and the Company, stating in substance the matters to be stated by Ernst & Young LLP and PricewaterhouseCoopers LLP, pursuant to Sections 5.02 and 5.03, respectively.

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

     SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.01(c) and 3.01(r) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (ii) the representations and warranties of the Company contained in Sections 3.01(g)(iv), 3.01(i)(y) and 3.01(v) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except further to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the reasonably expected benefits of the Merger to Parent and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except further to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein), individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Letters from Company Affiliates. Parent shall have received from each person named in the letter referred to in Section 5.10(a) an executed copy of an agreement substantially in the form of Exhibit B hereto.

          (d) No Governmental Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Merger Sub or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries of any material portion of any business or of any assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, or to compel the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to divest or hold separate any material portion of any business or of any assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as a result of the Merger, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries or (iv) otherwise having, or being reasonably expected to have, a Material Adverse Effect.

                                       1-36

     SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and except further to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein), individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (c) Tax Opinion. The Company shall have received from Heller Ehrman White & McAuliffe LLP, tax counsel to the Company, on the Closing Date, an opinion dated as of the Closing Date and stating that the Merger will be treated for United States Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such tax counsel of representation letters from each of the Company and Parent in the forms included as Sections 5.13(a) and 5.13(b), respectively, of the Company Disclosure Schedule.

     SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in
Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Option Agreement, as required by and subject to Section 5.05. None of Parent, Merger Sub or the Company may rely on the failure of the condition set forth in Section 6.01(f) to be satisfied if such failure was caused by the failure of an "affiliate" of such person for purposes of qualifying the Merger for pooling of interests accounting treatment (or, in the case of Merger Sub, an "affiliate" of Parent) to comply with the fourth paragraph of Exhibit B hereto.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder
Approval:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

             (i) if the Merger shall not have been consummated on or before December 31, 2001; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

                                       1-37

             (ii) if any Restraint having the effect set forth in Section 6.01(d) shall be in effect and shall have become final and nonappealable; or

             (iii) if the Stockholder Approval shall not have been obtained at the Stockholders' Meeting duly convened therefor or at any adjournment or postponement thereof;

          (c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and
     (B) is incapable of being cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent;

          (d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and
     (B) is incapable of being cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company; or

          (e) by Parent, in the event that a Company Adverse Recommendation Change shall have occurred.

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 3.01(s), Section 3.02(j), the last sentence of Sections 5.04(a) and (b), Section 5.08, this Section 7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by law requires further approval by the stockholders of the Company or the approval of the shareholders of Parent without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.05. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee or other designee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the

                                       1-38

Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent or Merger Sub, to:

       Johnson & Johnson
       One Johnson & Johnson Plaza
       New Brunswick, NJ 08933

        Telecopy No.: (732) 524-2788

        Attention: Office of General Counsel

     with a copy to:

       Cravath, Swaine & Moore
       Worldwide Plaza
       825 Eighth Avenue
       New York, NY 10019

        Telecopy No.: (212) 474-3700

        Attention: Robert I. Townsend, III, Esq.

     if to the Company, to:

       ALZA Corporation
       1900 Charleston Road
       Mountain View, CA 94043

        Telecopy No.: (650) 564-7848

        Attention: General Counsel

     with a copy to:

       Heller Ehrman White & McAuliffe LLP
       275 Middlefield Road
       Menlo Park, CA 94025

       Telecopy No.: (650) 324-0638
       Attention: Sarah A. O'Dowd, Esq.

     SECTION 8.03.  Definitions.  For purposes of this Agreement:

          (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "Knowledge" of any person that is not an individual means, with respect to any matter in question, the knowledge of such person's executive officers and other officers having primary responsibility for such matter;

          (c) "Material Adverse Change" or "Material Adverse Effect" means any change, effect, event, occurrence or state of facts (or any development or developments which individually or in the aggregate could reasonably be expected to result in any change or effect) that is materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect,

                                       1-39
     event, occurrence, state of facts or development (i) relating to the economy in general or (ii) relating to the industry in which the Company operates in general and not specifically relating to the Company;

          (d) "Parent Material Adverse Effect" or "Parent Material Adverse Change" means any change, effect, event, occurrence or state of facts (or any development or developments which individually or in the aggregate could reasonably be expected to result in any change or effect) that is materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence, state of facts or development (i) relating to the economy in general or (ii) relating to the industries in which Parent operates in general and not specifically relating to Parent;

          (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

          (f) a "Subsidiary" of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; provided, however, that in the case of the Company, the term "Subsidiary" shall not include P/A Charleston Road, LLC.

     SECTION 8.04. Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     (b) Any matter disclosed in any section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall be deemed disclosed for all purposes and all sections of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, to the extent that it is readily apparent on the face of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, that such matter is relevant to another section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be.

     SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Option Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Option Agreement and the Confidentiality Agreement and (b) except for the

                                       1-40
provisions of Article II and Section 5.07, are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.09. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

     SECTION 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                                       1-41

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          JOHNSON & JOHNSON,

                                          by /s/ R. S. LARSON
                                            ------------------------------------
                                             Name: R. S. Larson
                                             Title: Chairman and Chief Executive
                                             Officer

                                          EXPRESS MERGER SUB INC.,

                                          by /s/ JAMES R. HILTON
                                            ------------------------------------
                                             Name: James R. Hilton
                                             Title: President

                                          ALZA CORPORATION,

                                          by /s/ ERNEST MARIO
                                            ------------------------------------
                                             Name: Ernest Mario
                                             Title: Chairman and Chief Executive
                                             Officer

                                       1-42

                                                                         ANNEX I
                                                         TO THE MERGER AGREEMENT

                             INDEX OF DEFINED TERMS

TERM
----
Actions.....................................................  Section 4.01(d)
Adjusted Option.............................................  Section 5.06
Affected Employee...........................................  Section 5.16(a)
Affiliate...................................................  Section 8.03(a)
Agreement...................................................  Preamble
Article 10..................................................  Section 3.01(r)
Benefit Agreements..........................................  Section 3.01(g)
Benefit Plans...............................................  Section 3.01(k)
Bonus Credit Date...........................................  Section 5.16(b)
Certificate.................................................  Section 2.01(c)
Certificate of Merger.......................................  Section 1.03
Closing.....................................................  Section 1.02
Closing Date................................................  Section 1.02
Code........................................................  Preamble
Commonly Controlled Entity..................................  Section 3.01(k)
Company.....................................................  Preamble
Company Adverse Recommendation Change.......................  Section 4.02(b)
Company By-laws.............................................  Section 3.01(a)
Company Certificate.........................................  Section 3.01(a)
Company Common Stock........................................  Preamble
Company Disclosure Schedule.................................  Section 3.01
Company Preferred Stock.....................................  Section 3.01(c)
Company SEC Documents.......................................  Section 3.01(e)
Company Stock Plans.........................................  Section 5.06(a)
Confidentiality Agreement...................................  Section 5.04(a)
Convertible Notes...........................................  Section 3.01(c)
Debentures..................................................  Section 3.01(c)
Debenture Indenture.........................................  Section 5.17(b)
DGCL........................................................  Section 1.01
EC Merger Regulation........................................  Section 3.01(d)
Effective Time..............................................  Section 1.03
Environmental Laws..........................................  Section 3.01(j)
EEPP Trust Agreement........................................  Section 3.01(y)
ERISA.......................................................  Section 3.01(l)
Exchange Act................................................  Section 3.01(d)
Exchange Agent..............................................  Section 2.02(a)
Exchange Fund...............................................  Section 2.02(a)
Exchange Ratio..............................................  Section 2.01(c)
FDA.........................................................  Section 3.01(j)
FDCA........................................................  Section 3.01(j)
Filed Company SEC Documents.................................  Section 3.01(e)
Filed Parent SEC Documents..................................  Section 3.02
Form S-4....................................................  Section 3.01(f)
GAAP........................................................  Section 3.01(e)
Governmental Entity.........................................  Section 3.01(d)
Hazardous Materials.........................................  Section 3.01(j)
HSR Act.....................................................  Section 3.01(d)

                                       1-43

TERM
----
Intellectual Property Rights................................  Section 3.01(p)
IRS.........................................................  Section 3.01(l)
Key Employee................................................  Section 3.01(g)
Knowledge...................................................  Section 8.03(b)
Legal Provisions............................................  Section 3.01(j)
Liens.......................................................  Section 3.01(b)
Listed Products.............................................  Section 3.01(v)
Material Adverse Change.....................................  Section 8.03(c)
Material Adverse Effect.....................................  Section 8.03(c)
Merger......................................................  Preamble
Merger Consideration........................................  Section 2.01(c)
Merger Sub..................................................  Preamble
Notes.......................................................  Section 3.01(c)
Note Indenture..............................................  Section 5.17(a)
Notice of Adverse Recommendation............................  Section 4.02(b)
NYSE........................................................  Section 2.02(e)
Option......................................................  Preamble
Option Agreement............................................  Preamble
Parachute Gross Up Payment..................................  Section 3.01(m)
Parent......................................................  Preamble
Parent Common Stock.........................................  Preamble
Parent Disclosure Schedule..................................  Section 3.02
Parent Material Adverse Change..............................  Section 8.03(d)
Parent Material Adverse Effect..............................  Section 8.03(d)
Parent Preferred Stock......................................  Section 3.01(k)
Parent SEC Documents........................................  Section 3.02(c)
Pension Plan................................................  Section 3.01(l)
Permits.....................................................  Section 3.01(j)
person......................................................  Section 8.03(e)
Pharmaceutical Product......................................  Section 3.01(x)
Post-Signing Returns........................................  Section 4.01(d)
Proxy Statement.............................................  Section 3.01(d)
Purchase Plans..............................................  Section 5.06(a)
Representatives.............................................  Section 4.02(a)
Release.....................................................  Section 3.01(j)
Restraints..................................................  Section 6.01(d)
Rights......................................................  Section 5.15
Rights Agreement............................................  Section 3.01(w)
SEC.........................................................  Section 3.01(d)
Section 10..................................................  Section 3.10(r)
Section 203.................................................  Section 3.10(r)
Securities Act..............................................  Section 3.01(e)
Stockholder Approval........................................  Section 3.01(q)
Stockholders' Meeting.......................................  Section 5.01(b)
Stock Options...............................................  Section 3.01(c)
Subsidiary..................................................  Section 8.03(f)
Superior Proposal...........................................  Section 4.02(a)
Surviving Corporation.......................................  Section 1.01
Takeover Proposal...........................................  Section 4.02(a)
taxes.......................................................  Section 3.01(n)
Termination Fee.............................................  Section 5.08(b)

                                       1-44

                                                                       EXHIBIT A
                                                         TO THE MERGER AGREEMENT

       FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

     First: The name of the corporation (hereinafter called the "Corporation") is ALZA Corporation.

     Second: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

     Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     Fourth: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

     Fifth: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

     Sixth: To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     Seventh: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time such repeal or modification with respect to any matter occurring prior to such repeal or modification.

     Eighth: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                                       1-45

                                                                       EXHIBIT B
                                                         TO THE MERGER AGREEMENT

                            FORM OF AFFILIATE LETTER

Dear Sirs:

     The undersigned, a holder of shares of common stock, par value $0.005 per share ("Company Common Stock"), of ALZA Corporation, a Delaware corporation (the "Company"), acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC") and may be deemed an "affiliate" of the Company for purposes of qualifying the Merger (as defined below) for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein should be construed as an admission of either such fact. Pursuant to the terms of the Agreement and Plan of Merger dated as of March 26, 2001, among Johnson & Johnson, a New Jersey corporation ("Parent"), Express Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger"), and in connection with the Merger, the undersigned is entitled to receive common stock, par value $1.00 per share ("Parent Common Stock"), of Parent.

     If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Common Stock by the undersigned.

     The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the shares of Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

     The undersigned hereby further represents to and covenants with Parent that the undersigned has not, within the 30 days prior to the Closing Date, sold, transferred or otherwise disposed of any shares of Company Common Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any Parent Common Stock received by the undersigned in connection with the Merger until after such time as results covering at least 30 days of post-Merger combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations (the "Pooling Restricted Period"), except as would not otherwise reasonably be expected to adversely affect the qualification of the Merger as a pooling of interests.

     Notwithstanding anything to the contrary contained in the immediately preceding paragraph, the undesigned will be permitted, during the Pooling Restricted Period, (i) to sell, exchange, transfer, pledge or otherwise dispose of or grant any option, establish any "short" or "put"-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended to have the effect, directly or indirectly, of reducing the undersigned's risk relative to any shares of Company Common Stock

                                       1-46
or Parent Common Stock received by the undersigned in connection with the Merger (a "Transfer") equal to the lesser of (A) 10% of the Company Common Stock, or equivalent post-Merger Parent Common Stock, owned by the undersigned and (B) the undersigned's pro rata portion of 1% of the total number of outstanding shares of Company Common Stock, or equivalent post-merger Parent Common Stock, owned by the undersigned and all other stockholders of the Company (in each of clause (A) and (B) above as measured as of the date of such Transfer and subject to confirmation of such calculation by Parent), and (ii) to make bona fide charitable contributions of gifts of such securities; provided, however, that the transferee(s) of such charitable contributions or gifts agree(s) in writing to hold such securities during the Pooling Restricted Period.

     In the event of a sale or other disposition by the undersigned of the shares of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the shares of Parent Common Stock sold as indicated in such letter.

     Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of the shares of Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

     The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

     There will be placed on the certificates for Parent Common Stock issued to the undersigned in connection with the Merger, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred (i) until such time as Johnson & Johnson shall have published financial results covering at least 30 days of combined operations after the Effective Time and (ii) except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that certificates with the legend set forth above will be substituted by delivery of certificates without such legends if
(i) one year shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(c)(2) are then available, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available or (iii) Parent has received either a written opinion of counsel, which opinion of counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the SEC, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned.

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                          Very truly yours,
Dated:

                                       1-47

                                                                         ANNEX I
                                                                    TO EXHIBIT B

[Name]                                                                    [Date]

     On             , the undersigned sold the securities of Johnson & Johnson
("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of Express Merger Sub Inc., a Delaware corporation, with and into ALZA Corporation, a Delaware corporation.

     Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in
Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

            [Space to be provided for description of the Securities]

                                       1-48

                                                                         ANNEX 2

                              STOCK OPTION AGREEMENT dated as of March 26, 2001
                         (this "Agreement"), by and between ALZA Corporation, a Delaware corporation ("Issuer"), and Johnson & Johnson, a New Jersey corporation ("Grantee").

                                    RECITALS

     A. Grantee, Express Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Grantee ("Sub"), and Issuer have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into Issuer, with Issuer as the surviving corporation in the Merger and becoming a wholly owned Subsidiary of Grantee; and

     B. As a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

     1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 47,466,356 shares (as such number may be adjusted pursuant to Section 6, the "Option Shares") of common stock, par value $0.005 per share, of Issuer (the "Issuer Common Stock") at a purchase price of $41.84 per Option Share (as such price may be adjusted pursuant to Section 6, the "Purchase Price") provided, however, that in no event may the number of Option Shares exceed 19.9% of the issued and outstanding shares of Issuer Common Stock at the time of exercise without giving effect to the issuance of Option Shares.

     2. Exercise of Option. (a) Subject to the provisions of Section 2(c), Grantee may exercise the Option, with respect to any or all of the Option Shares, at any time or times after the occurrence of any event as a result of which Grantee is entitled to receive the Termination Fee pursuant to Section 5.08(b) of the Merger Agreement (a "Purchase Event"); provided, however, that
(i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 12 months after the first occurrence of a Purchase Event, and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless, in the case of clause (C), Grantee has the right to receive the Termination Fee following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) 10 business days following the time such Termination Fee becomes payable and (y) the expiration of the period in which Grantee has such right to receive the Termination Fee, and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders, notifications, filings or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares to Grantee violate any law or regulation to which Issuer is subject (the "Regulatory Approvals"). Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

     (b) In the event that Grantee is entitled to and wishes to exercise the Option, Grantee shall send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect, which Exercise Notice shall specify the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined below) pursuant to Section 6(c), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to
                                       2-1
purchase pursuant to this Section 2(b) and a date (an "Option Closing Date"), which, subject to the following sentence, shall not be earlier than three business days nor later than 10 business days from the Notice Date for the closing of such purchase (an "Option Closing"). Any Option Closing shall be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with clause (ii) of the proviso to the first sentence of Section 2(a).

     (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Issuer agrees to use its commercially reasonable efforts to assist Grantee in seeking the Regulatory Approvals.

     In the event (i) Grantee receives notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or
(ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 6(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

     3. Payment and Delivery of Certificates. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

     (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all Liens. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued any securities similar to rights under a stockholder rights plan, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any such stockholder rights plan then in effect.

     (c) Certificates representing the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF MARCH 26, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF ALZA CORPORATION, AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act

                                       2-2
and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

     Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon an exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issuable pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all Liens, including without limitation any preemptive rights of any stockholder of Issuer.

     5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

     Purchase Not for Distribution. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

     6. Adjustment upon Changes in Capitalization, Etc. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)) or if the number of outstanding shares of Issuer Common Stock is reduced, the number of shares of Issuer Common Stock subject to the Option will be adjusted so that, after such issuance or reduction, it equals the same percentage of the aggregate number of shares of Issuer Common Stock issued and outstanding after giving effect to such issuance or reduction as immediately prior to such issuance or reduction, in each case without giving effect to any shares subject to the Option.

     (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option will, upon the consummation of any such
                                       2-3
transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised in full with respect to all Option Shares then purchasable immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable, and make any other necessary adjustments.

     (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price, for the 10 trading days commencing on the 12th trading day immediately preceding the Notice Date, per share of Issuer Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape (or, if not listed on the NYSE, as reported on any other national securities exchange or national securities quotation system on which the Issuer Common Stock is listed or quoted, as reported in The Wall Street Journal (Northeast edition), or, if not reported therein, as reported in any other authoritative source) (the "Closing Price") and (ii) the Purchase Price. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if Grantee has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

     7. Profit Limitations. (a) Notwithstanding any other provision of this Agreement, in no event shall the Total Option Profit (as defined below) exceed in the aggregate $180,000,000 (such amount, the "Profit Limit") and, if any payment to be made to Grantee otherwise would cause the Profit Limit to be exceeded, Grantee, at its election and in its sole discretion, shall (i) reduce the number of shares of Issuer Common Stock subject to the Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer or (iv) take any combination of the foregoing actions, so that the Total Option Profit shall not exceed the Profit Limit after taking into account all the foregoing actions taken by Grantee.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of shares of Issuer Common Stock as would, as of the date of exercise, result in a Notional Total Option Profit (as defined below) that would exceed in the aggregate the Profit Limit and, if the Notional Total Option Profit otherwise would exceed such amount, Grantee, at its election and in its sole discretion, shall on or prior to the date of exercise (i) reduce the number of shares of Issuer Common Stock subject to such exercise, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer or (iv) take any combination of the foregoing actions, so that the Notional Total Option Profit shall not exceed the Profit Limit after taking into account all the foregoing actions taken by Grantee, provided that this paragraph (b) shall not be construed as to restrict any exercise of the Option that is not prohibited hereby on any subsequent date.

     (c) As used herein, the term "Total Option Profit" shall mean the aggregate amount (before taxes) of the following: (i) any amount received by Grantee pursuant to the Cash-Out Right and (ii)(x) the net consideration, if any, received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, valuing any non-cash consideration at its fair market value (as defined below), less (y) the aggregate Purchase Price and any cash paid by Grantee to Issuer pursuant to Section 7(a)(iii) or Section 7(b)(iii), as the case may be.

     (d) As used herein, the term "Notional Total Option Profit" with respect to any number of shares of Issuer Common Stock as to which Grantee may propose to exercise the Option shall be the aggregate of (i) the Total Option Profit determined under paragraph (c) above with respect to prior exercises of the Option and (ii) Total Option Profit determined under paragraph (c) above with respect to (x) such number of shares of Issuer Common Stock as to which Grantee proposes to exercise the Option and

                                       2-4

(y) all other shares of Issuer Common Stock held by Grantee and its Affiliates as of such date that were acquired by Grantee or its Affiliates pursuant to a prior exercise of the Option, assuming that all such shares were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions or underwriting discounts).

     (e) As used herein, the "fair market value" of any non-cash consideration consisting of:

          (i) securities listed on a national securities exchange or traded on The Nasdaq National Market ("Nasdaq") shall be equal to the average closing price per share of such security as reported on such exchange or Nasdaq for the five trading days after the date of determination; and

          (ii) consideration which is other than cash or securities of the form specified in clause (i) above shall be agreed upon in good faith by the parties or, in the absence of such agreement, determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within five business days of the event requiring selection of such banking firm, provided that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one investment banking firm, and those firms shall select a third nationally recognized independent investment banking firm, which third firm shall make such determination.

     8. Registration Rights. Issuer will, if requested by Grantee at any time and from time to time within two years of the exercise of the Option, as promptly as practicable (but in no event later than 90 days after receipt of such request) prepare and file up to three registration statements ("demand registration statements") under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer will use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee agrees to use its commercially reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 5% of the then-outstanding voting power of Issuer. Issuer will use its commercially reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 150 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 90 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, will be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this
Section 8, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration (a "Piggyback Registration"), and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer will include only that portion of the shares requested to be included therein by Grantee that may, in the written opinion of the managing underwriters, be included therein without adversely affecting the success of the
                                       2-5
offering. In connection with any registration pursuant to this Section 8, Issuer and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Issuer may wit hdraw any Piggyback Registration without the consent of Grantee.

     9. Transfers. Shares of Issuer Common Stock acquired by Grantee pursuant to an exercise of the Option may not be sold, assigned, transferred, or otherwise disposed of except (i) in an underwritten public offering as provided in Section 8 or (ii) to any purchaser or transferee who would not, to the knowledge of Grantee after reasonable inquiry, immediately following such sale, assignment, transfer or disposal, beneficially own more than 5% of the then-outstanding voting power of the Issuer; provided, however, that Grantee shall be permitted to sell any shares of Issuer Common Stock acquired pursuant to an exercise of the Option if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Board of Directors of Issuer (which majority shall include a majority of directors who were directors as of the date hereof).

     10. Listing. If the Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or approved for quotation on any national securities quotation system), Issuer, upon the request of Grantee, shall promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE (or any such other national securities exchange or file an application to have approved for quotation on any such national securities quotation system) and will use its commercially reasonable efforts to obtain approval of such listing (or quotation) as promptly as practicable.

     11. Loss or Mutilation. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

     12. Miscellaneous. (a) Expenses. Except as otherwise provided in this Agreement or in the Merger Agreement, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

     (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

     (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

     (d) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) except as provided in Section 8.06 of the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

     (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     (f) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be sent in the manner and to the addresses set forth in the Merger Agreement.

     (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other, except that Grantee may assign, in its
                                       2-6
sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Grantee, but no such assignment shall relieve Grantee of any of its obligations hereunder. Any assignment or delegation in violation of the preceding sentence shall be void. Subject to the first and second sentences of this Section 12(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (i) Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court located in the State of Delaware, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any state court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a state court located in the State of Delaware.

     (j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     (k) Defined Terms. All terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                                       2-7

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          ALZA CORPORATION,

                                          by /s/ ERNEST MARIO
                                            ------------------------------------
                                             Name: Ernest Mario
                                             Title: Chairman and Chief Executive
                                             Officer

                                          JOHNSON & JOHNSON,

                                          by /s/ R. S. LARSEN
                                            ------------------------------------
                                             Name: R. S. Larsen
                                             Title: Chairman and Chief Executive
                                             Officer

                                       2-8

                                                                         ANNEX 3

[JPMORGAN LOGO]


                                                                  March 26, 2001


The Board of Directors
ALZA Corporation
1900 Charleston Road
Mountain View, CA 94043

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.005 per share (the "Company Common Stock"), of ALZA Corporation (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary of Johnson & Johnson (the "Merger Partner"). Pursuant to an Agreement and Plan of Merger (the "Agreement"), among the Company, the Merger Partner and a subsidiary of the Merger Partner, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner, will be converted into the right to receive .49 shares (the "Exchange Ratio") of the Merger Partner's common stock, par value $1.00 per share (the "Merger Partner Common Stock").

     In arriving at our opinion, we have (i) reviewed a draft of the Agreement dated March 26, 2001; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecast prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry. We did not receive any forecast from the Merger Partner as to its projected financial performance other than guidance that we could rely on consensus research analyst earnings estimates for year 2001.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any

                                       3-1
responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes and be accounted for as a pooling of interests under United States generally accepted accounting principles, and that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

     We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. In the past, we have acted as financial advisor to the Company and we and our affiliates have also provided financial advisory and financing services to the Merger Partner, and may continue to do so and have received, and may receive, fees for such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities. As of March 23, 2001, we and our affiliates held approximately 5.8% of the outstanding shares of Company Common Stock primarily for the account of customers.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of the Company Common Stock.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

                                          Very truly yours,

                                          CHASE SECURITIES INC.

                                       3-2

                                                                         ANNEX 4

[MERRILL LYNCH LOGO]


                                                             March 26, 2001


Board of Directors
ALZA Corporation
1900 Charleston Road
P.O. Box 7210
Mountain View, CA 94039

Members of the Board of Directors:

     ALZA Corporation (the "Company"), Johnson & Johnson (the "Acquiror") and Express Merger Sub Inc., a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which the Acquisition Sub will be merged with the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $.005 per share (the "Company Shares"), will be converted into the right to receive 0.49 shares (the "Exchange Ratio") of the common stock of the Acquiror, par value $1.00 per share (the "Acquiror Shares").

     You have asked us whether, in our opinion, the Exchange Ratio to be received by holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

     In arriving at the opinion set forth below, we have, among other things:

     1. Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

     2. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

     3. Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their business and prospects before giving effect to the Merger (and, in the case of the prospects of the Acquiror, the Acquiror instructed Merrill Lynch to rely on public analysts' estimates as the most reasonable estimates for the future operating performance of the Acquiror);

     4. Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     5. Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     6. Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

     7. Reviewed the potential pro forma impact of the Merger;

     8. Reviewed a draft dated March 26, 2001 of the Agreement; and

     9. Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

                                       4-1

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company and the financial forecast guidance furnished to us by the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                     INCORPORATED

                                       4-2

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The New Jersey Business Corporation Act (the "NJBCA") provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided, that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     The registrant's restated certificate of incorporation provides that, to the full extent that the laws of the State of New Jersey permit the limitation or elimination of the liability of directors or officers, no director or officer of the registrant shall be personally liable to the registrant or its stockholders for damages for breach of any duty owed to the registrant or its stockholders.

     The by-laws of the registrant provide that to the full extent permitted by the laws of the State of New Jersey, the registrant shall indemnify any person (an "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the registrant to procure a judgment in its favor) (a "Proceeding"), or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of the registrant or, while serving as a director or officer of the registrant, is or was at the request of the registrant also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding, provided that, there shall be no indemnification under such by-laws with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the registrant has given its prior consent to such settlement or disposition. The right of indemnification created by the by-laws shall be a contract right enforceable by an Indemnitee against the registrant, and it shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled. The indemnification provisions of the by-laws shall inure to the benefit of the heirs and legal representatives of an Indemnitee and shall be applicable to Proceedings commenced or continuing after the adoption of the by-laws, whether arising from acts or omissions occurring before or after such adoption. No amendment, alteration, change, addition or repeal of or to the by-laws shall deprive any Indemnitee of any rights under the by-laws with respect to any act or omission of such Indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

     The registrant enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that the registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the NJBCA, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, the registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending, or completed claim, action, suit, or proceeding by reason of the fact that they were, are, shall be, or shall have been a director or officer of the registrant, or are or were serving, shall serve, or shall have served, at the request of the registrant, as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index.

     (b) Not applicable.

     (c) Not applicable.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Brunswick, New Jersey on the 14th day of May, 2001.


                                          JOHNSON & JOHNSON,


                                          By: /s/ M.H. ULLMANN

                                            ------------------------------------

                                              Name: M.H. Ullmann


                                              Title: Secretary



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                     TITLE                         DATE
                ---------                                     -----                         ----
*                                           Chairman, Board of Directors; Chief         May 14, 2001
------------------------------------------    Executive Officer and Chairman,
(R. S. Larsen)                                Executive Committee (Principal Executive
                                              Officer)

*                                           Member, Executive Committee; Vice           May 14, 2001
------------------------------------------    President, Finance (Principal Financial
(R. J. Darretta)                              Officer)

*                                           Controller (Principal Accounting Officer)   May 14, 2001
------------------------------------------
(C. E. Lockett)

                                            Director
------------------------------------------
(G. N. Burrow)

*                                           Director                                    May 14, 2001
------------------------------------------
(J. G. Cooney)

*                                           Director                                    May 14, 2001
------------------------------------------
(J. G. Cullen)

*                                           Director                                    May 14, 2001
------------------------------------------
(M. J. Folkman)

*                                           Director                                    May 14, 2001
------------------------------------------
(A. D. Jordan)

*                                           Director                                    May 14, 2001
------------------------------------------
(A. G. Langbo)

*                                           Director                                    May 14, 2001
------------------------------------------
(J. T. Lenehan)

*                                           Director                                    May 14, 2001
------------------------------------------
(J. S. Mayo)

                SIGNATURE                                     TITLE                         DATE
                ---------                                     -----                         ----

*                                           Director                                    May 14, 2001
------------------------------------------
(L. F. Mullin)

*                                           Director                                    May 14, 2001
------------------------------------------
(H. B. Schacht)

*                                           Director                                    May 14, 2001
------------------------------------------
(M. F. Singer)

*                                           Director                                    May 14, 2001
------------------------------------------
(J. W. Snow)

*                                           Director                                    May 14, 2001
------------------------------------------
(W. C. Weldon)

*                                           Director                                    May 14, 2001
------------------------------------------
(R. N. Wilson)

By: /s/ M.H. ULLMANN
-----------------------------------------
    Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBITS
--------
    2.1     Agreement and Plan of Merger dated as of March 26, 2001,
            among Johnson & Johnson, Express Merger Sub Inc. and ALZA
            Corporation (included as Annex 1 to the proxy
            statement/prospectus which is a part of this Registration
            Statement).
    4.1*    Provisions of the Restated Certificate of Incorporation of
            Johnson & Johnson dated May 21, 1996, that define the rights of security holders of Johnson & Johnson (incorporated by
            reference to Exhibit 3(a)(iii) to Johnson & Johnson's Annual
            Report on Form 10-K for the year ended December 29, 1996).
    4.2*    Provisions of the By-laws of Johnson & Johnson, as amended effective April 23, 1999, that define the rights of security holders of Johnson & Johnson (incorporated by reference to
            Exhibit 3 to Johnson & Johnson's Quarterly Report on Form
            10-Q for the quarterly period ended July 4, 1999).
    5.1**   Opinion of Joseph S. Orban, Esq., Associate General Counsel
            of Johnson & Johnson, regarding the legality of the
            securities being issued.
    8.1     Opinion of Heller Ehrman White & McAuliffe LLP regarding
            certain tax matters.
   23.1     Consent of PricewaterhouseCoopers LLP.
   23.2     Consent of Ernst & Young LLP, Independent Auditors.
   23.3**   Consent of Joseph S. Orban, Esq., Associate General Counsel
            of Johnson & Johnson (included in Exhibit 5.1).
   23.4     Consent of Heller Ehrman White & McAuliffe LLP (included in
            Exhibit 8.1).
   23.5     Consent of J.P. Morgan Securities Inc., formerly known as
            Chase Securities Inc.
   23.6     Consent of Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.
   24.1***  Power of Attorney.
   99.1     Proxy Card of ALZA Corporation.
   99.2     Stock Option Agreement dated as of March 26, 2001, between
            Johnson & Johnson and ALZA Corporation (included as Annex 2 to the proxy statement/prospectus which is a part of this
            Registration Statement).


---------------
  * Incorporated by reference.


 ** Previously filed as an exhibit to this Registration Statement.



***Previously included on the signature page to this Registration Statement.